UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Ingredion Incorporated

(Name of Registrant as Specified In Its Charter)

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Notice of 2022 Annual Meeting and Proxy Statement

May 20, 2022	Virtual Meeting Site:
9:00 A.M. Central Daylight Time	www.virtualshareholdermeeting.com/INGR2022
Physical Meeting Site:
The Westin Chicago Lombard, 70 Yorktown Center, Lombard, Illinois 60148

Letter from our President and CEO

5 Westbrook Corporate Center Westchester, Illinois 60154

April 7, 2022

Dear Fellow Stockholders:

It is my pleasure to invite you to Ingredion Incorporated’s 2022 Annual Meeting of Stockholders on May 20,
2022, at 9:00 a.m., Central Daylight Time. Due to the ongoing public health concerns regarding the coronavirus (COVID-19) pandemic, and in the interest of the health and well-being of our employees, stockholders, and other meeting participants, we have decided to hold this year’s annual meeting as a
“hybrid” meeting. Under this format, we will host the meeting in person at The Westin Chicago Lombard, 70
Yorktown Center, Lombard, Illinois 60148, and also online to enable remote participation, including voting, via the Internet. Accordingly, you will be able to attend the 2022 meeting virtually via the Internet by visiting www.virtualshareholdermeeting.com/INGR2022, where you will be able to listen to the virtual meeting live, submit questions and vote online. We remain committed to ensuring that our stockholders participating remotely will have the same rights and opportunities to participate as they would if they attended in person.

Given the ongoing public health and safety concerns related to COVID-19, we ask that each stockholder weigh the relative personal benefits of in-person attendance at the annual meeting versus being able to take advantage of the ability to attend the meeting via the Internet. If you elect to attend the annual meeting in person, you will need to follow any masking and social distancing requirements of the venue at which the meeting will be held or you will not be able to attend in person. In addition, we ask that you follow all recommended guidance, mandates, and applicable executive orders from federal and state authorities, particularly as they relate to social distancing and attendance at public gatherings. We will monitor any further developments with COVID-19 and its potential impact on the annual meeting. If we determine that it is not advisable to hold the in-person option for the annual meeting, we will promptly announce information about changes to the annual meeting.

This year’s stockholders Q&A session will include questions submitted both live and in advance. You may submit a question in advance of the virtual meeting at www.proxyvote.com after logging in with the control number found next to the label for postal mail recipients or within the body of the e-mail sending you the proxy statement. Live questions may be submitted online in accordance with the instructions provided during the virtual annual meeting through www.virtualshareholdermeeting.com/INGR2022 and in person in accordance with the instructions provided at the meeting site. Shortly after the annual meeting, we will post on our Investor
Relations website the questions submitted in accordance with the meeting rules of conduct and procedures and the associated answers. Similar questions on the same topic may be answered as a group.

As in previous years, we will furnish proxy materials to our stockholders primarily through the Internet. On
April 7, 2022, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials. This
notice contains instructions on how to access our proxy statement and 2021 Annual Report to Stockholders and how to submit your proxy or voting instructions online. The proxy statement contains instructions on how you can request a paper or e-mail copy of the proxy statement and annual report, if you received only a notice by mail, and how you can elect to receive your proxy statement and annual report by e-mail, if you received them by mail. Stockholders who have previously elected delivery of our proxy materials electronically will receive an e-mail with instructions on how to access these materials electronically.
Stockholders who have previously elected to receive a paper copy of our proxy materials will receive a full paper set of these materials by mail.

Your vote is important, whether or not you plan to attend the annual meeting, and we encourage you to vote promptly. You may submit your proxy or voting instructions on the Internet or via a toll-free telephone number.
Alternatively, if you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. Instructions regarding all three methods of submitting your proxy or voting instructions are contained in the accompanying proxy statement and the proxy card. If you hold your shares through a bank, broker, or other holder of record, you may submit your voting instructions in accordance with your voting instruction form or notice provided by the record holder.

Thank you for your support and continued interest in Ingredion.

Sincerely,

James P. Zallie President and Chief Executive Officer

INGREDION INCORPORATED	2022 PROXY STATEMENT

Ingredion Incorporated 5 Westbrook Corporate Center Westchester, Illinois 60154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We are pleased to invite you to attend the 2022 Annual Meeting of Stockholders of Ingredion Incorporated (the “Company”) to be held on Friday, May 20, 2022, at 9:00 a.m., Central Daylight Time, at The Westin Chicago Lombard, 70 Yorktown Center, Lombard Illinois 60148. As the annual meeting will be a “hybrid meeting,” stockholders also will have the ability to attend the annual meeting remotely by visiting www.virtualshareholdermeeting.com/INGR2022. Stockholders will be able to vote and pose questions regardless of how they may choose to attend the meeting. We will monitor any further developments with COVID-19 and its potential impact on the annual meeting. If we determine that it is not advisable to hold the in-person option for the annual meeting, we will promptly announce information about changes to the annual meeting.

The annual meeting will be held for the following purposes:

•	to elect to the Board of Directors the 11 director nominees who are named in the accompanying proxy statement, to each serve as directors for a term of one year;

•	to approve, by advisory vote, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement;

•	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022; and

•	to transact other business, if any, that is properly brought before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 24, 2022, which is the record date for the annual meeting, will be entitled to vote at the meeting and at any adjournment or postponement of the meeting.

A list of the stockholders entitled to vote at the meeting will be open to examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the Company’s offices at 5 Westbrook Corporate Center, Westchester, Illinois 60154. In addition, the list will be available to any stockholder for examination online during the annual meeting. To access the list during the annual meeting, please visit www.virtualshareholdermeeting.com/INGR2022 and enter the 16-digit control number contained on your notice of availability of proxy materials, e-mail notification, voting instruction form or proxy card.

The proxy statement, our annual report to stockholders, and the proxy are first being made available to stockholders on or about April 7, 2022.

Your vote is important. Whether or not you expect to attend the annual meeting via the Internet or in person, please ensure that your vote will be counted by submitting your proxy or voting instructions on the Internet or by using the toll-free telephone number, as described in the accompanying materials. Alternatively, if you received a copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. If you hold your shares through a bank, broker, or other holder of record, you may submit your voting instructions in accordance with your voting instruction form or notice provided by the record holder.

By order of the Board of Directors,

Tanya Jaeger de Foras

Senior Vice President, Chief Legal Officer,

Corporate Secretary, and Chief Compliance Officer

April 7, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING

TO BE HELD ON MAY 20, 2022

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

ATTENDING THE 2022 ANNUAL MEETING

VIA THE INTERNET

The annual meeting will be held online and in person. You will be able to access the meeting remotely at www.virtualshareholdermeeting.com/INGR2022 using a 16-digit control number.

•	If you received in the mail a notice of availability of the proxy materials electronically on the Internet, your 16-digit control number will be contained in your notice.

•

If your Ingredion shares are registered in your name and you received an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website, your 16-digit control number will be contained in your e-mail notification.

•

If your Ingredion shares are held in a bank or brokerage account, your 16-digit control number will be contained on the voting instruction form provided by your bank or broker. If you do not receive a voting instruction form with this control number, please contact your bank or broker.

•	If your Ingredion shares are registered in your name and you received proxy materials by mail, your 16-digit control number will be contained in your proxy card.

We encourage you to access the virtual annual meeting before the start time of 9:00 a.m., Central Daylight Time, on May 20, 2022. Please allow ample time for online check-in, which will begin at 8:45 a.m., Central Daylight Time, on May 20, 2022. Although optional, you will be asked to enter your e-mail address and name, in addition to the 16-digit control number. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time or experience difficulty submitting questions during the meeting, please call (844) 986-0822 (U.S.) or (303) 562-9302 (International) for assistance.

If you do not have a 16-digit control number, you may still attend the annual meeting as a guest in listen-only mode. To attend as a guest, please visit www.virtualshareholdermeeting.com/INGR2022 and enter the information requested on the screen to register as a guest. You will not have the ability to vote or ask questions during the meeting if you participate as a guest.

ATTENDING THE 2022 ANNUAL MEETING

IN PERSON

Only stockholders who owned Ingredion common stock as of the close of business on March 24, 2022, which is the record date for the annual meeting, will be entitled to attend the meeting. An admission ticket (or other proof of stock ownership) will be required for admission to the in-person annual meeting site, and this documentation must be presented at the door to enter the in-person meeting.

•	If you received a notice of availability of the proxy materials in the mail, the notice constitutes your admission ticket.

•

If your Ingredion shares are registered in your name and you received an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website, you may print a copy of the e-mail, which will serve as your admission ticket.

•	If your Ingredion shares are registered in your name and you received proxy materials by mail, an admission ticket is attached to your proxy card.

•

If your Ingredion shares are held in a bank or brokerage account, you may vote the shares you beneficially own if you obtain a written legal proxy from your bank or broker. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares at the meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares of Ingredion common stock on March 24, 2022.

Seating will be on a first-come, first-served basis, and you may be asked to present valid picture identification before being admitted.

The use of cameras at the annual meeting is prohibited, and they will not be allowed in the meeting room, except by credentialed media. We realize that most cellular phones have built-in digital cameras. While these phones may be brought into the room, the camera function may not be used at any time. No recording devices, large packages, luggage, or bags will be permitted in the meeting room.

For additional information about the annual meeting, see “Summary Information About the Annual Meeting.”

VOTING ROADMAP

Proposal	1	Election of Directors	Our Board recommends a vote FOR each director nominee

The Board of Directors and the Corporate Governance and Nominating Committee believe that the 11 director nominees possess the necessary qualifications and experience to effectively oversee our management, business, and long-term interests of our stockholders.

			See page 4 for further information

Proposal	2	Advisory Vote on Compensation of Our Named Executive Officers	Our Board recommends a vote FOR this proposal

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis beginning on page 22 and the Compensation Tables and related narrative disclosures beginning on page 40.

			See page 54 for further information

Proposal	3	Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm	Our Board recommends a vote FOR this proposal

The Board of Directors and the Audit Committee believe that retention of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, is in the best interest of the Company and its stockholders. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of KPMG LLP.

			See page 58 for further information

QUESTIONS AND ANSWERS: Please see Summary Information About the Annual Meeting beginning on page 59 for important information about the proxy materials, voting, the 2022 Annual Meeting of Stockholders, and the deadlines to submit stockholder proposals and director nominees for the 2023 Annual Meeting of Stockholders.

INGREDION INCORPORATED	2022 PROXY STATEMENT i

Directors and Corporate Governance Practices

PROXY STATEMENT	Ingredion Incorporated 5 Westbrook Corporate Center Westchester, Illinois 60154

Directors and Corporate Governance Practices

In this proxy statement we refer to Ingredion Incorporated as “Ingredion,” the “Company,” “we,” or “us.”

Our Commitment to Environmental, Social, and Governance (“ESG”) Responsibility

We are committed to ESG matters and being a responsible corporate citizen. ESG is not just representative of our principles and values, it is a seamlessly integrated part of our business strategy. Ingredion’s Board of Directors (the “Board of Directors” or the “board”) provides oversight and regularly reviews our environmental and sustainability commitments, our diversity progress, and our safety performance, as well as other ESG matters. Our executive leadership team actively manages our performance and strives to ensure that our commitment to ESG principles is ingrained in our culture. We believe that our performance in ESG matters is integral to enhancing long-term shareholder value. Additional information regarding these core values and our long-standing commitment to ESG matters is available on the Company’s website at www.ingredion.com.

For 2021, we were again encouraged to see our efforts acknowledged by third parties.

•	For the 13th consecutive year Ingredion was recognized as one of the World’s Most Admired Companies by Fortune magazine.

•

Ingredion was named to the 2022 Bloomberg Gender-Equality Index (GEI) for the 5th consecutive year. The GEI tracks the performance of public companies committed to transparency in gender data reporting.

•

We earned a score of 95 out of 100 on the Human Rights Campaign Foundation’s Corporate Equality Index (“CEI”) for 2021 and 2022. The CEI is the nation’s foremost benchmarking survey and report measuring corporate policies, practices, and benefits related to LGBTQ+ workplace equality.

Environmental Stewardship and Sustainability

•	Our eleventh consecutive annual sustainability report covering 2021 is expected to be released in May 2022, and will be available at www.ingredionincorporated.com/CorporateResponsibility/sustainability.html.

•	Approximately 33% of our supplying farms met the criteria for sustainable agriculture using Sustainable Agriculture Initiative (“SAI”) Platform protocols in 2021, up from approximately 24% in 2020. SAI is a non-profit food industry initiative supporting the adoption of sustainable agriculture practices worldwide.

•	We received an “A” rating by the CDP for water security efforts.

•	We recognize the human right of all people to clean water and sanitation, and we have enacted and continue to evaluate initiatives that attempt to minimize our impact on climate, biodiversity, and water resources. Our use of science-based goals provides a clearly-defined pathway for the Company to reduce greenhouse gas emissions.

•	We have been named a CDP Supplier Engagement Leader in recognition of the efforts that our global Environmental, Sustainability, and Supply Chain teams have taken to reduce emissions and lessen our environmental footprint.

Social: Diversity, Equity, and Inclusion – Health and Safety

Diversity, Equity, and Inclusion (“DEI”)

•	We published our inaugural Diversity, Equity, and Inclusion Report in 2021, with our second report expected in May 2022, which will be available at https://www.ingredion.com/na/en-us/company/meet-ingredion/diversity-equity-inclusion.html.

•	We globally increased women in roles of manager and above from 33% in 2020 to 35% in 2021, moving closer to our
Paradigm for Parity commitment to achieve gender parity by 2030 at the manager and above levels.

•	U.S. Black, Indigenous, and People of Color (“BIPOC”) representation in roles of manager and above decreased slightly from 2020 to 2021 (from 24.7% to 24.5%).

INGREDION INCORPORATED	2022 PROXY STATEMENT 1

Directors and Corporate Governance Practices

•	By focusing on diversifying our early-career talent, we increased the number of BIPOC interns in our 2021 class from 30% in 2020 to 48% in 2021. We also increased the number of women interns in our 2021 class from 49% in 2020 to 55% in 2021.
•	We restructured our Business Resource Group (“BRG”) program and hosted an inaugural BRG Leadership Forum for all seven global BRGs.

•	We launched a new BRG known as LIDER (Latinx of Ingredion for Development, Education and Recognition).

Health and Safety

•	Our COVID-19 Pandemic Crisis Management Team continues to meet bi-weekly to navigate the global COVID-19 pandemic. Throughout 2021 we continued Covid-19 prevention protocols including mask requirements, social distancing, and remote work when appropriate. These protocols will continue to be reviewed as circumstances warrant and as applicable governmental guidance may be updated from time to time.

•	We implemented a business continuity process in 2021 that resulted in a reduction of thermal incidents by 50% in the second half of 2021 compared to the first half of 2021.

•	To support and embed a culture of wellbeing and to live our purpose to “make life better,” we hosted bi-monthly Inclusion Circle discussions on topics related to mental health and wellbeing.

•	To support the well-being of our employees, we now designate one Friday each month as a meeting-free Friday.

•	In 2021, we globally implemented official flexible work policies.

•	In February 2021, the government of South Korea presented Ingredion Korea with the Ministry of Health and Welfare Award for Social Contribution Effort.

•	In 2021, we achieved an employee Total Recordable Incidence Rate (“TRIR”) of 0.31 and a Lost-Time Incidence Rate (“LTIR”) of 0.10. While we did not meet our internal 2021 global targets of 0.26 for TRIR and 0.07 for LTIR, we had fewer total cases in both categories compared to 2020. In 2021, we realized our targets for contractors with a TRIR of 0.19, and a LTIR of 0.05.

•	We experienced zero reported injuries in 79% of our locations.

•	We experienced zero reported lost-time cases in 89% of our locations (the number of cases that contain lost work days).

•	We achieved key milestones with the following number of years since a lost-time case was reported:

✓     20 Years – Goole, United Kingdom

✓     15 Years – Charleston, South Carolina

✓     10 Years – Navi Mumbai, India

✓     10 Years – Cartago, Colombia

✓     5 Years – Belcamp, Maryland

✓     5 Years – Lima, Peru

✓     5 Years – Quilicura, Chile

✓     5 Years – Oxnard, California

•	Many other locations have multiple years without experiencing a lost-time case.

•	For the 12th consecutive year, our Kalasin, Thailand plant earned The Outstanding Organization Award for Safety, Environmental and Occupational Health workplace at the national level (Platinum).

Governance

In 2021, the Company enhanced its ESG governance through the creation of an ESG Executive Advisory Committee and expansion of our Global DEI Council by establishing regional DEI councils throughout the globe.

ESG Executive Advisory Committee

•	Established in 2021

•	Composed of six of our executive officers, including our Chief Executive Officer, as well as the Vice President, Corporate Sustainability

•	Functions as an oversight and decision-making group between the Global Sustainability Council and the Board of Directors

•	Tasked with:

o	Overseeing the Company’s ESG strategic agenda

o	Establishing near-term sustainability deliverables

o	Setting priorities for Capital Committee

o	Evaluating partnerships and external commitments

2 INGREDION INCORPORATED	2022 PROXY STATEMENT

Directors and Corporate Governance Practices

Global DEI Council

•	In 2021, followed up our establishment of the Global DEI Council in 2019 with the formation of regional DEI councils, with certain members of each regional BRG serving on the Global DEI Council

•	Regional DEI councils composed of business leaders, human resource partners and select BRG leaders

•	In 2022, to advance on our DEI maturity model and strategy, all members of regional DEI councils now serve on the Global DEI Council

•	On behalf of the Global DEI Council, our Vice President, DE&I, Culture, Engagement & Communications reports:

o	Quarterly to our CEO and Chief Human Resources Officer

o	Semi-annually to the People, Culture and Compensation Committee

o	Annually to the Board of Directors

•	Tasked with:

o	Ensuring the Company’s global diversity, equity, and inclusion vision and strategic direction is executed at all levels of the organization

o	Monitoring the Company’s progress against annual goals and objectives

o	Advising our leadership on DEI needs and progress

INGREDION INCORPORATED	2022 PROXY STATEMENT 3

Proposal 1. Election of Directors

Proposal 1. Election of Directors

In this Proposal 1, the Board of Directors is asking stockholders to elect to the Board of Directors the 11 director nominees who are named in this proxy statement.

The Board of Directors unanimously recommends that you vote FOR the nominees for election as directors.

Directors Nominated for Election at the Annual Meeting

The Company is engaged in ongoing efforts to refresh the board to ensure that it includes a mix of directors who will meet both the current and long-term needs of the board, the Company, and its stockholders. As part of these efforts, the board has proposed for election at this annual meeting two nominees who have joined the board since the 2021 annual meeting. Ms. Catherine Suever joined the board on August 7, 2021, and Mr. Charles Magro will join the board effective on May 1, 2022.

Ms. Barbara Klein retired from the board in February 2022 and Mr. Luis Aranguren-Trellez chose not to stand for reelection at the expiration of his term at the 2022 annual meeting. The board has conveyed its gratitude to Ms. Klein and Mr. Aranguren-Trellez for their distinguished service and many contributions to the Company.

The terms of all of our incumbent directors and Mr. Magro will expire at the annual meeting. All of our current board members serving as of the date of this proxy statement, with the exception of Mr. Aranguren-Trellez, have been nominated for re-election as directors. If elected, each nominee will hold office for a one-year term expiring at our 2023 annual meeting. Each director who is elected by our stockholders will hold office until his or her successor has been elected and qualified or until the director’s earlier death, resignation, or removal.

All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees ceases to be a candidate for election at the annual meeting, the proxies will be voted for substitute nominees designated by the board unless the board chooses to reduce the number of authorized directors or to leave the vacancy unfilled.

	Age	Director Since	Committee Membership
Name and Primary Occupation			AC	PCCC	CGNC

David B. Fischer | Independent Director

Former Chief Executive Officer of Greif, Inc.	59	2013

Paul Hanrahan | Independent Director

Former Chief Executive Officer of Hygo Energy Transitions Ltd.	64	2006

Rhonda L. Jordan | Independent Director

Former President, Global Health & Wellness, and Sustainability of Kraft Foods Inc.	64	2013

Gregory B. Kenny | Independent Director, Chair

Former President and Chief Executive Officer of General Cable Corporation	69	2005

Charles V. Magro| Independent Director, effective May 1

Chief Executive Officer of Corteva Agriscience	53	2022

Victoria J. Reich | Independent Director

Former Senior Vice President and Chief Financial Officer of Essendant Inc.	64	2013

Catherine A. Suever | Independent Director

Former Executive Vice President – Finance and Administration and Chief Financial	63	2021

Officer of Parker-Hannifin Corporation

Stephan B. Tanda | Independent Director

President and Chief Executive Officer of AptarGroup, Inc.	56	2019

Jorge A. Uribe | Independent Director

Former Global Productivity and Organization Transformation Officer of The Procter &	65	2015

Gamble Company

Dwayne A. Wilson | Independent Director

Former Senior Vice President of Fluor Corporation	63	2010

James P. Zallie

President and Chief Executive Officer of the Company	60	2017

AC – Audit Committee • PCCC – People, Culture and Compensation Committee • CGNC – Corporate Governance and Nominating Committee

    Chair              Member

4 INGREDION INCORPORATED	2022 PROXY STATEMENT

Proposal 1. Election of Directors

Director Nominee Biographies

David B. Fischer Age: 59 Director since: May 2013 Committees: People, Culture and Compensation Former Chief Executive Officer of Greif, Inc.	Paul Hanrahan Age: 64 Director since: March 2006 Committees: Audit Former Chief Executive Officer of Hygo Energy Transitions Ltd.

Mr. Fischer served as Chief Executive Officer and a director of Greif, Inc. from November 2011 to October 2015, and as President of Greif, Inc. from October 2007 to October 2015. Greif, Inc. is a manufacturer and provider of industrial packaging and services, including steel, fiber, flexible, corrugated, intermediate bulk, reconditioned and multiwall containers and containerboard, and filling, packaging, industrial packaging reconditioning and land management consulting services, for a wide range of industries. From 2007 to 2011, Mr. Fischer also served as Chief Operating Officer of Greif, Inc. From 2004 to 2007, Mr. Fischer served as Senior Vice President and Divisional President, Industrial Packaging & Services-Americas, which also included responsibility for Africa. He assumed additional responsibility for Australia in 2005 and Asia in 2006. Mr. Fischer serves as a director of Balchem Corporation, a manufacturer of performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries, and DoMedia Inc., a privately held technology company that operates a market for out-of-home advertising sales. Mr. Fischer is also chairman of the board and co-founder of 10x Engineered Materials LLC, a privately held materials science-based company that manufactures high tech industrial abrasives. He also serves as a board member of Partners for Care, a U.S.-based not-for-profit organization focused on water, health, and nutrition in developing countries, and is a past director of Habitat for Humanity International and The Ohio State University Wexner Medical Center. Mr. Fischer holds a bachelor’s degree in chemistry from Purdue University.

Mr. Hanrahan served as Chief Executive Officer and a director of Hygo Energy Transitions Ltd., a company that develops, owns, and operates integrated LNG-to-Power and Hydrogen-to-Power facilities globally, from October 2020 until its acquisition by New Fortress Energy in April 2021. He served as the Chief Executive Officer of Globeleq Advisors Limited, a leading independent power producer operating and developing power projects in Africa, from September 2017 to December 2019, when he assumed a board position as a nonexecutive director. Previously, Mr. Hanrahan served as the Chief Executive Officer of American Capital Energy & Infrastructure Management, LLC, an investment company formed to raise, invest, and manage funds in the energy and infrastructure industries, from September 2012 until its acquisition by Ares Capital Corporation in December 2016. Mr. Hanrahan served as the President and Chief Executive Officer and as a director of The AES Corporation, one of the world’s leading independent power producers, from June 2002 to September 2011. He was Executive Vice President and Chief Operating Officer of The AES Corporation and President and Chief Executive Officer of AES China Generating Co., Ltd., a public company formerly traded on the Nasdaq Stock Market, from 1993 to June 2002. In 2009, Mr. Hanrahan was appointed by the White House to serve on the U.S.-India CEO forum. He has served as a director of BMR Energy, a renewable energy company, since June 2017, and as a director of Iv3 Aqua, a privately owned global provider of water services, since October 2016. Mr. Hanrahan is expected to begin service as a director of Excelerate Energy, Inc. prior to the effectiveness of its initial public offering registration statement. He previously served as a director of AquaVenture Holdings Limited, a global provider of water services from 2012 to March 2020, Arch Coal, Inc., a global coal producer and marketer, from June 2012 to October 2016, Azura Power Holdings, Ltd, an electric power generation company in Nigeria, and GreatPoint Energy, Inc., a producer of clean, low-cost natural gas, and of other major publicly listed utilities in Brazil, Chile, and Venezuela. Mr. Hanrahan holds a Bachelor of Science degree in mechanical engineering from the U.S. Naval Academy and a Master of Business Administration degree from Harvard Business School.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Fischer should serve as a director of the Company include his service as the Chief Executive Officer of a public company, his operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while based in the U.S. and in Switzerland, his service on the board of a public company in addition to Ingredion, and his current and prior service on the boards of privately held companies and not-for-profit organizations.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Hanrahan should serve as a director of the Company include his former service as the Chief Executive Officer of a public company and current and previous service as a Chief Executive Officer of privately held companies, his accounting and financial experience, operating and manufacturing, sales and marketing and general management experience, including while living and working outside the U.S., his current and prior service on the boards of public companies in addition to Ingredion and on the boards of privately held companies, and his prior service as the lead director of Ingredion and another public company.

INGREDION INCORPORATED	2022 PROXY STATEMENT 5

Proposal 1. Election of Directors

Rhonda L. Jordan Age: 64 Director since: November 2013 Committees: People, Culture and Compensation, Chair Former President, Global Health & Wellness, and Sustainability of Kraft Foods Inc.	Gregory B. Kenny Age: 69 Director since: March 2005 Committees: Corporate Governance and Nominating, Chair Former President and Chief Executive Officer of General Cable Corporation

Ms. Jordan served from September 2009 to March 2012 as President, Global Health & Wellness, and Sustainability of Kraft Foods Inc., one of the largest consumer packaged food and beverage companies in North America and one of the largest worldwide among publicly traded consumer packaged food and beverage companies. Prior to being named President, Health & Wellness in September 2009, Ms. Jordan was the President of the Cheese and Dairy business unit of Kraft from January 2008 to September 2009. From 2006 to January 2008, she served as the President of the Grocery business unit of Kraft, and from 2004 to 2005 she was the Senior Vice President, Global Marketing of Kraft Cheese and Dairy. Ms. Jordan will serve as a director of ESAB Corporation following its spin-off from Colfax Corporation, expected to be effective April 4, 2022. ESAB is a global manufacturing and engineering company that provides fabrication technology products and services. Ms. Jordan will continue to serve as a director of Colfax Corporation until the effective date of the spin-off. Ms. Jordan is also a director of Bush Brothers & Company, a privately held branded vegetable processor; G&L Holdings, a privately held food ingredient and branded food product company in the U.S.; and I and Love and You, a privately held branded manufacturer of grain-free food and healthy chews and treats for pets. She also serves as a director of IES Abroad, a not-for-profit company providing study abroad programs for a consortium of U.S. colleges and universities. She holds a Bachelor of Arts degree in arts management from Northwestern University and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University.

Mr. Kenny served as President and Chief Executive Officer of General Cable Corporation from August 2001 to June 30, 2015, and a director of General Cable Corporation from 1997 to June 30, 2015. General Cable Corporation, now part of Prysmian Cables & Systems, is a manufacturer of aluminum, copper and fiber-optic wire and cable products. From 1999 to 2001, Mr. Kenny served as President and Chief Operating Officer of General Cable Corporation; from 1997 to 1999, he served as Executive Vice President and Chief Operating Officer; from 1994 to 1997, he served as Executive Vice President, Sales and Marketing; and from 1992 to 1994, he served as President, Consumer Products Group. Mr. Kenny is the non-executive Chairman of Cardinal Health, Inc., a Fortune 15 company that improves the cost-effectiveness of healthcare. Previously, Mr. Kenny served as a director of AK Steel Holding Corporation, an integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly owned subsidiary, AK Steel Corporation, and as a director of the Cincinnati Branch of the Federal Reserve Bank of Cleveland, IDEX Corporation, Xtek Inc. (an employee-owned company) and numerous professional and not-for-profit organizations. Mr. Kenny holds a Bachelor of Science degree in business administration from Georgetown University, a Master of Business Administration degree from George Washington University and a Master of Public Administration degree from Harvard University. Mr. Kenny is a member of Industry Week’s manufacturing hall of fame, class of 2013.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Jordan should serve as a director of the Company include her 25 years of operating, general management and marketing experience within a large, publicly held, global corporation, her service as a director, chair of the compensation committee and a member of the nominating and corporate governance committee of a public company, and her current and prior service on the boards of privately held companies and of a not-for-profit organization. In addition, our board has determined that Ms. Jordan, who also served on the compensation committees of privately held companies, qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Kenny should serve as a director of the Company include his service as the Chief Executive Officer of a public company, his accounting and financial, operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while living and working outside the U.S., his service as Ingredion’s Chairman of the Board and previously as its lead director, his service as a director on the boards of public companies other than Ingredion, including service as the Chairman and previously as the lead director of a Fortune 15 company, and his service on the boards of not-for-profit organizations.

6 INGREDION INCORPORATED	2022 PROXY STATEMENT

Proposal 1. Election of Directors

Charles V. Magro Age: 53 Director since: Appointed effective May 2022 Committees: Appointed effective May 1, 2022, to People, Culture and Compensation Chief Executive Officer of Corteva Agriscience	Victoria J. Reich Age: 64 Director since: November 2013 Committees: Audit, Chair Former Senior Vice President and Chief Financial Officer of Essendant Inc.

Mr. Magro currently serves as the Chief Executive Officer and a director of Corteva Agriscience, a NYSE-listed global agriculture company that provides farmers around the world with a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. He has served in this position since November 2021. Prior to assuming his current role, Mr. Magro served from January 2018 to April 2021 as the President and Chief Executive Officer of Nutrien Ltd., a Canadian-based supplier of fertilizer and other crop inputs, services, and solutions that had approximately $20 billion in revenue. From 2014 to 2018, Mr. Magro served as the President and Chief Executive Officer of Agrium Inc., a major supplier of agricultural products and services in North America, South America, and Australia. Prior to this role, he held a variety of other leadership positions with Agrium, including Chief Operating Officer, Executive Vice President of Corporate Development and Strategy and Chief Risk Officer, and Vice President of Operations. He joined Agrium in 2009 following a sixteen-year career with NOVA Chemicals Corporation, a Canadian-based plastics and chemical company, where he served in roles of increasing responsibility across various operating, commercial, and corporate positions, including Vice President of Investor Relations, Director of Marketing, Director of Major Projects, and Plant Manager. Mr. Magro currently serves as a director for the Canada Pension Plan Investment Board, a Canadian state-owned pension plan sponsor that oversees and invests the funds contributed to and held by the Canada Pension Plan. From 2014 to 2019, Mr. Magro was also a director of privately held Canpotex Ltd., one of the world’s largest marketers and exporters of potash. Mr. Magro holds a Bachelor of Science degree from the University of Waterloo and a Master of Business Administration degree from the University of Windsor.

Ms. Reich served as Senior Vice President and Chief Financial Officer of Essendant Inc., formerly, United Stationers Inc., a wholesale distributor of business products, from June 2007 to July 2011. Prior to that service, Ms. Reich spent ten years with Brunswick Corporation, a manufacturer of recreation products, where she most recently was President of Brunswick European Group from 2003 to 2006. She served as Brunswick’s Senior Vice President and Chief Financial Officer from 2000 to 2003 and as Vice President and Controller from 1996 to 2000. Before joining Brunswick, Ms. Reich spent 17 years at General Electric Company, a diversified technology, media, and financial services company, where she held various financial management positions. Ms. Reich is a director of H&R Block, Inc., a provider of tax preparation and related services, and a director of Ecolab Inc., a provider of water and hygiene services and technologies for the food, hospitality, industrial and energy markets. Ms. Reich also serves as a director of Logan Health Whitefish Hospital and Logan Health Whitefish Hospital Foundation, which are not-for-profit organizations. Ms. Reich holds a Bachelor of Science degree in applied mathematics and economics from Brown University.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Magro should serve as a director of the Company include his current and prior service as Chief Executive Officer of public companies, his accounting and financial, operating and manufacturing, sales and marketing and general management experience, including extensive experience with mergers and acquisitions and responsibility for international operations while living and working outside the U.S., and his prior service on the boards of privately held companies.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Reich should serve as a director of the Company include her 32 years of service in corporate financial and accounting roles, her service as the Chief Financial Officer of public companies and as a controller, her operating and general management experience, including responsibility for international operations while living and working outside the U.S., her service as chair of the audit committee and a member of the finance committee of a public company, and her service as chair of the audit committee and a member of the governance committee of another public company. In addition, our board has determined that Ms. Reich qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

INGREDION INCORPORATED	2022 PROXY STATEMENT 7

Proposal 1. Election of Directors

Catherine A. Suever Age: 63 Director since: August 2021 Committees: Audit Former Executive Vice President – Finance and Administration and Chief Financial Officer of Parker-Hannifin Corporation	Stephan B. Tanda Age: 56 Director since: August 2019 Committees: Corporate Governance and Nominating President and Chief Executive Officer of AptarGroup, Inc.

Ms. Suever served as Executive Vice President – Finance and Administration and Chief Financial Officer of Parker-Hannifin Corporation, a NYSE-listed global leader in motion and control technologies, from April 2017 until her retirement in December 2020. Ms. Suever joined Parker-Hannifin in 1987 and held roles of increasing responsibility within the finance department in addition to serving as the Business Unit Manager for two business units during her time with the company. Ms. Suever began her career at PricewaterhouseCoopers, an independent registered public accounting firm, where she served in a variety of audit-related roles. Ms. Suever currently serves as a director and member of the audit committee of the board of directors of Hexcel Corporation, a NYSE-listed global leader in advanced composites technology that sells its products in commercial, military, and recreational markets for use in commercial and military aircraft, space launch vehicles and satellites, wind turbine blades, sports equipment, and automotive products. In addition, she is a member of the American Institute of Certified Public Accountants (AICPA). Ms. Suever recently served on the Board of Trustees for the National Multiple Sclerosis Society’s Ohio Chapter and was a member of the CFO Council of the Manufacturers Alliance for Productivity & Innovation (MAPI), and of Financial Executives International (FEI). Ms. Suever holds a Bachelor of Science degree in accounting, magna cum laude, from the University of Dayton.

Mr. Tanda has served as President and Chief Executive Officer and as a director of AptarGroup, Inc., a NYSE-listed global leader in consumer dispensing, active packaging and drug delivery solutions since February 1, 2017. Prior to this role, Mr. Tanda served as an executive managing board director at Royal DSM NV, a leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets, and oversaw the global nutrition business as well as its pharma joint ventures and business interests in the Americas. Mr. Tanda’s career spans 30 years and includes living in seven countries while working in leadership roles for DuPont, a leading global manufacturer of chemicals, electronic and communication technologies, performance materials, coatings and color technologies, safety and protection materials, and agriculture and nutrition ingredients. Mr. Tanda’s service at DuPont included positions as President and Chief Executive Officer, The Solae Co., DuPont Nutrition and Health, and President, DuPont Protein Technologies, DuPont Nutrition and Health. He also had senior executive roles at Freudenberg Nonwovens Group, a privately held global manufacturer and pioneer in high performance technical textiles for a wide range of industries and applications, and Royal DSM NV. Mr. Tanda is a member of the Executive Education Board of The Wharton School of the University of Pennsylvania. He previously served as a director of Patheon NV, formerly a NYSE-listed company that provided pharmaceutical development and manufacturing services, from March 2016 until the company was sold to Thermo Fisher Scientific in August 2017, and Semperit AG Holding, a Vienna Stock Exchange-listed manufacturer of industrial rubber and plastic products, from April 2016 to February 2017. Mr. Tanda holds a Master of Business Administration from The Wharton School of the University of Pennsylvania and holds a degree in plastics engineering from the University of Leoben, Austria.

Qualifications

The specific qualifications and experiences the board considered in determining that Ms. Suever should serve as a director of the Company include her extensive background in finance and accounting, including her service as the Chief Financial Officer of a public company, her significant experience in compliance, risk management, systems solutions, and investor relations, and her service as a member of the audit committee of another public company. In addition, our board has determined that Ms. Suever qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Tanda should serve as a director of the Company include his current service as the President and Chief Executive Officer of a public company, his operating, manufacturing and general management experience, including while living and working outside the U.S., and his service on the boards of other public companies. In addition, our board has determined that Mr. Tanda qualifies as an audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K.

8 INGREDION INCORPORATED	2022 PROXY STATEMENT

Proposal 1. Election of Directors

Jorge A. Uribe Age: 65 Director since: July 2015 Committees: Corporate Governance and Nominating Former Global Productivity and Organization Transformation Officer of The Procter & Gamble Company	Dwayne A. Wilson Age: 63 Director since: May 2010 Committees: Audit Former Senior Vice President of Fluor Corporation

Mr. Uribe served as the Global Productivity and Organization Transformation Officer of The Procter & Gamble Company, the world’s largest maker of consumer packaged goods, from December 2012 to July 2015. Prior to that service, Mr. Uribe spent more than 33 years with Procter & Gamble, where he most recently was Group President, Latin America from July 2004 to November 2012. Before assuming that position, Mr. Uribe was the Marketing and Sales Vice President for Latin America for three years and Vice President for Venezuela and the Andean Region for the previous two and one-half years. He previously held a number of positions of increasing responsibility in Switzerland, Central America and the Caribbean, Cyprus, Malaysia, the United Arab Emirates and the Gulf Countries, Saudi Arabia, and Colombia. Mr. Uribe is a director of General Mills, Inc., a leading global food company, Grupo Argos, S.A, a Colombian multi-national holding company holding interests in cement, electricity, road and airport concessions, and real estate, and Carvajal S.A., a privately held Colombian multi-national manufacturer of packaging, paper products, and education material and provider of technology and services. Mr. Uribe previously served as a director of United Way Worldwide, a not-for-profit, charitable organization. He holds a bachelor’s degree in management engineering from Universidad Nacional de Colombia: Sede Medellin and a Master of Business Administration degree from Xavier University.

Mr. Wilson served as Senior Vice President of Fluor Corporation, reporting to the Chairman and CEO on key initiatives of strategic importance, from June 2014 to June 2016. Fluor is one of the world’s largest publicly owned engineering, procurement, construction, maintenance, and project management companies. Mr. Wilson previously served as President and Chief Executive Officer of Savannah River Nuclear Solutions, LLC, the managing and operating contractor of the U.S. Department of Energy’s Savannah River Site including the Savannah River National Laboratory, from October 2011 to June 2014. Fluor is one of the owners of Savannah River Nuclear Solutions. Mr. Wilson also served as Group President, Industrial of Fluor Corporation (from February 2007 to September 2011), President, Fluor Mining & Minerals (from 2003 to 2007), President, Fluor Commercial and Industrial Institutional (from 2002 to 2003), Vice President & Executive Director, Offices of the Chairman and Chief Operating Officer (from 2001 to 2002), and in a variety of positions of increasing responsibility from 1980 to 2001. Mr. Wilson is a director and member of the audit committee of Crown Holdings, Inc., a leading global supplier of rigid packaging products to consumer marketing companies, and served as a director of AK Steel Holding Corporation, an integrated producer of flat-rolled carbon, stainless and electrical steel and tubular products. He is also a director of South Carolina Hospital Company, a not-for-profit entity. Mr. Wilson was a trustee of the Fluor Foundation and is a past director of the Urban League of Upstate South Carolina. He served as Chairman of the Engineering and Construction Contracting Association from 2002 to 2006. Mr. Wilson is a National Association of Corporate Directors Fellow. Mr. Wilson holds a Bachelor of Science degree in civil engineering from Loyola Marymount University.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Uribe should serve as a director of the Company include his more than 33 years of operating and general management experience and sales and marketing experience, including multi-regional and multi-country responsibility for international operations while living and working outside the U.S. within a larger, publicly held, global corporation, and his service on the boards of public companies in addition to Ingredion, and on the boards of a privately held company, and a not-for-profit organization.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Wilson should serve as a director of the Company include his more than 36 years of project management, operating and manufacturing, sales and marketing and general management experience, including responsibility for international operations while based in the U.S., within a large publicly held corporation, his service as President and Chief Executive Officer of the managing and operating contractor of a significant U.S. Department of Energy site, including a National Laboratory, and his service on the board of a public company in addition to Ingredion and on the board of a not-for-profit organization.

INGREDION INCORPORATED	2022 PROXY STATEMENT 9

Proposal 1. Election of Directors

James P. Zallie Age: 60 Director since: September 2017 President and Chief Executive Officer of the Company

Mr. Zallie has been President and Chief Executive Officer of the Company since January 1, 2018. Before assuming his current position, he served at Ingredion as Executive Vice President, Global Specialties and President, Americas from January 2016 to December 2017. Mr. Zallie previously served as Executive Vice President, Global Specialties and President, North America and EMEA from January 2014 to December 2015. Prior to that service, Mr. Zallie served as Executive Vice President, Global Specialties and President, EMEA and Asia-Pacific from February 2012 to January 2014. Mr. Zallie previously served as Executive Vice President and President, Global Ingredient Solutions from October 2010 to January 2012 and as President and Chief Executive Officer of the National Starch LLC business from January 2007 to September 30, 2010. Mr. Zallie worked for National Starch for more than 27 years in various positions of increasing responsibility, first in technical, then marketing and then international business management positions. National Starch was acquired by Ingredion in October 2010. Mr. Zallie serves as a director of Sylvamo Corporation, an NYSE-listed global producer of uncoated papers and as a director of Northwestern Medicine North Region, a not-for-profit organization. Mr. Zallie served as a director of Innophos Holdings, Inc., an international producer of food and beverage ingredients, from September 2014 to April 2018. Mr. Zallie earned a bachelor’s degree in food science from Pennsylvania State University, and both a master’s degree in food science and technology and a master’s degree in finance from Rutgers University.

Qualifications

The specific qualifications and experiences the board considered in determining that Mr. Zallie should serve as a director of the Company include his current service as the President and Chief Executive Officer of Ingredion, his prior service as the Chief Executive Officer of a large business unit of a public company, his operating and manufacturing, sales and marketing and general management experience, including while living and working outside the U.S., and his service on the board of a public company in addition to Ingredion and on the board of a not-for-profit organization.

10 INGREDION INCORPORATED	2022 PROXY STATEMENT

Proposal 1. Election of Directors

The Board and Committees

The business and affairs of the Company are conducted under the direction of its Board of Directors.

Under our certificate of incorporation, the Board of Directors may have not fewer than seven or more than 17 members. The Board of Directors is currently composed of 11 directors, ten of whom are non-employee directors.

The experience, qualifications, attributes, and skills the board considered in determining that the nominees standing for election should serve as directors are discussed above in their biographies. See the discussion under “Corporate Governance and Nominating Committee” for a description of the board’s criteria for selecting director nominees.

Independence. The Board of Directors has determined that each of the following ten directors satisfies the definition of independence under the Company’s Corporate Governance Principles, which incorporate the director independence standards established by the rules of the New York Stock Exchange (the “NYSE”): D. B. Fischer, P. Hanrahan, R. L. Jordan, G. B. Kenny, C. V. Magro, V. J. Reich, C. A. Suever, S. B. Tanda, J. A. Uribe and D. A. Wilson. In addition, the Board of Directors determined that the members of the People, Culture and Compensation Committee (“PCC Committee”) and the Audit Committee satisfy the additional independence requirements established by the Securities and Exchange Commission (“SEC”) and NYSE rules for membership on those committees. Under the rules of the NYSE, a director is not considered to be independent unless the Board of Directors has affirmatively determined that the director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, the NYSE rules stipulate that certain relationships preclude a director from being considered to be independent.

Meetings. The board held 15 meetings in 2021. Each director attended at least 75 percent of the meetings of the board and the committees of the board on which he or she served during 2021 during the period of such service.

We encourage, but do not require, our directors to attend the annual meeting of stockholders. All 11 directors then serving on the board attended our 2021 annual meeting of stockholders.

Non-employee directors meet regularly in executive sessions without the presence of management. Executive sessions are held in conjunction with each regularly scheduled meeting of the board. “Non-employee” directors are board members who are not Company officers or employees and may include directors who are not “independent” by reason of the existence of a material relationship with the Company. All of the Company’s current non-employee directors qualify as independent directors. At least annually the independent directors meet in executive session without the presence of management or any other directors. The Chairman of the Board presides over executive sessions of our non-employee directors.

Term of Service. The board does not impose term limits on service, as it believes term limits could unnecessarily interfere with the continuity, diversity, developed experience and knowledge, and the long-term outlook the board must possess. The Corporate Governance and Nominating Committee will consider a director’s tenure in making a recommendation to the board as to whether a director should be nominated for re-election. In making its recommendation, the Corporate Governance and Nominating Committee will consider such factors as effectiveness and productivity of the director, the need for retaining an experienced director and other factors identified during the board self-evaluation process.

Board policy requires non-employee directors to retire no later than the annual meeting following their 72nd birthday. Employee directors, including the Chief Executive Officer, are required to retire from the board upon their retirement or other cessation of service as an employee, unless the board determines otherwise in unusual circumstances. Board policy requires executive officers to retire at age 65.

Corporate Governance Documents. The Company’s Corporate Governance Principles; Code of Ethics for Chief Executive Officer, Chief Financial Officer and Other Executives Involved in Financial Reporting; and Code of Conduct are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights.

Board Oversight of Risk Management Processes. The board regularly devotes time during its meetings to review and discuss the significant risks facing the Company and the steps that the Company takes to monitor, manage, and mitigate such exposures. The full board’s oversight of risk management includes consideration of strategic, competitive, economic, geopolitical, and political risks, among others.

Significant risks include those identified in the Company’s disclosures in its Annual Report on Form 10-K and its other SEC filings and forward-looking statements disclosures, and are prioritized by management and discussed with the board and the appropriate committees of the board in the exercise of their respective oversight roles. The board conducts a comprehensive annual review of the Company’s risk management processes with input from management and all relevant board committees. The Chief Executive Officer and Chief Financial Officer report to the board quarterly on risk management matters.

The Audit Committee is the board committee with primary responsibility for oversight of the Company’s risk management profile and compliance with financial, legal, and regulatory requirements. The charter of the Audit Committee states that the responsibility of the Audit Committee for risk assessment is to review policies with respect to risk assessment and risk management, to discuss the Company’s major risk exposures and the steps management has taken to monitor such exposures, and to review, on an annual basis, a report prepared by the Chief Legal Officer on litigation in which the Company is a party or otherwise affected. In the exercise of that responsibility, the Audit Committee

INGREDION INCORPORATED	2022 PROXY STATEMENT 11

Proposal 1. Election of Directors

discusses with management the major financial, legal, and regulatory compliance risk exposures facing the Company and the appropriate responses to such risks. The Audit Committee considers financial risk management policies and exposures relating to commodity prices, including corn and energy prices, foreign exchange rates, interest rates, and financial derivatives and reviews insurable risk management policies. The Audit Committee also reviews the Company’s capital structure, access to capital markets, liquidity, credit availability, and related matters.

The Audit Committee also has oversight with respect to the status of corporate security, the security for the Company’s electronic data processing and information systems (“information security”) and the general security of the Company’s people and assets. The Audit Committee and board receive updates at their regularly scheduled meetings, including metrics, highlights, and risks surrounding cybersecurity. Two times each year, the Company’s Chief Digital and Information Officer reports to the Audit Committee on information security controls, risks, guidelines, and developments. The Chief Digital and Information Security Officer oversees the Global Information Security Team and works in partnership with our Internal Audit function to review information security and technology-related internal controls and controls processes. Our Company-wide Information Security training program includes security awareness training, regular phishing simulations, and other targeted communications and trainings throughout the year.

In addition to the Audit Committee, the other committees of the board consider risk in connection with their oversight of the matters within the scope of their respective charters. The PCC Committee oversees human resource and labor matters as well as executive and director compensation issues and considers whether the Company’s compensation plans, policies, and practices encourage excessive or inappropriate risk taking that would have a material adverse effect on the Company. Furthermore, the PCC Committee considers the effect of the Company’s compensation and benefit programs in regard to the competitive risks faced by the Company.

The Corporate Governance and Nominating Committee addresses potential risks that could result from the absence of independence or diversity on the board, potential conflicts of interest, environmental compliance matters, and the operation and effectiveness of the Company’s compliance programs related to product safety and quality. Each committee provides regular reports on its reviews to the full board with respect to the risk assessment and risk management matters within the scope of its responsibilities.

Board Leadership. Board policy and the Company’s bylaws afford the board flexibility to separate or combine the positions of Chairman of the Board and Chief Executive Officer, as the board, from time to time, may determine to be best for governance and effective board and Company functioning. If the positions are combined, then the independent directors will appoint a Lead Director on an annual basis for so long as the positions are combined. G.B. Kenny, one of our independent directors, has served as our non-executive Chairman of the Board since August 1, 2018. The board evaluates the leadership structure that best meets the Company’s and stockholders’ needs based on the individuals then serving and the existing circumstances.

The board has adopted Corporate Governance Principles which are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights. The Corporate Governance Principles are designed to promote effective functioning of the board’s activities, to ensure that we conduct our business in accordance with the highest legal and ethical standards, and to enhance shareholder value. We seek under our Corporate Governance Principles to ensure that strong, independent directors continue to effectively oversee our management and provide vigorous oversight of how we address key issues relating to strategy, risk, and integrity.

Committees of the Board. The board currently has three standing committees: the Audit Committee, the PCC Committee, and the Corporate Governance and Nominating Committee. Each of these committees operates pursuant to a written charter adopted by the board. These charters are available in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights.

Audit Committee

Our Audit Committee is composed entirely of independent directors, as “independent director” is defined under the rules of the NYSE, including the additional independence requirements under SEC rules specific to Audit Committee membership. Each of the members of the Audit Committee is “financially literate” as required by the rules of the NYSE. The board has determined that V. J. Reich, the Chair of the Audit Committee, and P. Hanrahan and S. B. Tanda, who also serve as current committee members, each qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

The primary responsibilities of the Audit Committee, among others, are to:

•	assist the board in fulfilling its oversight responsibilities related to the financial reporting process and the systems of financial control,

•	act as a separately designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE rules,

•	select the Company’s independent auditors, who are accountable to and meet privately with this committee on a regular basis,

•	review the scope of the audit to be conducted by the independent auditors and the results of their audit,

•	oversee the Company’s financial reporting activities and adherence to accounting standards and principles,

12 INGREDION INCORPORATED	2022 PROXY STATEMENT

Proposal 1. Election of Directors

•

discuss with management the Company’s risk assessment and risk management practices, including risks relating to the Company’s financial statements, financial reporting processes and the guidelines, policies, and processes for monitoring and managing such risks,

•	approve audit and non-audit services provided to the Company by the independent auditors,

•	review the organization, scope, and independence of the Company’s internal audit function and the Company’s disclosure controls and internal control over financial reporting, and

•	conduct ongoing reviews of potential related-party transactions, including the review and approval of transactions with “related persons,” as defined under SEC rules.

Members of the Audit Committee during 2021 were V. J. Reich (Chair), D. B. Fischer, P. Hanrahan, C.A. Suever and S. B. Tanda. This committee held ten meetings during 2021 and has furnished the report appearing on page 57. Effective on January 1, 2022, D. A. Wilson was appointed to the committee, replacing D.B. Fischer and S.B. Tanda.

People, Culture and Compensation Committee

In addition to its responsibilities with respect to executive and director compensation, the PCC Committee oversees overall human capital management and the Company’s commitment to diversity. In recognition of its scope, which encompasses many important responsibilities beyond executive and director compensation, the committee, formerly called the Compensation Committee, was retitled in 2020 as the PCC Committee.

Our PCC Committee is composed entirely of independent directors, as “independent director” is defined under the rules of the NYSE, including the additional independence requirements specific to PCC Committee membership.

The primary responsibilities of the PCC Committee, among others, are to:

•	discharge the board’s responsibilities relating to compensation of the Company’s Chief Executive Officer together with the other independent directors,

•

review and approve the compensation of executive officers of the Company, other than the Chief Executive Officer, employee benefit plans in which the executive officers participate and the compensation of non-employee directors,

•

meet with the Company’s Chief Executive Officer annually to review the performance of the Company’s executive officers, including an in-depth review of executive officers’ performance and the Company’s succession plan,

•

administer the Company’s executive compensation programs and assure that compensation programs are implemented according to the Company’s compensation philosophy as established by the PCC Committee and that compensation actions are aligned with the Company’s business strategy, expected financial results and the interests of stockholders,

•	annually review the design of the Company’s compensation plans,

•	review and discuss with management the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC,

•	prepare the PCC Committee Report as required by the rules of the SEC,

•

review the results of the Company’s stockholders’ advisory vote on named executive officer compensation, determine what, if any, actions or policy recommendations are warranted based on the advisory vote and other feedback from stockholders, and make recommendations on how frequently the Company should provide its stockholders with such an advisory vote,

•

review the performance of the Company’s executive officers and the developmental actions for the group of managers identified by management as high potential and therefore corporate monitored employees,

•	administer the Company’s deferred compensation plan for non-employee directors,

•	review the Company’s progress in attracting, retaining and developing senior management, with a focus on the Company’s commitment to diversity, and

•	review the results of periodic assessments of the Company’s employees’ engagement, opinions, and internal culture.

The PCC Committee selected and directly retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent executive compensation consulting firm, to advise on compensation decisions for 2021. Pearl Meyer did not provide any other services to the Company and worked with the Company’s management only on matters as directed by the PCC Committee. The PCC Committee assessed the independence of Pearl Meyer pursuant to SEC and NYSE rules and concluded no conflict of interest existed that would preclude Pearl Meyer from serving as an independent consultant to the committee. Additionally, the work of Pearl Meyer in 2021 did not raise any conflicts of interest.

INGREDION INCORPORATED	2022 PROXY STATEMENT 13

Proposal 1. Election of Directors

Pearl Meyer generally attends meetings of the PCC Committee and also communicates with the PCC Committee outside of meetings. Our PCC Committee has instructed the independent consultant to:

•	act independently of management and at the direction of the PCC Committee,

•	understand that the firm’s ongoing engagement will be determined by the PCC Committee,

•	keep the PCC Committee informed of trends and regulatory developments,

•	provide compensation comparisons based on information that is derived from comparable businesses of a similar size to us, and

•	provide detailed comparative data regarding executive officer compensation.

Our CEO generally attends meetings of the PCC Committee by invitation of the committee, except for meetings in which CEO compensation is being considered.

In 2021, the PCC Committee delegated authority to the Company’s CEO to award up to $2.5 million in off-cycle long-term incentive equity plan grants, to be used to recruit and retain new senior level talent for the Company. In 2021, this authority was used to grant a total of $1.77 million in off-cycle grants of restricted stock units (“RSUs”).

The members of the PCC Committee during 2021 were R.L. Jordan (Chair), B.A. Klein, and J.A. Uribe. This committee held six meetings during 2021. Effective on January 1, 2022, D.B. Fischer replaced J.A. Uribe as a member of the PCC Committee. B.A. Klein served as a PCC Committee member through her retirement from the Board of Directors on February 17, 2022. L. Aranguren-Trellez was appointed to the PCC Committee effective on February 22, 2022, and C.V. Magro will join the PCC Committee effective on May 1, 2022.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is composed entirely of independent directors, as “independent director” is defined under the rules of the NYSE. The Corporate Governance and Nominating Committee reviews the composition of the board and the tenure of its members at least annually to help determine the number and experience of directors required.

The primary responsibilities of the Corporate Governance and Nominating Committee, among others, are to:

•	identify, recruit, and recommend candidates to be nominated for election as directors at the Company’s annual meeting, consistent with criteria approved by the board,

•	develop and periodically review corporate governance principles and related policies for approval by the board,

•	oversee stockholder engagement regarding corporate governance,

•	assess the size and composition of the board and committees, including through developing and reviewing director qualifications for approval by the board,

•	recommend assignments of directors to committees to ensure that committee membership complies with applicable laws and stock exchange corporate governance standards,

•	conduct a preliminary review of director independence and financial literacy and expertise of Audit Committee members and oversee director orientation and continuing education,

•	review proposed changes to the Company’s certificate of incorporation, bylaws, and board committee charters, and assess and make recommendations regarding stockholder protections, as appropriate,

•	conduct ongoing reviews of potential conflicts of interest and review and approve any executive officers standing for election to not-for-profit boards of directors,

•	review stockholder proposals in conjunction with the Chairman of the Board and recommend board responses,

•	oversee the self-evaluation of the board and its committees and management,

•	review requests for indemnification under the Company’s bylaws,

•

review internal and external information to evaluate the operation and effectiveness of the Company’s compliance programs related to product safety and quality, including self-audits and internal compliance assessments, results of product, environmental and other tests, lawsuits, customer complaints and product recalls,

•	oversee procedures for the receipt, retention, and treatment of complaints received by the Company regarding product safety or quality,

•	oversee ESG matters and the Company’s sustainability and social responsibility programs, and

•

oversee the Company’s business conduct and anti-corruption compliance programs and meet with the Company’s corporate compliance officer in executive session as often as the Corporate Governance and Nominating Committee deems appropriate.

14 INGREDION INCORPORATED	2022 PROXY STATEMENT

Proposal 1. Election of Directors

Members of the Corporate Governance and Nominating Committee in 2021 were G. B. Kenny (Chair), L. Aranguren-Trellez and D. A. Wilson. This committee held four meetings during 2021. Effective on January 1, 2022, S.B. Tanda and J.A. Uribe were appointed to the committee, replacing D.A. Wilson.

Director Nomination Criteria

The Company retains a third-party search firm to help identify and facilitate the screening and interview process for potential director candidates. Ms. Suever, who was elected to the board effective on August 7, 2021, and Mr. Magro, who was elected to the board effective on May 1, 2022, were identified to the Company as potential director candidates by the search firm. The Corporate Governance and Nominating Committee applies formal criteria for selecting director nominees approved by the board. Candidates for director are identified for the contributions they can make to the deliberations of the board and their ability to act in the best interests of all of the Company’s stockholders.

In addition to other considerations, all potential nominees are expected to have:

•	the highest personal and professional ethics, integrity, and values,

•	education, breadth of experience, insight, and knowledge to understand global business problems and evaluate the possible solutions,

•	the ability to think strategically and make decisions with a forward-looking focus, with the ability to assimilate relevant information on a broad range of complex topics,

•	leadership skills,

•	the ability to work effectively with others,

•	respect for the views of others and an open-minded approach to problems,

•	an awareness of the responsibilities of the Company to its employees, its customers, and regulatory authorities,

•	a reasoned and balanced commitment to the social responsibilities of the Company,

•	an interest and availability of time to be engaged with the Company and its employees over a sustained period,

•	stature and experience to represent the Company before the public, stockholders, and other individuals and groups that affect the Company,

•	an ability and willingness to represent the stockholders’ financial interests,

•	the willingness to objectively appraise management performance in the interest of the stockholders,

•	an open mind on all policy issues and areas of activity affecting overall interests of the Company and its stockholders, and

•	no involvement in other activities or interests that create a conflict with the director’s responsibility to the Company and its stockholders.

The above attributes are expected to be maintained by each board member as a condition of the director’s ongoing membership on the board. The Corporate Governance and Nominating Committee reviews the composition of the board and the tenure of its members at least annually to help determine the number and experience of directors required.

The Corporate Governance and Nominating Committee has also established the following additional criteria as an aid in the selection of potential director candidates. The weight given to any particular item may vary based on the Corporate Governance and Nominating Committee’s assessment of the needs of the board, and not all criteria may be applicable to each candidate. Similarly, these criteria, in whole or in part, may be modified or waived by the Corporate Governance and Nominating Committee in connection with a particular candidate or as otherwise deemed appropriate by the committee. Candidates should have all or a majority of the following important or desired attributes:

•

active employment as a chief executive officer, president, chief financial officer, other senior officer, or general manager (or a comparable position of responsibility) of a publicly traded company (or a significant privately held company) with sales and complexity comparable with Ingredion,

•	international business experience,

•	financial responsibility during career, and financial literacy,

•	general management experience,

•	experience on publicly traded or significant privately held company boards,

•	experience with corporate governance issues, and ideally, background in the legal aspects of governance applicable to publicly traded companies,

•

expertise that is useful to the Company and complementary to the background and experience of other board members, so that an appropriate balance of skills and experience of the membership of the board can be achieved and maintained,

INGREDION INCORPORATED	2022 PROXY STATEMENT 15

Proposal 1. Election of Directors

•	contribution to board diversity in the broadest sense (taking into account characteristics that include gender, race, ethnicity, geographic background, and personal experience), and

•	an understanding of technologies pertinent to the Company’s businesses, production, marketing, finance, regulation, and public policy.

In addition to these minimum requirements and desired attributes, the Corporate Governance and Nominating Committee also evaluates whether the candidates meet the board’s need for operational, management, financial, international, technological, or other expertise, and diversity in a broad sense. The search firm identifies and screens the candidates, performs reference checks, prepares a biography for each candidate for the Corporate Governance and Nominating Committee to review, and assists in establishing interviews. The Corporate Governance and Nominating Committee members interview candidates that meet the applicable criteria and selects those it will recommend to the board for nomination. The board considers the nominees and selects those whom it believes best suit the needs of the board.

The Corporate Governance and Nominating Committee and the board consider the composition of the entire board and the entire range of diversity (including gender, race, ethnicity, geographic background, and personal experience) in its determinations. We do not have a formal diversity policy, but we have historically had a diverse board. Our director qualifications and the diversity matrix below illustrate the diversity of experiences, qualifications, and backgrounds represented on our board. Our board nominees include three women directors, one male director of Hispanic ethnicity, one director who lives outside the United States, and one African-American male director.

Diversity of Nominees

10 of 11 Independent	61.8 yrs Average Age	8.4 yrs Average Tenure	3 Women	2 Ethnic Minorities

The Corporate Governance and Nominating Committee will consider qualified candidates for director nominees recommended by our stockholders. Stockholders may recommend qualified candidates for director nominees by writing to the Corporate Governance and Nominating Committee, c/o the Corporate Secretary, at Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. The Corporate Governance and Nominating Committee intends to evaluate candidates proposed by stockholders in the same manner and according to the same criteria as other candidates.

In addition, our bylaws provide that candidates for director may be nominated at the annual meeting (without including such nomination in the Company’s proxy materials) if the nominating stockholder gives the Company written notice not less than 90 nor more than 120 days in advance of the date which is the anniversary of the date of the previous year’s annual meeting, or, if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. That notice must provide certain other information as described in our bylaws.

Pursuant to our bylaws, stockholders may also submit director nominees to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2023 annual meeting must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees

16 INGREDION INCORPORATED	2022 PROXY STATEMENT

Proposal 1. Election of Directors

pursuant to proxy access must deliver the required materials to the Company not less than 120 nor more than 150 days prior to the anniversary of the date that the proxy statement was released for the prior year’s annual meeting, or if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting given, whichever occurs first.

Compensation of Non-employee Directors

Director Ownership Guidelines

To align our non-employee director and stockholder interests, we require our non-employee directors to hold meaningful amounts of our common stock. Our expectations are as follows:

Key Provision	Explanation of Key Provision

Ownership requirement	• Amount equal to a minimum of five times the value of the annual board cash retainer (i.e., $500,000)

Time to meet requirement	• Within five years of election to the board

Shares counted toward ownership	• Common Stock, including restricted stock, restricted stock units and phantom stock units

As of December 31, 2021, all non-employee directors either exceeded their stock ownership targets or were within the five-year compliance window in which to meet the ownership requirement.

Review of Non-employee Director Compensation

The objective of our compensation program for our non-employee directors, each of whom the board has determined to be an “independent director” under NYSE rules, is to:

•	provide fair compensation commensurate with the work required to serve on the board of a company with Ingredion’s size, scope, and complexity,

•	attract high-quality and diverse talent to the board, and

•	align directors’ interests with the interests of stockholders.

To determine the appropriate non-employee director compensation level, the PCC Committee uses the same Compensation Peer Group of companies used in determining executive officer compensation, as described in detail on page 34. The PCC Committee also considers broader, size-adjusted general industry, and index comparators. Generally, the PCC Committee seeks to position pay within a median range relative to the market, which helps ensure that non-employee directors are paid fairly and that the Company can attract qualified and diverse talent to the board. In addition, we pay a majority portion of non-employee director pay in equity. The PCC Committee believes the combination of equity-weighted compensation and share ownership requirements further aligns the interests of our non-employee directors with the interests of our stockholders.

To support the PCC Committee’s review of non-employee director compensation, at the committee’s request, Pearl Meyer benchmarks annually our non-employee director compensation against our Compensation Peer Group and a Pearl Meyer general industry survey. Using Pearl Meyer’s assessment, the PCC Committee recommends to the board, and the board approves, the compensation for the non-employee directors.

Summary of 2021 Compensation Elements

The following sets forth the individual components of our 2021 non-employee director compensation. The compensation was unchanged from 2020.

Annual Compensation Elements	Amount ($)

Annual Cash Retainer	100,000

Value of Annual Equity Retainer	130,000
Additional Compensation

Chairman of the Board Retainer	140,000

Audit Committee Chair Retainer	25,000

PCC Committee Chair Retainer	20,000

Corporate Governance and Nominating Committee Chair Retainer	15,000

INGREDION INCORPORATED	2022 PROXY STATEMENT 17

Proposal 1. Election of Directors

In 2021, each of the additional compensation retainers was paid 50% in cash and 50% in common stock. All retainers were paid in quarterly installments on the first day of each quarter. The stock portion of the retainer was issued in shares of common stock calculated by dividing the amount of the applicable retainer by the closing price of our common stock as reported on the NYSE on the first day of the relevant quarter, or if that day was not a day on which the NYSE is open for trading, on the immediately preceding day on which the NYSE is open for trading.

Directors are permitted to defer all or a portion of their respective retainers into RSUs under our Stock Incentive Plan pursuant to which a settlement is deferred until after the director’s termination of service from the board. All directors are reimbursed for board and committee meeting expenses, but no meeting attendance fees are paid in addition to the annual retainers.

James Zallie, our President and Chief Executive Officer, whose compensation is included in the “2021 Summary Compensation Table” on page 40, did not receive any additional compensation for serving as a director.

The following table summarizes the compensation earned by our non-employee directors for service during 2021.

2021 Non-employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1),(2) ($)	All Other Compensation(3) ($)	Total ($)

Luis Aranguren-Trellez	100,000	130,000	—	230,000

David B. Fischer	100,000	130,000	—	230,000

Paul Hanrahan(4)	100,000	130,000	2,000	232,000

Rhonda L. Jordan(5)	110,000	140,000	8,500	258,500

Gregory B. Kenny(6)	177,500	207,500	—	385,000

Barbara A. Klein	100,000	130,000	—	230,000

Victoria J. Reich(7)	112,500	142,500	6,000	261,000

Catherine A. Suever(8)	37,228	48,397	—	85,625

Stephan B. Tanda	100,000	130,000	—	230,000

Jorge A. Uribe(9)	100,000	130,000	—	230,000

Dwayne A. Wilson	100,000	130,000	6,000	236,000

(1)	Other than Mr. Tanda, all non-employee directors deferred 100% of their respective common stock retainer into RSUs under our Stock Incentive Plan.

RSUs have been valued at the grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (FASB ASC Topic 718 of the Financial Accounting Standards Board). See note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021, for a statement of the assumptions made with respect to the valuation under FASB ASC Topic 718. Shares of common stock have been valued at the closing price of our common stock as reported on the NYSE on the first day of the applicable quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day on which the NYSE is open for trading. RSUs are granted in advance on the first business day of each quarter equal to the amount of the retainer deferred divided by the closing price of our common stock as reported on the NYSE on the first day of the quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day on which the NYSE is open for trading. The RSUs (and phantom stock units issued prior to 2005) earn dividend equivalents. The RSUs and dividends earned thereon are not subject to vesting, but may not be transferred until a date not less than six months after the date of the director’s termination of service from the board, at which time the units will be settled by delivery of shares of common stock. Shares of common stock are granted in advance on the first business day of each quarter in the number calculated by dividing the amount of the retainer paid in stock by the closing price of our common stock as reported on the NYSE on the first day of the quarter, or if that day is not a day on which the NYSE is open for trading, on the immediately preceding day on which the NYSE is open for trading.

(2)

As of December 31, 2021, each director had the following aggregate number of RSUs and phantom stock units accumulated in his or her deferral account for all years of service as a director, including additional share units credited as a result of the reinvestment of dividend equivalents: Mr. Aranguren-Trellez, 32,701 units; Mr. Fischer, 9,881 units; Mr. Hanrahan, 52,908 units; Ms. Jordan, 18,081 units; Mr. Kenny, 52,601 units; Ms. Klein, 37,834 units; Ms. Reich, 11,885 units; Ms. Suever, 544 units; Mr. Tanda, 0 units; Mr. Uribe, 11,494 units; and Mr. Wilson, 19,634 units.

(3)

Amounts shown are matching contributions by the Company made under a charitable matching gift program in which non-employee directors may participate and which provides for matching contributions by the Company, consisting of a $2 match for every $1 of the first $1,000 contributed and a $1 match for every $1 of the next $6,500 contributed.

(4)	Mr. Hanrahan deferred 100% of his cash retainer ($100,000) and his common stock retainer ($130,000) into RSUs under our Stock Incentive Plan.

(5)	Ms. Jordan serves as Chair of the PCC Committee.

(6)	Mr. Kenny serves as Chair of the Corporate Governance and Nominating Committee and as Non-executive Chairman of the Board.

(7)	Ms. Reich serves as Chair of the Audit Committee.

(8)	Ms. Suever joined the board effective on August 17, 2021.

(9)	Mr. Uribe deferred 100% of his cash retainer ($100,000) and his common stock retainer ($130,000) into RSUs under our Stock Incentive Plan.

18 INGREDION INCORPORATED	2022 PROXY STATEMENT

Ownership of Our Stock

Ownership of Our Stock

Security Ownership of Certain Beneficial Owners and Management

The calculation of beneficial ownership of the Company’s issued and outstanding common stock presented in the following tables is made in accordance with SEC rules. Under these rules, a person is deemed to be a “beneficial owner” of shares of common stock if that person has or shares the power to vote or direct the voting of the shares or the power to dispose or direct the disposition of the shares. Beneficial ownership as of any date includes any shares as to which a person has the right to acquire voting or investment power as of that date or within 60 days thereafter through the exercise of any stock option or other right or the vesting of any RSU, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific shares, all such persons may be deemed to be beneficial owners of such shares.

As of March 24, 2022, which is the record date for the annual meeting, 66,496,158 shares of the Company’s common stock were issued and outstanding.

The following table shows, as of March 24, 2022, all persons known by the Company to be beneficial owners of more than five percent of the Company’s issued and outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	6,849,963	10.3%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	5,683,001	8.5%
(1)

The ownership information disclosed is based solely on a Schedule 13G/A report filed with the SEC on February 10, 2022. The Vanguard Group reports that, as of December 31, 2021, it had shared voting power over 35,913 shares, sole dispositive power over 6,757,510 shares, and shared dispositive power over 92,453 shares.

(2)

The ownership information disclosed is based solely on a Schedule 13G/A report filed with the SEC on February 1, 2022. BlackRock reports that, as of December 31, 2021, it had sole voting power over 5,393,683 shares and sole dispositive power over 5,683,001 shares. BlackRock also reports that it is the parent holding company of subsidiaries identified in the Schedule 13G/A that hold shares of the common stock reported in the Schedule 13G/A.

The following table shows, as of March 24, 2022, information based on filings with the SEC and our records regarding the beneficial ownership of the Company’s issued and outstanding common stock by:

•	each director and director nominee,

•	each executive officer named in the 2021 Summary Compensation Table under “Executive Compensation,” and

•	all executive officers and directors as a group.

INGREDION INCORPORATED	2022 PROXY STATEMENT 19

Ownership of Our Stock

The percentage of beneficial ownership as to any person as of March 24, 2022 is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 24, 2022, by the sum of the number of shares outstanding as of March 24, 2022, plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after March 24, 2022. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.

	Amount and Nature of Beneficial Ownership
Beneficial Owner	Shares of Common Stock(1) (#)	Shares Underlying Phantom Stock Units and Restricted Stock Units(2) (#)	Percent of Class(3)

Luis Aranguren-Trellez	1,134	33,315	*

David B. Fischer	1,934	10,341	*

Paul Hanrahan	—	53,921	*

Rhonda L. Jordan	—	18,623	*

Gregory B. Kenny	—	53,579	*

Charles V. Magro	—	—	*

Victoria J. Reich	—	12,392	*

Catherine A. Suever	—	942	*

Stephan B. Tanda	5,036	—	*

Jorge A. Uribe	1,613	11,571	*

Dwayne A. Wilson	—	20,160	*

James Zallie	431,415	53,956	*

James Gray	108,304	16,272	*

Janet Bawcom	—	—	*

Jorgen Kokke	90,563	11,690	*

Eric Seip	8,725	10,254	*

Jeremy Xu	6,993	18,229	*

All directors and executive officers as a group (21 persons)	769,013	347,370	*

(1)

Includes shares of common stock held individually, jointly with others, in the name of an immediate family member or under trust for the benefit of the named individual and/or one or more children of the named individual. Unless otherwise noted, the beneficial owner has sole voting and investment power. Fractional amounts have been rounded to the nearest whole share.

Includes shares of common stock that may be acquired through the exercise of stock options vested or subject to vesting as of or within 60 days after March 24, 2022, in the following amounts: Mr. Zallie, 382,185; Mr. Gray, 94,452; Mr. Kokke 71,595, Mr. Seip 3,725; Mr. Xu 4,098; and for all directors and executive officers as a group, 645,894.

Includes shares of common stock issuable pursuant to restricted stock awards vested or subject to vesting as of or within 60 days after March 24, 2022, in the following amounts: Mr. Aranguren-Trellez, 888 shares and reinvestment of dividends on those shares. The shares of restricted stock held by Mr. Aranguren-Trellez were granted to him as part of his annual retainer, and reinvested dividends on these shares are vested but are restricted as to transfer until termination of service from the board. Holders of restricted stock are entitled to vote those shares prior to vesting.

Includes 4,766 shares of common stock held in the Ingredion Incorporated Stock Fund of our Retirement Savings Plans by all directors and executive officers as a group.

Fractional amounts have been rounded to the nearest whole share.

(2)

Includes shares of common stock represented by deferred phantom stock units and deferred RSUs of the Company credited to the deferred compensation plan accounts of the non-employee directors and certain executive officers. The directors and executive officers have no voting or investment power over the common stock by virtue of their ownership of phantom stock units or RSUs. The phantom stock units and RSUs held by directors and executive officers and included in this column are not vested or subject to vesting as of or within 60 days after March 24, 2022. Fractional amounts have been rounded to the nearest whole share.

(3)	Less than one percent. Does not include shares shown in the column headed “Shares Underlying Phantom Stock Units and RSUs.”

20 INGREDION INCORPORATED	2022 PROXY STATEMENT

Ownership of Our Stock

Delinquent Section 16 Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of Ingredion’s stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. Based upon our examination of the copies of reports on Forms 3, 4, and 5, and amendments thereto filed electronically with the SEC and the written representations of our directors and executive officers, we believe that, during fiscal 2021, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements, except that four Form 4 reports were filed late with respect to four transactions in the aggregate for Jeremy Xu, an executive officer, in connection with shares of phantom stock allocated to him under our Supplemental Executive Retirement Plan (“SERP”); three Form 4 reports were filed late with respect to three transactions in the aggregate for Eric Seip, an executive officer, one in connection with an RSU grant and two in connection with shares of phantom stock allocated to him under our SERP; and one Form 4 report was filed late for Catherine A. Suever, a director, in connection with an RSU grant.

INGREDION INCORPORATED	2022 PROXY STATEMENT 21

Executive Compensation

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the guiding principles and practices upon which our executive compensation program is based, highlights the alignment of pay with our financial and strategic objectives that drive shareholder value, and describes the compensation paid to our 2021 named executive officers (“NEOs”):

Name	Title

James Zallie	President and Chief Executive Officer

James Gray	Executive Vice President and Chief Financial Officer

Janet Bawcom	Former Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer(1)

Jorgen Kokke	Executive Vice President and President Americas

Eric Seip	Senior Vice President, Global Operations

Jeremy Xu	Senior Vice President, Chief Innovation Officer, President Specialty Sweeteners and Chief Executive Officer PureCircle

(1)	Ms. Bawcom’s employment with the Company terminated effective on July 1, 2021.

CD&A Table of Contents

Executive Summary

We are a leading global provider of ingredient solutions to the food and beverage industry. We make sweeteners, starches, nutrition ingredients, and biomaterials that are used by customers in everyday products from foods and beverages to paper and pharmaceuticals. Our innovative ingredient solutions help customers stay on trend with simple ingredients and gluten-free or high-fiber foods that appeal to today’s consumers. We are on a steady path to transition from a commodity company to a value-added ingredients company, while at the same time reducing costs, optimizing our network, and navigating the ever-evolving landscape.

Our strategic growth roadmap is based on five growth platforms and is designed to deliver shareholder value by accelerating customer co-creation and enabling consumer-preferred innovation. Our five growth platforms are indicated below:

22 INGREDION INCORPORATED	2022 PROXY STATEMENT

Executive Compensation

In a year of supply chain challenges, inflation, and COVID-19 variant impacts, we rose to the challenges by delivering outstanding top-line performance, a year of continued specialties growth, and completion of the KaTech acquisition, the Amyris joint venture, and the contribution of the Company’s Argentina, Chile, and Uruguay operations to the Arcor joint venture.

2021 Business Performance

We executed well in 2021 in the face of persistent macroeconomic challenges. We delivered solid net sales of $6.9 billion, an increase of over 15% from $6.0 billion in 2020. Our diluted earnings per common share decreased from $5.15 in 2020 to $1.73 in 2021. Adjusted diluted earnings per common share increased from $6.23 in 2020 to $6.67 in 2021(1). The decrease in diluted earnings per share was primarily due to a $340 million impairment charge related to the contribution of the Company’s Argentina, Chile, and Uruguay operations to the Arcor joint venture. Other business highlights include:

•

Delivery of high teens net sales growth from our specialties ingredients, led by gains in our texturants and sugar reduction platforms, with specialties now representing 33% of the Company’s net sales.

•

Successful completion of our three-year Cost Smart program, delivering $170 million of cumulative savings, exceeding our original $125 million target by 36%. Our Cost Smart program not only delivered against its target, but also developed organizational capabilities to support driving cost competitiveness going forward. We achieved this result through:

o	Rationalization of production assets
o	Expansion of global shared services
o	Redesign of Global HR support
o	Operation of global manufacturing centers of excellence

•	Completion of the KaTech acquisition and the Amyris and Arcor joint ventures.

Core Compensation Practices

We are focused on creating an effective compensation program that successfully aligns the interests of the NEOs with the interests of our stockholders. We believe our executive pay programs provide appropriate incentives to our executive officers to achieve our financial and strategic goals without encouraging them to take excessive risks. To reinforce this alignment, we have adopted the following policies to guide our compensation practices:

✓ What We Do

  Maintain significant stock ownership requirements

  Offer limited perquisites

  Hold an annual Say-on-Pay vote

  Manage a clawback policy applicable to our executive   officers

  Vest equity only upon a “double trigger” in the event of a   change in control (“CIC”)

  Provide a majority of compensation that is based on   objective, quantifiable, pre-established performance goals

  Engage an independent compensation consultant   reporting directly to the PCC Committee

  Use a balance of short- and long-term incentive awards   and establish diverse performance metrics for both

X What We Don’t Do

  No automatic or guaranteed annual base salary increases

  No guaranteed annual or long-term incentive awards

  No hedging of Company stock

  No employment agreements for any executive officers

  No re-pricing of underwater stock options

  No payment of dividends or dividend equivalents to NEOs   on unearned performance share awards

  No tax gross-ups for perquisites or in the event of a CIC

  No ”single trigger” vesting of equity in the event of a CIC

(1)

Adjusted diluted earnings per common share is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). See Appendix A for a reconciliation of this non-GAAP financial measure to diluted earnings per common share calculated on a GAAP basis.

INGREDION INCORPORATED	2022 PROXY STATEMENT 23

Executive Compensation

2021 Executive Pay Highlights

•

In light of the business environment, the PCC Committee (and, with respect to the CEO, the Board of Directors) approved base salary increases in 2021, including merit and promotional adjustments, for our NEOs that averaged 1.0%.

•

A substantial majority of 2021 total target compensation (consisting of base salary plus target short- and long-term incentive compensation) for the NEOs was in the form of annual and long-term incentives, providing, as in prior years, a strong incentive to drive Company results and increase shareholder value. Approximately 87% of the CEO’s and 67% of the other NEOs’ target 2021 total direct compensation was performance-based.

•

Annual Incentive Plan (“AIP”) awards were based on targets from 60% to 130% of 2021 base salary for the NEOs, based on achievement of financial goals and personal objectives. See “Annual Incentive Plan” on pages 26 – 29 for additional information.

•	Actual payouts to the NEOs from the 2021 AIP varied from target payout up to a payout of 117% of target. See “2021 AIP Payouts” on page 29 for details on the AIP payout for each NEO.

•

Long-term incentive awards had a target grant date value from 39% to 70% of the 2021 total target compensation for the NEOs. These awards were in the form of performance shares, nonqualified stock options, and RSUs granted pursuant to our Stock Incentive Plan.

•

There were no payouts of performance shares from the 2019-2021 performance period as a result of the Company’s relative total shareholder return (“rTSR”) and average return on invested capital (“ROIC”) results. See “2019-2021 Performance Share Plan Results” on page 31 for details on performance against these metrics.

•

The PCC Committee approved off-cycle equity grants for certain NEOs (excluding the CEO), 50% of which are tied to performance objectives. For more details on recipients and grant amounts, see “Other 2021 Compensation Actions” on page 37.

Consideration of the 2021 Say-on-Pay Advisory Vote

At our 2021 annual meeting, our executive compensation program received approval from approximately 94.6% of the votes cast. We believe this result demonstrates our stockholder’s endorsement of the PCC Committee’s executive compensation decisions and policies. This stockholder vote was one of the factors informing to the PCC Committee’s decisions regarding our executive compensation program. Nonetheless, we have continued to make improvements to our incentive award programs as set forth in this Compensation Discussion and Analysis. The PCC Committee will continue to consider results from future stockholder advisory votes, which will continue to be held annually unless stockholders select a different frequency of future votes on executive compensation, in its ongoing evaluation of our executive compensation program and practices.

Our Executive Compensation Program

Core Principles and Philosophy. Our compensation philosophy is designed to align the interests of stockholders and executives through compensation programs that reward executives for performance that builds long-term shareholder value. The objectives of our compensation programs are to:

•	align and motivate management to execute our business strategy and enhance shareholder value,

•	attract and retain outstanding talented executives who can execute our strategy and deliver the best business results, and

•	reinforce pay-for-performance by tying earned compensation to results.

Our executive compensation philosophy establishes principles that enable us to attract and retain leaders who will develop and execute our business strategy. Our executive compensation guiding principles must be flexible enough to tailor compensation programs to the needs of our global and diverse workforce while, at the same time, also seeking to ensure that our compensation programs are equitable and competitive. The guiding principles that help us achieve our objectives are compensation programs that:

•

Align with our business: Incentive designs are aligned with the Company’s strategy and support long-term shareholder value creation while avoiding excessive risk-taking. We provide a balance of fixed and at-risk pay with both short- and long-term performance horizons, using a variety of metrics tied to key drivers of sustainable value creation.

•

Link pay and performance: The percentage of at-risk performance-based pay increases with level of responsibility and pay outcomes are dependent on the achievement of financial and other strategic goals over both the short- and long-term, with the objective of driving shareholder value.

•

Remain competitive: We structure our compensation programs competitively both in amount and type of compensation we offer in order to attract and retain talent. We continually benchmark pay and program design to ensure we are competitive while also evaluating and considering internal pay equity. In general, we target base salary, annual cash compensation and long-term incentive compensation opportunities for the NEOs at median pay based on pay for executives with similar responsibilities among a peer group of companies.

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Executive Compensation

Actual pay opportunities vary from this market reference based on factors such as experience, performance, retention concerns, and overall expertise in a role, among other factors.

•

Drive an owner’s mindset: We think and act like owners and make decisions that are in the best interest of the Company. To facilitate the owner’s mindset, we grant equity-based incentives as an effective method of facilitating stock ownership and further aligning the interests of executives with those of our stockholders. A significant portion of total target compensation for our NEOs consists of equity-based incentives. Additionally, we have robust stock ownership requirements to strengthen the link between the interests of NEOs and stockholders.

Our compensation programs are intended to balance these principles, and we believe our compensation programs and corresponding pay opportunities allow us to achieve these principles in a prudent and effective way. Our executive compensation structure is straightforward and market-competitive with a strong emphasis on performance.

Elements of our 2021 Annual Compensation Program. The following table identifies and describes the primary elements of the 2021 executive compensation programs for our NEOs and the corresponding objectives for each compensation component.

INGREDION INCORPORATED	2022 PROXY STATEMENT 25

Executive Compensation

Additional elements of our executive compensation program include health, welfare and retirement benefits and perquisites as appropriate to support our executive compensation philosophy.

Our compensation program is simple and comprehensive, providing:

•	elements we consider essential to be competitive in the marketplace,

•	a pay mix designed to support both the short- and long-term elements of our business strategy, and

•	performance measures that are drivers of and directly linked to shareholder value.

Elements of Compensation

Base Salary. Base salary is the primary element of compensation that is fixed. In setting base salaries for each NEO, the PCC Committee uses the same approach the Company uses in determining compensation for the broader employee population, including pay competitiveness (generally targeting base salaries at the 50th percentile of comparable roles within our Compensation Peer Group). Specific NEO salaries vary based on level of responsibility, experience, time in position, internal equity considerations, and individual performance.

2021 Compensation Actions. In 2021, the Chief Executive Officer recommended base salary increases for the other NEOs (except Mr. Seip, whose employment with the Company became effective on January 11, 2021), all of which were approved by the PCC Committee. The PCC Committee recommended the base salary increase for the CEO, and the Board of Directors, without the participation of the CEO, discussed and approved the recommended salary increase. For 2020, base salaries for all the NEOs and increases are shown in the table below:

Name	2020 Base Salary ($)	2021 Base Salary ($)	% Increase

James Zallie	1,090,000	1,103,080	1.2%

James Gray	630,360	640,500	1.6%

Janet Bawcom	494,400	502,500	1.6%

Jorgen Kokke	642,000	644,200	0.34%

Eric Seip	N/A	485,000	N/A

Jeremy Xu	525,000	526,750	0.33%

Annual Incentive Plan. We design our AIP to motivate our NEOs to achieve or exceed our annual financial and strategic goals. The PCC Committee sets the formula, target, threshold, and maximum annual incentive opportunities at the beginning of each year. Target goals are based on the financial goals for the Company that are recommended by management and approved by our Board of Directors. The PCC Committee determines the actual awards earned by each NEO based on Company annual financial results and performance against the pre-defined strategic objectives, with the award for the CEO recommended by the PCC Committee to the board for approval. Annual incentive award payouts can vary greatly from year to year based on actual performance relative to the target goals. In 2021, no changes were made from the 2020 AIP design.

The Company’s Cost Smart program was completed in 2021. Therefore, for 2022, the PCC Committee has approved replacing the Cost Smart metric with Specialty Net Revenue Growth versus prior year. The new metric directly supports our strategic focus to drive growth in sales of our specialty ingredients and will be weighted at 15%, the same as the Cost Smart metric for 2021.

Annual Incentive Plan Target Opportunity. The PCC Committee approves the cash, short-term incentive target opportunity for each NEO, other than the Chief Executive Officer, expressed as a percentage of base salary. The Board of Directors approves the cash, short-term incentive target opportunity for the Chief Executive Officer, which is also expressed as a percentage of base salary.

Incentive targets are established by the PCC Committee annually using market data and the CEO’s recommendations concerning cash, short-term incentive target awards for the other NEOs. Based on all of the inputs, the PCC Committee generally sets the target annual incentive opportunity at or near the median of our Compensation Peer Group. The 2021 AIP target for Mr. Zallie was established using market data from our Compensation Peer Group and was approved by the PCC Committee and the Board of Directors. Target annual incentive opportunities remained the same for all NEOs in 2021 versus prior year.

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Executive Compensation

The target 2021 annual incentive opportunity for our NEOs was as follows:

Name	Target opportunity as a % of salary

James Zallie	130%

James Gray	80%

Janet Bawcom	65%

Jorgen Kokke	80%

Eric Seip	60%

Jeremy Xu	60%

2021 AIP Design. The 2021 AIP design consists of three financial metrics that constitute 80% of the plan, with the remaining 20% consisting of personal objectives. The PCC Committee approves the individual personal objectives for the NEOs other than the CEO. The Board of Directors reviews and approves the individual personal goals and objectives for our CEO in light of the Company’s corporate financial goals and objectives.

To be eligible to receive an incentive payment for the 2021 performance period, an NEO must:

•	be an employee of the Company on the last day of the performance period or have terminated employment during the performance period due to retirement, disability, or death, and

•	have been employed by the Company for more than six months of the performance period.

An NEO who is eligible to receive an incentive payment for the performance period, but who was not actively employed during the entire performance period, will receive a prorated payment determined in accordance with rules approved by the PCC Committee.

Financial Metrics. The metrics used to determine the financial performance components and the rationale for choosing these metrics is described below. In selecting metrics, the PCC Committee seeks to incentivize results that drive execution against our strategy. The PCC Committee determined that each of the metrics described below incentivized a key component of our strategy and that the Company’s executives have the ability to influence the Company’s performance on each metric. Results against each metric can range from 0% to 200%.

Financial Metric	Rationale

Adjusted EBITDA	Serves as a foundation for the Company’s growth and, as a result, shareholder value.

Working Capital (“WC”) as a percentage of net sales	Key financial metric to maximize the efficiency of our working capital, including to incentivize tightening working capital in periods when sales may decline.

Cost Smart Savings	Aligns NEO payouts with the Company’s program to realize sustainable, run-rate savings in selling, general and administrative (“SG&A”) expense and in cost of sales expense.

In order to provide an incentive for superior performance in both North and South America, Mr. Kokke’s financial metrics include regional adjusted EBITDA goals, for both North and South America.

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Executive Compensation

2021 Financial Metrics, Targets, and Results. The PCC Committee recognizes the importance of establishing realistic yet rigorous targets that continue to motivate and retain executives. The AIP targets for each year are set, together with the Company budget, at the start of the current year, taking into consideration prior year results, growth targets, and potential risks to achieving the target during the performance period. As such, the targets and performance scale for each metric are approved after thorough review and discussion both at the PCC Committee and board levels. Range of performance from threshold to maximum is intended to reflect the expected variance of operating results. Details on the metrics, weightings, performance scale, and results for the 2021 AIP are shown below:

		Performance Scale			Results
Financial Metric	Weighting	Threshold	Target	Maximum	Final Result	Payout

Adjusted EBITDA(1),(2)	50%	$796.0	$904.6	$1,040.3	$902.7	99%

North America Adjusted EBITDA(2)	20%	$554.9	$630.6	$725.1	$611.6	106%
South America Adjusted EBITDA(2)		$119.6	$135.9	$156.2	$162.0

Working Capital as a % of Net Sales(3)	15%	20.1%	18.1%	16.1%	16.5%	178%

Cost Smart Savings	15%	$140.8	$160-$170	$184.0	$166.4	100%

(1)

Adjusted EBITDA, which is a non-GAAP financial measure, is defined by the Company as income before interest, income taxes, and depreciation and amortization, as further adjusted to exclude the following: restructuring/impairment; acquisition/integration costs; impairment from disposition of assets; pre-tax benefits for Brazil indirect tax matters; and fair value of equity interests. All adjustments made are reviewed, discussed and approved by the PCC Committee. Final adjustments are agreed to in advance of final approval of the Adjusted EBITDA performance for the year.

(2)	North America and South America adjusted EBITDA applies exclusively to Mr. Kokke and represents 20% of his adjusted EBITDA total; the remaining 30% is total Company adjusted EBITDA.

(3)

Working capital as a percentage of net sales is defined as the 12-month average of trade accounts receivable plus inventory less trade accounts payable and accrued expenses divided by average monthly net sales.

Personal Objectives. At the beginning of each year, based on the annual financial and strategic plan, our CEO and the other NEOs develop annual quantitative and qualitative objectives. The personal objectives for the CEO are recommended by the PCC Committee and approved by the Board of Directors. The personal objectives for the NEOs, other than the CEO, are recommended by the CEO to the PCC Committee and approved by the PCC Committee.

In 2021, the personal objectives for all Ingredion employees, including the NEOs, were aligned with Ingredion’s four strategic pillars and the core value of “Care First.” Additionally, in 2021, all NEOs had personal objectives related to ESG matters, including sustainability, diversity, equity and inclusion, succession planning, and culture/engagement, which represented between 15% and 25% of their respective personal objectives in the aggregate.

Mr. Zallie’s personal objectives for 2021 focused on delivery of strategic growth, cost reduction and operational excellence, commercial excellence, employee safety, sustainable sourcing, succession planning, diverse representation, and employee engagement. His goals were weighted as follows:

•	Care First (15%)

•	Specialties Strategy (30%)

•	Cost Smart (15%)

•	Commercial Excellence (25%)

•	Purpose, Culture, Values & Talent (15%)

The personal objectives of the other NEOs were aligned with and supported Mr. Zallie’s personal objectives and focused on the same key areas with varying levels of emphasis and weighting.

At the conclusion of the annual performance period:

•

Our CEO provides to the Board of Directors a detailed self-appraisal of his performance relative to the achievement of his annual personal objectives and the quality of work performed. The board reviews the information and submits feedback to the PCC Committee. Following a review and discussion of all information provided, the PCC Committee recommends a personal objective rating for the CEO to the board and the board makes the final decision on the personal objective rating for the CEO. A maximum 200% payout on the personal objective component is possible for exceptional performance.

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Executive Compensation

•

For each of the other NEOs, the CEO provides the PCC Committee with an individual performance assessment and rating recommendation based on each NEO’s contributions and achievements during the year. The PCC Committee reviews and discusses the recommendations made by the CEO before determining the individual performance rating for each NEO.

Our AIP provides flexibility to both the CEO and the PCC Committee. Our CEO may recommend to the PCC Committee an adjustment to the amount of the AIP award earned by any other NEO (positive or negative) based on his judgment of that individual’s performance and/or his judgment of the degree of difficulty of the performance goal. In 2021, the CEO did not recommend an adjustment to any NEO AIP awards under this provision.

Furthermore, the PCC Committee may adjust the total amount earned and calculated in accordance with the metrics described above from 0% to 150% based on its determination of the relative strength or weakness of an individual’s performance. As a result, an outstanding performer may have his or her total bonus payment increased by 50% while, conversely, the bonus may be reduced incrementally to $0 for an unsatisfactory performer. No such adjustments were made under this provision for 2021.

2021 AIP Payouts. After determining the 2021 financial achievement and individual performance achievement against the annual personal objectives for each NEO, the PCC Committee approved the following annual incentive cash payments:

	Annual Incentive		Achievement of Financial Targets ($)			Personal Objectives		2021 Calculated AIP Payout
Name	Target ($)	Maximum ($)	Adj. EBITDA	WC as a % of Net Sales	Cost Smart	Achievement	Payout ($)	Overall % of AIP Target	Amount ($)

James Zallie	1,434,004	2,868,008	709,832	382,879	215,101	120.0%	344,161	115%	1,651,973

James Gray	512,400	1,024,800	253,638	136,811	76,860	122.5%	125,538	116%	592,847

Janet Bawcom(1)	326,625	653,250	81,656	24,497	24,497	100.0%	32,662	100%	163,312

Jorgen Kokke	515,360	1,030,720	262,318	137,601	77,304	112.5%	115,956	115%	593,180

Eric Seip	282,230	564,460	139,704	75,355	42,335	97.5%	55,035	111%	312,429

Jeremy Xu	316,050	632,100	156,445	84,385	47,408	130.0%	82,173	117%	370,411

(1)	Pro-rated based on employment termination date of July 1, 2021.

Long-term Incentive Compensation. We design our annual long-term incentive program (“LTIP”) to provide variable compensation in the form of equity that rewards executives when we achieve long-term results that align with stockholder interests. Our LTIP incentivizes our NEOs to focus on important performance objectives that we believe will translate into sustainable stockholder returns over the long term. In 2021, for our annual grant, we continued with the same mix of awards used for 2020 (as shown in the table below) to provide a balance of performance- and retention-based compensation to support our long-term strategy. This mix of awards is designed to tie executive compensation to TSR, balance performance focus with the ability to retain executives, and mitigate the risk of over-focusing on a single metric.

Vehicle	Weight	Structure	Purpose
PSUs	50%	• Number of shares earned may range from 0%-200% of the target number of PSUs granted based on the business performance rating for the performance cycle • 3-year performance cycle	• Strengthens retention • Facilitates stock ownership when earned • Aligns long-term interests with those of stockholders
RSUs	25%	• Value of award depends on our stock price at time of vesting • 3-year cliff vesting from date of grant	• Strengthens retention • Facilitates stock ownership • Provides a full-value equity component to balance stock options and PSUs
Stock Options	25%	• 3-year ratable vesting • 10-year term	• Requires stock price appreciation for value creation • Facilitates stock ownership • Aligns long-term interests with those of stockholders

The number of PSUs and RSUs awarded to each NEO is determined at grant date by dividing the target dollar value of the award by the twenty-day average trailing per share closing stock price of our common stock as reported on the NYSE. The number of stock options is determined by dividing the target value of the award by the Black-Scholes value of the award on that date.

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Executive Compensation

2021 Annual Equity Grants to NEOs. The table below shows the 2021 annual equity grants to our NEOs. In determining each grant, the executive’s level of responsibility, individual and Company performance, external market positioning, and recommendations from the CEO for the other NEOs were all considered by the PCC Committee.

	2021 Annual Equity Grants(1)
	PSUs		RSUs		Stock Options
Name	(#)(2)	($)(3)	(#)(2)	($)(3)	(#)(2)	($)(3)

James Zallie	37,266	2,950,000	18,633	1,475,000	131,869	1,475,000

James Gray	7,895	625,000	3,948	312,500	27,938	312,500

Janet Bawcom(4)	4,264	337,500	2,132	168,750	15,087	168,750

Jorgen Kokke	7,580	600,000	3,790	300,000	26,821	300,000

Eric Seip	3,158	250,000	1,579	125,000	11,175	125,000

Jeremy Xu	3,474	275,000	1,737	137,500	12,293	137,500

(1)

Grant date for the annual equity grants was February 9, 2021. Grants of PSUs are reflected at target since actual shares earned, if any, will be determined after the three-year performance cycle ending on December 31, 2023.

(2)

Number of shares is calculated using a twenty-day average trailing per share closing price of our common stock as reported on the NYSE. The number of stock options is determined by dividing the target value of the award by the Black-Scholes value on that date.

(3)

Represents the dollar amount approved by the PCC Committee. This amount differs from the value in the “Executive Compensation—Grants of Plan-Based Awards” table, which represents the accounting value of the award.

(4)	Ms. Bawcom forfeited the entire award upon termination of her employment.

Performance Share Units. The PCC Committee approves performance targets for a three-year performance cycle when it grants PSUs. At the end of the three-year performance cycle, the grants will vest only if the PCC Committee certifies that Company results meet or exceed the applicable performance thresholds set at the beginning of the cycle. In the event of retirement, death, or disability after the first year of the performance period, the PSU award will be pro-rated and will vest based on actual results.

The table below outlines the performance measures, weightings, and performance scale for the February 2021 annual PSU grant and outlines the rationale for selecting each metric. In selecting the metrics, the PCC Committee sought to incentivize behavior consistent with achieving our long-term growth objectives and to align the interests of our executives with the interests of our stockholders.

			Performance Scale
Metric	Weighting	Rationale	Threshold	Target	Maximum

Adjusted Return on Invested Capital (“ROIC”)(1)	50%	Focuses on profitability and value-creating potential while also taking into account the amount of capital invested.	8%	10%	11.5%

Relative Total Shareholder Return (“rTSR”)	50%	Directly link awards to shareholder value creation and performance versus peers.	25th percentile	50th percentile	75th percentile

(1)

Adjusted ROIC is a financial performance ratio not defined under GAAP. The Company defines Adjusted ROIC as adjusted operating income, net of tax, divided by average end-of-year balances for the current year and prior year total net debt and equity. Adjusted operating income, net of tax, is a financial measure not defined under GAAP. The Company defines adjusted operating income, net of tax as net income, as calculated in accordance with GAAP, adjusted to exclude the following items: provision for income taxes; other non-operating (income) expense; financing cost, net; restructuring/impairment charges; acquisition/integration costs; impairment on disposition of assets; pre-tax benefits for Brazil indirect tax credits; and the income tax effect of the previously identified adjusted items. Like awards earned under the AIP, performance shares are earned based on the achievement of performance metrics recommended by management and approved by the PCC Committee and in the case of the CEO, recommended by the PCC Committee and approved by the Board of Directors.

The PCC Committee regularly reviews the design of the performance shares, including the performance metrics, to ensure they continue to be aligned with maximizing stockholder returns by achieving growth and value-generation goals. To further promote executive share ownership and stockholder alignment, vested performance shares are paid in common stock. No dividends are earned on any performance shares prior to certification of performance and vesting of the performance share awards.

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Executive Compensation

Performance shares are earned based on our relative percentile ranking with respect to TSR for members of the Performance Peer Group (as described on page 35). At the end of the performance cycle, the number of shares actually earned may range from 0% to 200% of the target number of PSUs granted.

The number of shares that may be earned against each measure, as a percentage of target, at threshold, target, and maximum performance is as follows:

Metrics Achievement	Below Threshold	Threshold	Target	Maximum

Shares Earned (as a percentage of target)	0%	50%	100%	200%

Earned PSUs vest and pay out (or are cancelled if not earned) following the three-year performance cycle once the PCC Committee certifies performance against each of the metrics.

In March 2021, the PCC Committee approved off-cycle equity grants for certain NEOs (excluding the CEO) and approximately 21 other key employees. These grants are 50% performance-based and are tied to the adjusted ROIC metric for the 2021-2023 performance cycle. For more details on recipients and grant amounts see “Other 2021 Compensation Actions” on page 37.

2019-2021 Performance Share Plan Results. The following chart details:

•	the key financial metrics, weighting, and performance goals the PCC Committee set in 2019,

•	our actual performance over the 2019-2021 performance cycle, and

•	the final performance results approved by the PCC Committee at the end of the 2019-2021 performance cycle.

	2019-2021 Performance Cycle Results
Metric	Weighting	Threshold	Target	Maximum	Actual	Payout

Adj. ROIC(1)	50%	11.5%	13.5%	15.5%	11.2%	0%

rTSR	50%	25th percentile	Median	75th percentile	5th percentile	0%

(1)	Adjusted ROIC, which is a non-GAAP financial measure, is defined by the Company in the manner specified in footnote (1) to the table presented under “Performance Share Units” above.

Based on the Company’s three-year results, no shares were earned for the 2019-2021 performance cycle.

Other Outstanding Performance Share Cycles. While the 2019-2021 performance cycle has just ended, two additional annual performance cycles remain outstanding at the end of 2021 and have the following characteristics:

•	Represent 50% of the unvested LTI value

•	Reflect no change in metrics from the 2019-2021 performance share plan

Performance Cycle	Projected Performance as of December 31, 2021
2020 – 2022	Below target level
2021 – 2023	Above target level

Stock Options. Of our NEOs’ long-term incentive, 25% is delivered in the form of nonqualified stock options that vest ratably over three years and have a term of ten years. The exercise price of stock options is the per share closing price of our common stock as reported on the NYSE on the date of grant. Stock options have no realizable value at the time of grant. NEOs will realize value from stock options only if the Company’s share price appreciates above the exercise price. In the event of a retirement one year or more after the grant date, stock options will continue to vest in accordance with the original vesting schedule.

Restricted Stock Units. We grant RSUs to align the interests of our NEOs with the interests of our stockholders and to promote retention of critical talent. These awards also help to balance the long-term incentive compensation mix for our NEOs to minimize risk-taking.

RSUs granted to the NEOs in February 2021 cliff vest on the third anniversary of the date of the grant, except upon death or disability, in which event they will vest on a pro rata basis. The RSUs will continue to vest in accordance with the original vesting schedule in the event of retirement more than one year after grant date. As of each dividend payable date, additional RSUs equivalent to the value of the dividend are credited to the award. The additional RSUs credited are subject to the same terms and conditions as the underlying award.

We make long-term incentive grants at the PCC Committee’s first meeting of each year, typically in February, at the same time other elements of compensation are determined so that we can consider all elements of compensation simultaneously when making decisions.

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Executive Compensation

Other Compensation Elements

Limited Perquisites. We provide a limited number of perquisites to our NEOs. The table below summarizes and provides the business rationale for each of the perquisites provided to the NEOs for 2021. The PCC Committee believes offering certain limited perquisites is important for executive retention and recruitment, and the perquisites for NEOs are similar in scope and value to those offered by companies with which we compete for talent.

Category	Business Rationale
Choice of Car Allowance or Automobile Lease

To allow the NEO the convenience of using a vehicle for business purposes without having to track and submit expenses or in the case of a lease, take time for maintenance of a vehicle, ultimately saving time and allowing the NEO to be more productive.

Financial Planning and Tax Preparation

To address complex tax and financial situations and assist in compliance with local state and country tax laws for our executives with dual nationalities or work histories in multiple states and countries.

Executive Physical	Provides the NEO with the convenience of being able to obtain a complete physical while only having to schedule a single appointment, ultimately saving time.

Each of the NEOs is subject to income tax on the imputed income resulting from his or her perquisites and each is responsible for payment of any imputed taxes. We do not provide our NEOs with tax gross-ups on perquisites. The value of these limited perquisites is included in the “2021 Summary Compensation Table” on page 40 in the “All Other Compensation” column.

Retirement and Separation Benefits. Our U.S.-based NEOs are eligible for broad-based U.S. employee benefit plans on the same terms and conditions as U.S. salaried employees, including, medical, dental, and life insurance as well as disability and accidental death and dismemberment coverage.

•	All eligible employees in the U.S., including the NEOs, may purchase additional life, dependent life, and accidental death and dismemberment coverage as part of their active employee benefit plans.

•	All salaried employees in the U.S. are eligible to participate in our salaried Retirement Savings Plan.

•

In the past, all salaried employees in the U.S., subject to certain service requirements, were also eligible to participate in the Cash Balance Plan Component of the Ingredion Pension Plan (the “Cash Balance Plan”) and our Master Retiree Welfare Plan (also known as Retiree Health Care Spending Accounts or “RHCSA”). Both of these plans were closed to new participants as of December 31, 2014.

Retirement Savings Plan. Our Retirement Savings Plan is a tax-qualified 401(k) savings plan that offers U.S. salaried employees the opportunity to contribute up to 75% of their respective eligible compensation on either a before-tax or after-tax basis.

•	The Company matches 100% of employee contributions up to the first 6% of eligible compensation contributed.

•	Employee contributions are fully vested upon contribution.

•	Company contributions are vested over three years of qualified employment with the Company.

Because Messrs. Kokke, Xu, and Seip do not participate in the Cash Balance Plan, they each receive an additional Company contribution of 3% of eligible compensation contributed to their respective Retirement Savings Plan accounts.

Cash Balance Plan. Messrs. Zallie and Gray are the only NEOs who participate in the Cash Balance Plan. The Cash Balance Plan is a defined benefit qualified pension plan which is available to all U.S. salaried employees hired before January 1, 2015.

•	Participant accounts accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes.

•	Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime, and earned AIP award).

•

Pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service; the Plan is frozen at 2017 levels for purposes of calculating the pay credit percentage.

•	Value of a participant’s account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum, if certain funding conditions are met.

•	The Cash Balance Plan provides for a three-year vesting period.

32 INGREDION INCORPORATED	2022 PROXY STATEMENT

Executive Compensation

Mr. Kokke participates in the Ingredion Incorporated Third Country National Cash Balance Plan. The plan is a non-qualified pension plan available to certain employees who are not working in their country of origin. Accounts of participants in the Plan accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Until his transfer to the United States, Mr. Kokke received pay credits under this plan. Pay credits are calculated as a percentage (3% to 10%) of an employee’s eligible compensation (defined as base salary, overtime, and earned AIP award). The pay credit percentage is determined by the employee’s years of service and remains at 10% after 35 years of service. The value of a participant’s account at retirement is paid out in a lump sum and is subject to an offset for pension and other amounts payable under the participant’s local, non-U.S. plans. The Third Country National Cash Balance Plan provides for a three-year vesting period with 100% vesting upon attainment of age 65.

Retiree Health Care Spending Account (“RHCSA”). A RHCSA account will be provided to Mr. Zallie if his employment with the Company terminates by retirement at or after age 55 with ten years of service. The RHCSA accounts aid in purchasing pre-age 65 retiree medical and dental coverage from the Company and reimbursing for a Medicare supplement policy for coverage at age 65 or older. At termination, qualified employees have access to a RHCSA account for themselves and a RHCSA account in an equal amount for their then qualified dependents. The balances in these accounts may be used by the pre-age 65 retiree and dependents to purchase from the Company, at the full cost, medical and dental benefits that mirror those provided by the Company to active employees.

Balances in these notional accounts are forfeited if the employee terminates employment prior to age 55 and ten years of service at the time of termination. The accounts otherwise terminate on the death of the employee for the employee’s RHCSA and upon the death of the qualified dependent in the case of the dependent’s RHCSA.

Supplemental Executive Retirement Plan. Certain of our U.S.-based eligible employees, including all NEOs, are entitled to participate in our SERP. The purpose of this nonqualified, unfunded plan is to:

•	permit certain key executives to defer receipt of a portion of current compensation, including short- and long-term incentive payments, until a later year,

•

provide participants and their beneficiaries with the amount of retirement income that is not provided under the Cash Balance Plan or the Retirement Savings Plan by reason of statutory limits on eligible compensation under tax-qualified plans, and

•	preserve the opportunity for executives to continue to defer compensation that was deferred under previously maintained plans.

To the extent that an employee’s annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the U.S. Internal Revenue Code, additional benefits may be provided through our nonqualified SERP via a Cash Balance Make-up Account to which we contribute the amounts that we would have contributed to the Cash Balance Plan absent those statutory limitations. Messrs. Zallie and Gray are the sole NEOs who participate in Cash Balance Make-up Accounts.

Participants are entitled to participate in Annual Deferral Accounts and Savings Plan Make-up Accounts under the nonqualified SERP. To the extent that benefits are limited under the Retirement Savings Plan due to statutory limits on compensation and deferral under tax-qualified plans, participants are permitted to defer compensation through the SERP. In addition, we make matching contributions on voluntary contributions to the Savings Plan Make-up Accounts in the amount that we would have contributed to the Retirement Savings Plan absent those statutory limitations. A participant is vested in his or her Savings Plan Make-up Account to the extent that the participant is vested in the Retirement Savings Plan matching contributions. SERP participants are general, unsecured creditors of the Company.

Change in Control Severance Agreements. In order to promote retention in the face of an actual or rumored change in control of the Company, or CIC, we maintain executive severance agreements with each of our NEOs. These agreements are intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other stakeholders of the Company without undue concern over whether the transactions may jeopardize the NEO’s own employment.

The agreements require us or a successor company to make certain payments and provide certain benefits if the NEO’s employment is terminated by us or a successor company other than because of death, “Disability” or “Cause,” or by the named executive officer for “Good Reason,” in each case, within two years after a CIC of the Company. Disability, Cause and Good Reason are defined in the severance agreements. Because these agreements are provided to satisfy different objectives than our standard compensation program, decisions made under this program do not affect our standard compensation program.

The terms of these agreements are similar to those provided by other companies, and we provide them in part to provide a competitive compensation package. Information regarding potential payments under these agreements for the NEOs is provided in “Potential Payments Upon Termination or Change in Control” on page 47.

INGREDION INCORPORATED	2022 PROXY STATEMENT 33

Executive Compensation

How Compensation Decisions Are Made

Role of Peer Groups

The PCC Committee uses two different groups of companies to: (1) benchmark executive compensation, market practices, and compensation design; and (2) assess relative performance.

Compensation Peer Group. The PCC Committee annually reviews compensation data from a comparator group of companies as one reference point when making compensation decisions for all executive pay, including CEO pay, and when benchmarking compensation plan designs. Aggregate pay level benchmarking data for all elements of compensation, including base salary, target bonus, total target cash compensation, long-term incentive and target total compensation, is provided for each NEO role by Aon Hewitt (“Aon”) and then reviewed and evaluated by Pearl Meyer. Separately, market data for the CEO is reviewed independently from the Aon data. Other factors considered in NEO compensation decisions include individual performance, job responsibilities, leadership, years of experience, Company performance, and long-term growth potential.

We routinely review the selection criteria and companies in our Compensation Peer Group. To better reflect industry alignment, the PCC Committee, with input from Pearl Meyer, significantly updated the Compensation Peer Group in 2021.

Reassessing our Compensation Peer Group resulted in a set of compensation peers with a stronger focus in the food and beverage industry while median revenue and other relevant metrics remained comparable. The 2021 Compensation Peer Group consists of 19 companies with a median revenue of $7.8 billion. Changes to the former peer group include:

Additions	Deletions

• Conagra Brands, Inc.

• Flowers Foods, Inc.

• Kellogg Company

• Lamb Weston Holdings, Inc.

• Molson Coors Beverage Company

• Pilgrim’s Pride Corporation

• Post Holdings, Inc.

• Sanderson Farms, Inc.

• Seaboard Corporation

• TreeHouse Foods, Inc.

• Ball Corporation

• BorgWarner Inc.

• Darling Ingredients Inc.

• Dover Corporation

• Flowserve Corporation

• Harley-Davidson, Inc.

• Leggett & Platt, Incorporated

• Mattel, Inc.

• Meritor, Inc.

• Mohawk Industries, Inc.

• Owens-Illinois, Inc.

• Pentair plc

• Sonoco Products Company

• Tenneco Inc.

• Terex Corporation

• Visteon Corporation

The table below shows the criteria used when choosing the 2021 Compensation Peer Group and how it is used:

How the 2021 Compensation Peer Group Was Chosen	2021 Compensation Peer Group(1)	How We Use the Compensation Peer Group

• Comparable size based on net revenue and market capitalization

• Strong focus in the food and beverage industry

• Robust global footprint with sales and operations outside of the United States

• Similar business structure

• Campbell Soup Company

• The Clorox Company

• Conagra Brands, Inc.

• Eastman Chemical Company

• Flowers Foods, Inc.

• Fresh Del Monte Produce Inc.

• The Hershey Company

• Hormel Foods Corporation

• The J.M. Smucker Company

• Kellogg Company

• Keurig Dr Pepper Inc.

• Lamb Weston Holdings, Inc.

• McCormick  & Company, Inc.

• Molson Coors Beverage Company

• Pilgrim’s Pride Corporation

• Post Holdings, Inc.

• Sanderson Farms, Inc.

• Seaboard Corporation

• TreeHouse Foods, Inc.

• Benchmarking:

i. Annual and long-term incentive plan design

ii.  Total direct compensation (at target levels), including base salary, and annual and long-term incentive awards

iii. Stock ownership requirements

iv. Perquisites

• Assess the competitiveness of total direct compensation awarded to senior executives

• Compare pay-for-performance alignment

(1)	Companies indicated in bold are represented in both the Compensation and Performance Peer Groups.

34 INGREDION INCORPORATED	2022 PROXY STATEMENT

Executive Compensation

We review all elements of compensation annually at the same time in order to appropriately consider the relationships between all compensation elements as well as to assess the appropriateness of the total compensation package for each NEO. We also consider the strength of our financial performance, the NEO’s position and level of responsibility, internal comparisons, individual performance, and competitive market data for the Compensation Peer Group.

Performance Peer Group. We compare our TSR performance against our Performance Peer Group, which allows us to structure long-term incentive compensation linked directly to the performance of our peers. This group of companies is less relevant as a comparator for compensation levels for executive positions because of differences in company size, market capitalization, scope, business structure, and geographic footprint. We consider these companies industry competitors so we believe that comparing our performance against this peer group provides a valuable measure of our performance. We also believe investors are more likely to consider the stocks of the performance peer group as alternatives to an investment in our stock than the companies in the Compensation Peer Group, in part because their business operations are more similar to ours.

We also review the Performance Peer Group each year. We conducted an in-depth analysis in 2021 looking at many different criteria as well as broad indices. After the review, the PCC Committee, with input from its independent compensation consultant, determined that updating the Performance Peer Group would be appropriate.

Reassessing our Performance Peer Group resulted in a set of performance peers with a focus in both the food and beverage and manufacturing industries. The 2021 Performance Peer Group consists of 21 companies with a median revenue of $10.5 billion. Changes to the former peer group include:

Additions	Deletions

• Associated British Foods plc • Danone S.A. • General Mills, Inc. • Kellogg Company • The Kraft Heinz Company • Mondelēz International, Inc. • Tyson Foods Inc. • Unilever PLC	• Albemarle Corporation • Balchem Corporation • Crown Holdings, Inc. • Givaudan SA • International Flavors & Fragrances Inc. • The Mosaic Company • Nutrien Ltd. • Symrise AG

The table below shows our criteria for choosing the 2021 Performance Peer Group and how it is used.

How the 2021 Performance Peer Group Was Chosen	2021 Performance Peer Group(1)	How We Use the Performance Peer Group

• Focused on basic ingredient, food additives and midstream manufacturing

• Market capitalization of >$1 billion and <$50 billion

• Correlation in stock price

• Comparable commodity price sensitivity

• Overseas operations

• AAK AB

• Archer Daniels-Midland Company

• Associated British Foods plc

• Celanese Corporation

• Danone S.A.

• Ecolab Inc.

• General Mills, Inc.

• Huntsman Corporation

• Kellogg Company

• Kerry Group plc

• Koninklijke DSM N.V.

• The Kraft Heinz Company

• McCormick  & Company, Inc.

• Mondelēz International, Inc.

• Novozymes A/S

• Sealed Air Corporation

• Sensient Technologies Corporation

• Tate & Lyle plc

• Tyson Foods, Inc.

• Unilever PLC

• W.R. Grace & Co.

• Compare annualized TSR to assess our results against the TSR performance measure for PSUs

(1)	Companies indicated in bold are represented in both the Compensation and Performance Peer Groups.

INGREDION INCORPORATED	2022 PROXY STATEMENT 35

Executive Compensation

Decision-Making Process

Role of the Compensation Consultant. The PCC Committee retains an independent compensation consultant to assist in evaluating executive compensation programs. The consultant advises the PCC Committee regarding the amount and form of executive and director compensation and pay-for-performance alignments. Conferring with a consultant provides additional assurance that our executive and director compensation programs are reasonable, market competitive, and consistent with our objectives.

Since 2011, the PCC Committee has engaged Pearl Meyer as its independent compensation consultant. For additional information regarding the PCC Committee’s use of an independent compensation consultant, see “People, Culture and Compensation Committee” on page 13.

Compensation Consultant Responsibilities:

•	Regularly update the PCC Committee on executive compensation market trends, incentive practices and legislation pertaining to executive compensation

•	Attend all PCC Committee meetings, including executive sessions without management present

•	Provide guidance on executive compensation programs to promote market-competitiveness

•	Provide research, data, survey information and design expertise in support of the development of compensation programs for executives and the design of incentive programs for all eligible employees

•	Review and recommend compensation of non-employee directors

•	Conduct a pay-for-performance assessment

•	Advise the PCC Committee on the appropriate comparator peer groups for compensation and performance

•	Provide an independent range of recommendations and guidance to the PCC Committee on CEO compensation

•	Provide an independent assessment of the CEO’s recommendations on NEO compensation to the PCC Committee

Role of the PCC Committee. The PCC Committee is accountable for ensuring executive compensation decisions are balanced against the long-term best interests of our stockholders and administers the compensation program for Ingredion’s executive officers, including the NEOs, accordingly. Annually the PCC Committee reviews and approves each element of compensation and, if warranted, the PCC Committee recommends adjustments to individual elements of compensation to achieve an overall total targeted compensation that it believes is market-competitive and consistent with our compensation philosophy and objective to attract and retain a diverse and talented workforce. In its deliberations, the PCC Committee reviews data prepared by the independent consultant on pay levels in our Compensation Peer Group (as described above) and reviews NEO (other than the CEO) performance based on the evaluations presented by the CEO.

Additionally, the PCC Committee reviews and approves management’s recommendations for equity grants made annually under our Stock Incentive Plan during its first meeting of the fiscal year, which is typically held in February. The PCC Committee approves grants of equity awards to NEOs, other than the Chief Executive Officer, at the same time it approves grants of equity awards to all other eligible employees. The PCC Committee approves grants of equity awards to the CEO, subject to agreement by the non-employee directors of the board. The PCC Committee and the board do not time such grants in coordination with the Company’s possession or release of material non-public information or other information. Meetings of the PCC Committee are generally scheduled at least one year in advance.

The PCC Committee approves performance measures and payout ranges for both AIP and LTIP metrics and, at year end, certifies levels of achievement of Company and regional performance for each program as applicable. The PCC Committee may adjust the total amount earned and calculated in accordance with the metrics in the AIP from 0% to 150% based on its determination of the relative strength or weakness of an NEO’s individual performance. As a result, an outstanding performer may have his or her total bonus payment increased by 50% while, conversely, the bonus may be reduced incrementally to $0 for an unsatisfactory performer. No such adjustments were made under this provision for 2021.

Role of the Chief Executive Officer. The compensation of every employee, including each NEO, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. The CEO makes compensation recommendations to the PCC Committee for base salary and long-term incentive compensation for the NEOs, other than himself, and considers pay competitiveness as well as both individual and Company performance when making his recommendations. For 2021, based on the NEO’s contributions in the following strategic areas, the CEO provided the PCC Committee with an individual performance assessment and rating recommendation as well a compensation recommendation (including base salary and long-term incentive recommendation) for each NEO:

•	Care First

•	Specialties Strategy

•	Cost Smart

•	Commercial Excellence

•	Purpose, Culture, Values and Talent

36 INGREDION INCORPORATED	2022 PROXY STATEMENT

Executive Compensation

The CEO may also recommend to the PCC Committee an adjustment to the amount of the AIP award earned by any other NEO (positively or negatively) based on his judgment of that individual’s performance or his judgment of the degree of difficulty of the performance goal. For 2021, the CEO did not recommend any adjustments to the AIP awards for any NEO under this provision.

The PCC Committee considers the CEO’s analysis and direct knowledge of each NEO’s performance and contributions when determining the individual performance rating for each NEO and when approving compensation decisions.

Other 2021 Compensation Actions

Senior Vice President Global Operations Recruitment. Mr. Seip, our Senior Vice President Global Operations, began employment on January 11, 2021. To offset the loss of certain compensation forfeited from his previous employer, the PCC Committee approved the following compensation:

•	4,409 RSUs with a grant date target value of $350,000 to partially offset forfeited equity from his previous employer, and

•

cash payments of $250,000 payable in December 2021 and $100,000 payable in December 2022, subject to repayment if his employment with the Company terminates within 12 months from the payout date of either bonus, to partially offset the forfeiture of stock options from his previous employer that would have vested in December 2021 and 2022.

Mr. Seip also received a 2021 equity grant subject to the same terms and conditions as the grants made to our NEOs on February 9, 2021, providing him with equity consistent with the 2021 grants received by our other executives. Specific terms and vesting schedules for the above grants can be found in the “2021 Summary Compensation Table” and “Grants of Plan-Based Awards” tables beginning on pages 40 and 42, respectively.

Severance Payments. Ms. Bawcom, our former Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, terminated her employment effective on July 1, 2021 and received severance payments that included: (1) a cash severance benefit equivalent to 12 months of gross base pay; (2) a prorated AIP award for her period of employment in 2021, paid at target and at the same time as paid for all employees; and (3) in lieu of vesting in Ingredion RSUs granted on April 15, 2019, a lump sum representing in part the cash value of that grant, which initially represented partial make-up for equity Ms. Bawcom forfeited from her previous employer when she joined Ingredion. See details in “NEO Termination of Employment in 2021“ on page 47.

2021 Off-Cycle Equity Grants. In rare cases, the PCC Committee may determine a situation warrants the use of an off-cycle equity grant. In March 2021, to encourage individuals to remain focused on Company growth and the advancement of the Company’s strategic plan despite the extraordinary challenges the Company was facing, management recommended to the PCC Committee, and the PCC Committee approved, off-cycle equity awards for executive leaders (excluding the CEO) and approximately 21 certain other key employees. As described below, three of our NEOs for 2021 received these awards. Messrs. Seip and Xu were not included in this off-cycle grant as they had recently joined the Company.

The retention value of the awards was a consideration in determining the terms of the grant. Consequently, these equity awards differed from our annual grants as to vesting (for the RSU awards) and the performance metrics (for the performance share awards). The grant was 50% performance-based and structured as follows:

Vehicle	Equity Mix	Design/Vesting

Restricted Stock Units	50%	• 3-year ratable vesting on each 1-year, 2-year, and 3-year anniversary of grant date

Performance Shares	50%	• 3-year performance period • Performance metric = Adjusted ROIC

The adjusted ROIC performance scale is the same scale used for the 2021 performance share grants. Performance against this scale will be assessed at the end of the performance period and shares will be awarded based on such achievement scale (see page 30 for the 2021 Performance Share details).

INGREDION INCORPORATED	2022 PROXY STATEMENT 37

Executive Compensation

Messrs. Gray and Kokke and Ms. Bawcom each received a grant. Grant value was determined by reviewing the overall compensation profile and retention value of unvested equity awards for each grantee. The number of shares subject to the awards was as follows:

	PSUs(1)		RSUs(1)
Name	(#)(2)	($)(3)	(#)(2)	($)(3)

James Gray	2,411	217,500	2,411	217,500

Janet Bawcom(4)	665	60,000	665	60,000

Jorgen Kokke	1,995	180,000	1,995	180,000

(1)

Grant date for the retention equity grants was March 16, 2021. Grants of PSUs are reflected at target since actual shares earned, if any, will be determined after the three-year performance cycle ending on December 31, 2023.

(2)	Number of shares is calculated using a twenty-day trailing average per share closing price of our common stock as reported on the NYSE.

(3)	Represents the dollar amount approved by the PCC Committee, which differs from the accounting value of the award shown in the “Executive Compensation—Grants of Plan-Based Awards” table.

(4)	Ms. Bawcom forfeited her entire award upon termination of her employment.

Although Mr. Xu was not eligible for the award, he received a $340,000 grant of RSUs on March 16, 2021, as compensation for partial loss of an annual incentive award from his previous employer and for a significant change in the equity value between the time he originally accepted his offer to join the Company and his actual start date.

Compensation Governance

Stock Ownership Requirements. To further align NEO and stockholder interests, NEOs are required to establish and maintain a significant level of direct stock ownership. The following chart summarizes our requirements, which are comparable to such requirements at the majority of companies in our Compensation Peer Group.

Key Provision	Explanation of Key Provision

Ownership Requirement	• CEO: 6 times salary • Other NEOs: 3 times salary

Time to Meet Requirement	• 5 years from the date the ownership requirement becomes applicable whether through new hire or promotion

Shares Counted Toward Ownership

• Includes direct and indirect ownership of common stock, including shares owned outright, unvested RSUs, shares held through the Ingredion 401(k) plan, and phantom stock units held in the SERP

• Excludes unexercised stock options and unvested PSUs

Additional Requirements

• Prior to attaining their ownership target, NEOs are not permitted to sell shares of common stock, other than to fund the payment of the exercise price of stock options or to fund the payment of taxes upon the exercise of stock options or vesting of performance shares or RSUs

The PCC Committee monitors NEO compliance with the stock ownership requirements. As of December 31, 2021, all NEOs have either exceeded their stock ownership requirements or are within the five-year compliance window in which to meet their ownership requirement.

Clawback Policy. The Board of Directors has adopted a recoupment or clawback policy for cash and equity incentive awards paid to executive officers. The policy provides that in the event there is a restatement of incorrect financial results, the PCC Committee, in its discretion, may take actions it deems necessary to recoup incentive awards paid as a result of the incorrect financial results. These actions may include, to the extent permitted by applicable law:

•

seeking reimbursement of the incremental portion of awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results, with all forms of incentive compensation subject to this policy,

•	looking back over the three-year period prior to the restatement for the recoupment, including recoupment of compensation paid to both current and former executives, and

•

recoupment of amounts of excess incentive compensation paid to any executive officer in conjunction with any incorrect financial results (even if not resulting in a restatement), or misconduct on the part of the officer, constituting fraud, commission of a felony, material violation of any written agreement with or policies of the Company, or any other material breach of fiduciary duty injurious to the Company.

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Executive Compensation

In addition, our CEO and CFO are subject to any clawbacks that may be required under the Sarbanes-Oxley Act of 2002.

Hedging and Pledging Policy. The Company maintains a securities trading policy that applies to our employees, including executive officers and other officers, and directors and prohibits certain activities relating to specified securities, as described below. The policy also applies to family members who reside with any director or employee, any other person who lives in the director’s or employee’s household, and any other family members whose transactions in securities are directed by, or subject to the influence or control of, the director or employee, as well as entities, such as a corporation, partnership, or trust, controlled by the director or employee.

The policy prohibits directors and executive officers, and strongly discourages other employees, from engaging in hedging and monetization transactions that would permit any such person to continue to own the securities without the full risks and rewards of ownership, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds.

The policy also generally prohibits directors and executive officers from holding Company securities in a margin account or otherwise lending Company securities as collateral for a loan. An exception to the prohibition on pledging may be granted where a director or officer wishes to pledge Company securities for a loan (not involving margin debt) and clearly demonstrates the financial capacity to repay the loan without recourse to the pledged securities.

The provisions of the securities trading policy apply to transactions in all equity and other securities, including awards granted under equity compensation plans, issued by the Company that are held by any person covered by the policy. Securities subject to the policy also include derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company securities.

The administrator of the policy has the discretion, on a case-by-case basis and in appropriate circumstances, to waive or modify the restrictions and prohibitions on the hedging and other transactions described above.

INGREDION INCORPORATED	2022 PROXY STATEMENT 39

Executive Compensation

2021 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(6)	ALL OTHER COMPENSATION ($)	TOTAL ($)
James Zallie President and Chief Executive Officer	2021	1,101,990	—	5,402,825	1,622,964	1,651,973	329,290	211,096	10,320,138
	2020	1,082,292	—	4,834,371	1,475,313	1,483,835	540,730	226,028	9,642,569
	2019	993,542	—	4,092,070	1,350,350	1,350,566	525,618	162,188	8,474,335
James Gray Executive Vice President and Chief Financial Officer	2021	639,655	—	1,588,429	343,844	592,847	47,889	75,676	3,288,340
	2020	628,830	—	991,488	302,565	529,755	39,848	75,140	2,567,626
	2019	611,000	—	833,560	275,072	514,815	30,090	72,245	2,336,782
Janet Bawcom(7) Former Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer	2021	266,075	—	740,595	185,682	163,312	—	792,267	2,147,931
	2020	493,200	—	532,620	162,532	342,410	—	32,840	1,563,602
	2019	340,000	—	725,012	—	225,668	—	14,622	1,305,302
Jorgen Kokke Executive Vice President, Specialties and President, Americas	2021	644,017	—	1,466,149	330,097	593,180	4,275	256,024	3,293,742
	2020	606,760	—	819,382	250,049	492,733	4,129	89,489	2,262,543
	2019	577,948	—	700,943	231,316	479,053	4,181	62,007	2,055,448
Eric Seip Senior Vice President, Global Operations	2021	474,119	250,000	807,877	137,535	312,429	—	139,155	2,121,115

Jeremy Xu Chief Innovation Officer and President, Sweetener Specialties	2021	526,604	700,000	850,521	151,295	370,411	—	119,328	2,718,159

(1)	For Ms. Bawcom, amount includes an accrued vacation payout upon termination of her employment.

(2)

For Mr. Seip, reflects the portion of his sign-on award paid in cash in 2021, which required him to repay 100% of this amount if he left the Company within six months of the payment date and 50% of the amount if he left the Company between six months and one year after the payment date. For Mr. Xu, reflects the portion of his sign-on award paid in cash in 2021. Mr. Xu will be required to repay 100% of this amount if he leaves the Company within one year of the payment date and to repay 50% of this amount if he leaves the Company between one and two years after the payment date.

(3)

Amounts reflect the aggregate grant date fair value of performance shares and RSUs granted in the current and prior years, computed in accordance with Accounting Standards Codification Topic 718 (FASB ASC Topic 718 of the Financial Accounting Standards Board). Additional information regarding the awards is set forth in the “Grants of Plan-Based Awards” table on page 42 and the “Outstanding Equity Awards at Fiscal Year-End” table on page 43. The assumptions used in determining the fair value of the awards are set forth in note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021. The actual amounts ultimately realized from the disclosed performance share awards and RSUs will likely vary from the disclosed amounts based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used, and the timing of exercise or vesting of the awards. The actual value the NEO receives will depend on the number of shares earned and the price of a share of our common stock when the shares vest. Because the accounting valuation for the performance share awards is calculated using a Monte Carlo simulation model, the target value utilized by the PCC Committee to determine the number of performance shares to grant differs from the valuation used for accounting purposes.

For performance shares granted for 2021, the table above includes the grant date fair value based on the probable outcome of the performance conditions. Assuming that the highest level of performance conditions will be achieved, the maximum grant date value would be as follow: Mr. Zallie, $7,559,035; Mr. Gray, $2,045,190; Ms. Bawcom, $987,310; Mr. Kokke, $1,904,727; Mr. Seip, $640,569; and Mr. Xu, $704,666.

(4)

This column represents the grant date fair value of stock option awards granted in the current and prior years, computed in accordance with FASB ASC Topic 718. Additional information regarding the awards is set forth in the “Grants of Plan-Based Awards” table on page 42 and the “Outstanding Equity Awards at Fiscal Year-End” table on page 43. The assumptions used in determining the fair value of the awards are set forth in note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021. The actual amounts ultimately realized by the NEOs from the disclosed option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or vesting of the awards. Because we consider vesting restrictions and forfeiture assumptions to

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Executive Compensation

determine the grant date fair value of stock option awards, the target value utilized by the PCC Committee to determine the number of stock options to grant differs from the valuation used for accounting purposes and disclosed in this column. Stock options granted in 2019, 2020 and 2021 vest in three equal installments on the first three anniversaries of their respective dates of grant.

(5)	Amounts reflect awards made under our 2021 AIP that were paid in March 2022.

(6)

Amounts reflect aggregate actuarial increase in the present value of benefits under all our pension plans. Amounts were determined by using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements. For 2021 for Messrs. Zallie and Gray, the amounts consist of the actuarial increase in the value of the Company’s Cash Balance Plan and Cash Balance Make-up Account. For Mr. Kokke, the 2021 amount consists of the increase in the value of Mr. Kokke’s interest in the Third Country National Cash Balance Plan. Ms. Bawcom did not participate in, and Messrs. Seip and Xu do not participate in, the Company’s Cash Balance Plan.

(7)	Ms. Bawcom forfeited all 2021 stock awards and option awards upon termination of her employment.

The following table provides additional information on the amounts reported in the “All Other Compensation” column of the 2021 Summary Compensation Table.

All Other Compensation Table

NAMED EXECUTIVE OFFICER	COMPANY CONTRIBUTIONS TO QUALIFIED AND NONQUALIFIED SAVINGS PLANS(1) ($)	ABOVE MARKET INTEREST(2) ($)	PERQUISITES(3) ($)	RELOCATION EXPENSES(4) ($)	TAX EQUALIZATION(5) ($)	SEVERANCE/ SEPARATION- RELATED ITEMS(6) ($)	OTHER(7) ($)	TOTAL ALL OTHER COMPENSATION ($)

James Zallie	155,150	27,303	20,008	—	—	—	8,635	211,096

James Gray	49,425	1,823	15,000	—	—	—	9,428	75,676

Janet Bawcom	17,400	232	7,500	—	—	766,655	480	792,267

Jorgen Kokke	68,205	3,290	22,180	—	162,349	—	—	256,024

Eric Seip	26,675	191	18,850	93,439	—	—	—	139,155

Jeremy Xu	31,596	—	17,173	70,559	—	—	—	119,328

(1)

The Company makes matching contributions for compensation contributed by participants under our Retirement Savings Plan (with an additional 3% contribution for Ms. Bawcom and Messrs. Kokke, Seip and Xu, as they do not (and in the case of Ms. Bawcom did not) participate in the Cash Balance Plan) and, if applicable, to Cash Balance Make-up Accounts and Savings Plan Make-up Accounts. The Company contributions for 2021 are set forth in the table above.

(2)	Shows actual earnings in the SERP in excess of the 120% applicable federal rate for 2021.

(3)

Amounts include the costs of providing a leased automobile or the use of a Company automobile or automobile allowance to each of our NEOs, and the costs of financial planning and tax preparation services.

(4)	At the time of hire, Messrs. Seip and Xu each received our standard executive relocation package.

(5)

Mr. Kokke, a Dutch national, localized to the United States effective February 2018. He received payments to offset incremental United States tax expenses resulting from his localization and he also received tax preparation services from the Company-selected tax services provider.

(6)

Ms. Bawcom received severance payments upon termination of her employment. The amount also reflects an additional separation-related payment, as described on page 47, and miscellaneous separation-related expenses.

(7)	Reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and such other benefits.

INGREDION INCORPORATED	2022 PROXY STATEMENT 41

Executive Compensation

Grants of Plan-Based Awards

The following table contains information related to awards paid under our AIP and grants of performance shares, RSUs, and stock options received under our Stock Incentive Plan during 2021.

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS	EXERCISE OR BASE PRICE OF STOCK OPTION AWARDS(3) ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(4) ($)

James Zallie	—	717,002	1,434,004	2,868,008	—	—	—	—	—	—	—

	2/9/2021	—	—	—	18,633	37,266	74,532	—	—	—	3,779,518
	2/9/2021	—	—	—	—	—	—	18,633	—	—	1,623,307

	2/9/2021	—	—	—	—	—	—	—	131,869	87.12	1,622,964

James Gray	—	256,200	512,400	1,024,800	—	—	—	—	—	—	—

	2/9/2021	—	—	—	3,948	7,895	15,790	—	—	—	800,711
	2/9/2021	—	—	—	—	—	—	3,948	—	—	343,950

	2/9/2021	—	—	—	—	—	—	—	27,938	87.12	343,844

	3/16/2021	—	—	—	1,206	2,411	4,822	—	—	—	221,884

	3/16/2021	—	—	—	—	—		2,411	—	—	221,884

Janet Bawcom	—	81,656	163,312	326,624	—	—	—	—	—	—	—

	2/9/2021	—	—	—	2,132	4,264	8,528	—	—	—	432,455
	2/9/2021	—	—	—	—	—	—	2,132	—	—	185,740

	2/9/2021	—	—	—	—	—	—	—	15,087	87.12	185,682

	3/16/2021	—	—	—	333	665	1,330	—	—	—	61,200

	3/16/2021	—	—	—	—	—	—	665	—	—	61,200

Jorgen Kokke	—	257,680	515,360	1,030,720	—	—	—	—	—	—	—

	2/9/2021	—	—	—	3,790	7,580	15,160	—	—	—	768,764
	2/9/2021	—	—	—	—	—	—	3,790	—	—	330,185

	2/9/2021	—	—	—	—	—	—	—	26,821	87.12	330,097

	3/16/2021	—	—	—	998	1,995	3,990	—	—	—	183,600

	3/16/2021	—	—	—	—	—	—	1,995	—	—	183,600

Eric Seip	—	141,115	282,230	564,460	—	—	—	—	—	—	—

	1/11/2021	—	—	—	—	—	—	4,409	—	—	350,031

	2/9/2021	—	—	—	1,579	3,158	6,316		—	—	320,284

	2/9/2021	—	—	—	—	—	—	1,579	—	—	137,562

	2/9/2021	—	—	—	—	—	—		11,175	87.12	137,535

Jeremy Xu	—	158,025	316,050	632,100	—	—	—	—	—	—	—

	2/9/2021	—	—	—	1,737	3,474	6,948	—	—	—	352,333

	2/9/2021	—	—	—	—	—	—	1,737	—	—	151,327

	2/9/2021	—	—	—	—	—	—	—	12,293	87.12	151,295

	3/16/2021	—	—	—	—	—	—	3,769	—	—	346,861
(1)

Amounts reflect the terms of the awards under our AIP. Actual amounts paid under the AIP with respect to awards made in 2021 are included in amounts for 2021 in the column captioned “Non-Equity Incentive Plan Compensation” in the “2021 Summary Compensation Table” on page 40.

42 INGREDION INCORPORATED	2022 PROXY STATEMENT

Executive Compensation

(2)

Amounts reflect the terms of grants of performance shares under our Stock Incentive Plan. The grant date fair values of these shares are included in the column captioned “Stock Awards” in the 2021 Summary Compensation Table above.

(3)	Exercise price for these options is the closing price of a share of our common stock as reported on the NYSE on the date of grant.

(4)

Column shows the grant date fair value of stock awards and option awards under FASB ASC Topic 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated based on the grant date fair values estimated by using the Black-Scholes option pricing model for financial reporting purposes, which was $12.31 for the grants on February 9, 2021. For additional information on the valuation assumptions, see note 12 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021. Actual amounts ultimately realized by the NEOs from the disclosed stock and option awards will likely vary based on a number of factors, including the amounts of the actual awards, our actual operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise of the awards. Stock options vest in three equal installments on the first, second and third anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information relating to stock options, RSUs, and performance shares held by our NEOs on December 31, 2021.

		OPTION AWARDS					STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(1) (#)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(1) (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(2) {$)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(1),(3) (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(4) ($)
James Zallie	2/3/2015	27,500	—	—	82.28	2/3/2025	—	—	—	—
	2/2/2016	28,831	—	—	99.96	2/2/2026	—	—	—	—
	2/7/2017	25,043	—	—	118.97	2/7/2027	—	—	—	—
	1/1/2018	74,858	—	—	139.80	1/1/2028	—	—	—	—
	2/8/2019	64,210	32,106	—	91.85	2/8/2029	15,948	1,541,195	—	—
	2/4/2020	42,841	85,681	—	88.35	2/4/2030	17,588	1,699,681	33,390	3,226,810
	2/9/2021	—	131,869	—	87.12	2/9/2031	19,025	1,838,581	37,266	3,601,386
James Gray	2/4/2014	7,710	—	—	59.58	2/4/2024	—	—	—	—
	2/3/2015	4,988	—	—	82.28	2/3/2025	—	—	—	—
	2/2/2016	4,807	—	—	99.96	2/2/2026	—	—	—	—
	2/7/2017	12,090	—	—	118.97	2/7/2027	—	—	—	—
	2/6/2018	18,352	—	—	130.30	2/6/2028	—	—	—	—
	2/8/2019	13,080	6,540	—	91.85	2/8/2029	3,249	313,943	—	—
	2/4/2020	8,786	17,572	—	88.35	2/4/2030	3,607	348,590	6,848	661,791
	2/9/2021	—	27,938	—	87.12	2/9/2031	4,031	389,562	7,895	762,973
	3/16/2021	—	—	—	—	—	2,462	237,902	2,411	232,999
Jorgen Kokke	2/2/2016	7,119	—	—	99.96	2/2/2026	—	—	—	—
	2/7/2017	9,499	—	—	118.97	2/7/2027	—	—	—	—
	2/6/2018	15,016	—	—	130.30	2/6/2028	—	—	—	—
	2/8/2019	10,999	5,500	—	91.85	2/8/2029	2,732	264,031	—	—
	2/4/2020	7,261	14,522	—	88.35	2/4/2030	2,981	288,116	5,659	546,886
	2/9/2021	—	26,821	—	87.12	2/9/2031	3,870	373,972	7,580	732,531
	3/16/2021	—	—	—	—	—	2,037	196,853	1,995	192,797
Eric Seip	1/11/2021	—	—	—	—	—	4,502	435,051	—	—
	2/9/2021	—	11,175	—	87.12	2/9/2031	1,612	155,805	3,158	305,189
Jeremy Xu	10/1/2020	—	—	—	—	—	7,176	693,462	—	—
	2/9/2021	—	12,293	—	87.12	2/9/2031	1,774	171,396	3,474	335,727
	3/16/2021	—	—	—	—	—	3,848	371,900	—	—

(1)	The vesting schedule for all outstanding unvested stock and stock options is as follows:

INGREDION INCORPORATED	2022 PROXY STATEMENT 43

Executive Compensation

Grant Date	Grant Type	Vesting Schedule

2/8/2019	RSUs	100% of the grant vested on 02/08/2022.

2/8/2019	Stock Options	First tranche (33%) vested on 02/08/2020, second tranche (33%) vested on 02/08/2021 and last tranche (34%) vested on 02/08/2022.

2/4/2020	PSUs	100% of the grant vests upon approval of the PCC Committee, subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 03/15/2023.

2/4/2020	RSUs	100% of the grant will vest on 02/04/2023.

2/4/2020	Stock Options	First tranche (33%) vested on 02/04/2021, second tranche (33%) vested on 02/04/2022 and last tranche (34%) will vest on 02/04/2023.

10/1/2020	RSUs	First tranche (33%) vested on 10/01/2021, second tranche (33%) will vest on 10/01/2022 and last tranche (34%) will vest on 10/01/2023.

1/11/2021	RSUs	100% of the grant will vest on 01/11/2024.

2/9/2021	PSUs	100% of the grant vests upon approval of the PCC Committee, subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 03/15/2024.

2/9/2021	RSUs	100% of the grant will vest on 02/09/2024.

2/9/2021	Stock Options	First tranche (33%) vested on 02/09/2022, second tranche (33%) will vest on 02/09/2023 and last tranche (34%) will vest on 02/09/2024.

3/16/2021	PSUs	100% of the grant vests upon approval of the PCC Committee, subject to the satisfaction of the performance criteria. Distribution of any shares awarded will be no later than 04/15/2024.

3/16/2021	RSUs	First tranche (33%) vested on 03/16/2022, second tranche (33%) will vest on 03/16/2023 and last tranche (34%) will vest on 03/16/2024.

(2)	Value is the number of unvested RSUs multiplied by the per share closing price of our common stock as reported on the NYSE on December 31, 2021 ($96.64).

(3)	Amounts reflect unearned performance shares from the 2020 and 2021 performance share awards (at target performance level).

(4)

Value is the number of unearned performance shares from the 2020 and 2021 performance share awards (at target performance level) multiplied by the per share closing price of our common stock as reported on the NYSE on December 31, 2021 ($96.64).

	2020 Performance Shares		2021 Performance Shares
Name	Target Number of Shares (#)	Value ($)	Target Number of Shares (#)	Value ($)

James Zallie	33,390	3,226,810	37,266	3,601,386

James Gray	6,848	661,791	10,306	995,972

Janet Bawcom	—	—	—	—

Jorgen Kokke	5,659	546,886	9,575	925,328

Eric Seip	—	—	3,158	305,189

Jeremy Xu	—	—	3,474	335,727

These performance shares will be earned, if at all, over three-year performance periods ending December 31, 2022, and 2023, respectively.

44 INGREDION INCORPORATED	2022 PROXY STATEMENT

Executive Compensation

Option Exercises and Stock Vested

The following table contains information regarding the exercise of stock options by our NEOs and vesting of performance shares and RSUs held during 2021.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

James Zallie	—	—	8,719	685,957

James Gray	—	—	2,297	191,567

Janet Bawcom	—	—	—	—

Jorgen Kokke	—	—	1,879	156,720

Eric Seip	—	—	—	—

Jeremy Xu	—	—	3,564	322,473

(1)

Represents the number of stock options exercised in 2021. The value realized upon exercise is equal to the number of stock options exercised multiplied by the difference between the per share closing price of our common stock as reported on the NYSE on the exercise date and the exercise price.

(2)

Represents the number of performance shares and RSUs that vested in 2021. The number of shares acquired as a result of the vesting of RSUs includes the RSUs credited as dividend equivalents on each dividend payable date. The value realized upon vesting is calculated by multiplying the number of performance shares vesting by the per share closing price of our common stock as reported on the NYSE on the vesting date (February 8, 2021) with respect to the performance shares and by multiplying the number of RSUs by the per share closing price of our common stock as reported on the NYSE on the vesting date.

The performance shares and RSUs vested in 2021 and the value realized are set forth below.

	Performance Shares(1)		Restricted Stock Units
Name	Number (#)	Value ($)	Number (#)	Value ($)

James Zallie	—	—	8,719	685,957

James Gray	—	—	2,297	191,567

Janet Bawcom	—	—	—	—

Jorgen Kokke	—	—	1,879	156,720

Eric Seip	—	—	—	—

Jeremy Xu	—	—	3,564	322,473

(1)

Performance shares are earned based on achievement against pre-defined performance metrics, targets, and ranges set for the performance period. Performance against rTSR and adjusted ROIC was not at threshold level, consequently, no performance shares granted for the 2019-2021 performance cycle were earned (see 2019-2021 Performance Share Plan Results on page 31 for details).

2021 Pension Benefits

We have several pension benefit plans available to U.S. salaried employees.

Cash Balance Plan. Our Cash Balance Plan is a defined benefit qualified pension plan that is available to all U.S. salaried employees hired before January 1, 2015. Participant accounts accrue pay credits based on years of service and monthly interest credits using a rate equal to a specified amount above the interest rate on short-term U.S. Treasury notes. Pay credits are calculated as a percentage (3% to 10%) of a salaried employee’s eligible compensation (defined as base salary, overtime, and earned AIP award). The pay credit percentage is determined by the employee’s years of service and reaches and remains at 10% after 35 years of service. The value of a participant’s account at retirement is paid out either as a life or joint and survivor annuity or in an optional form, such as a lump sum, if certain funding conditions are met. The Cash Balance Plan provides for a three-year vesting period.

Mr. Zallie participated in the National Starch LLC Pension Plan during his employment with National Starch. The National Starch LLC Pension Plan was frozen effective December 31, 2010, and Mr. Zallie ceased to accrue benefits under this plan. Mr. Zallie had 27 years of credited service under the plan on December 31, 2021.

Mr. Kokke participates in the Ingredion Incorporated Third Country National Cash Balance Plan, which is the plan provided to third country nationals.

INGREDION INCORPORATED	2022 PROXY STATEMENT 45

Executive Compensation

Nonqualified Cash Balance Make-up Accounts. To the extent that an employee’s annual retirement income benefit under the Cash Balance Plan exceeds the limitations imposed by the Internal Revenue Code, additional benefits may be provided by our nonqualified SERP through a Cash Balance Make-up Account. Messrs. Zallie and Gray participate in Cash Balance Make-up Accounts. Messrs. Kokke, Seip and Xu do not, and Ms. Bawcom did not, participate in either a qualified or nonqualified pension arrangement.

The following table shows the actuarial present value of each named executive officer’s accumulated benefit under each of our pension plans.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year

James Zallie	Cash Balance Plan	38	326,882	—

	Nonqualified Cash Balance Make-up Account	38	1,291,072	—

	National Starch LLC Pension Plan	27	1,529,623	—

	National Starch Excess Pension Plan	27	2,309,984	—

James Gray	Cash Balance Plan	8	80,591	—

	Nonqualified Cash Balance Make-up Account	8	138,710	—

Jorgen Kokke	Third Country National Cash Balance Plan	10	131,770	—

(1)

The present value of the accumulated benefit reflects current vested balances in the Cash Balance Plan, which will be distributed upon termination, regardless of the age of the participant at termination, and balances in the Cash Balance Make-up Accounts, which will be distributed in accordance with individual elections. For Mr. Zallie, the present value includes the accumulated benefits in the National Starch LLC Pension Plan and the National Starch Excess Pension Plan. See note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the assumptions used to determine the present value of accumulated benefits under our pension plans. For Mr. Kokke, the present values include the accumulated benefits in the Third Country National Cash Balance Plan.

2021 Nonqualified Deferred Compensation

The following table contains information concerning deferred compensation arrangements under our nonqualified SERP, excluding Cash Balance Make-up Accounts, which are reflected in the above “Pension Benefits” table. Under the SERP, NEOs may defer up to 20% of their respective annual compensation and up to 100% of the awards earned by them under our AIP and any earned performance shares.

Amounts deferred are, at the election of each NEO, deemed to be invested in a cash account at a prime interest rate or in phantom units of our common stock, provided that, if deferred, earned performance shares must be deferred into phantom units of our common stock. Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. When dividends are paid on our common stock, deemed investments in common stock are credited with the amount of the dividends, which are deemed to be invested in additional phantom stock units at the fair market value of a share of our common stock on the dividend payment date. Phantom stock units are paid through the issuance of shares of common stock at the time of distribution equal to the number of phantom stock units owned at that time.

Our SERP is an unfunded plan and is not regulated or protected under the Employee Retirement Income Security Act of 1974 (“ERISA”). SERP participants are general, unsecured creditors of the Company. Our SERP is a combination of plans that mirrors plans being operated by our former parent company at the time we became an independent public company.

46 INGREDION INCORPORATED	2022 PROXY STATEMENT

Executive Compensation

Nonqualified Deferred Compensation

Name	Executive Contributions in 2021(1) ($)	Company Contributions in 2021(2) ($)	Aggregate Earnings in 2021(3) ($)	Aggregate Withdrawals/ Distributions in 2021 ($)	Aggregate Balance on December 31, 2021(4) ($)

James Zallie	148,057	138,803	82,410	—	2,679,882

James Gray	37,363	32,025	9,506	—	418,557

Janet Bawcom	—	9,148	716	—	16,742

Jorgen Kokke	50,805	75,650	10,056	—	372,169

Eric Seip	88,917	16,679	1,109	—	109,673

Jeremy Xu	105,321	19,188	1,248	—	133,579

(1)

Employee contributions include any deferrals of annual compensation, including earned awards under the AIP and any earned performance shares. These amounts are included in the NEOs’ compensation in the columns captioned “Salary,” “Bonus,” “Stock Awards,” or “Non-Equity Incentive Plan Compensation” in the “2021 Summary Compensation Table” on page 40.

(2)

Amounts relate to Company matching contributions for compensation contributed by participants under our SERP (with an additional 3% contribution for eligible earnings over the IRS qualified compensation limit for Ms. Bawcom and Messrs. Kokke, Seip and Xu, as they do not (and with respect to Ms. Bawcom, did not) participate in the Cash Balance Plan) and, if applicable, Cash Balance Make-up Accounts and Savings Plan Make-up Accounts. These amounts are also included in the NEOs’ compensation in the column captioned “All Other Compensation” in the “2021 Summary Compensation Table” on page 40.

(3)

Deemed investment earnings are credited at the monthly compound equivalent of the prime rate, which is adjusted quarterly based upon the published prime rate, or the increase or decrease of the fair market value of the applicable number of shares of our common stock. These amounts appear in the “2021 Summary Compensation Table” in the column captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” on page 40.

(4)

Balances include income from prior years that was deferred by the NEOs and earnings on the amounts previously deferred, as well as deferred 2021 income that is included as income in the “2021 Summary Compensation Table” on page 40 as well as in this amount. With respect to Messrs. Zallie, Gray, Kokke, Seip, and Xu and Ms. Bawcom, these amounts include $2,099,283, $294,681, $316,284, $0, $0, and $24,019, respectively, that were reported as compensation to those NEOs in the Summary Compensation Table in the years prior to 2021.

Potential Payments Upon Termination or Change in Control

Our NEOs may receive compensation in connection with their termination of employment. Most of our plans and programs, including our executive severance agreements, contain specific provisions detailing how payments are treated upon termination or CIC. The specific termination and CIC provisions under these plans apply to all participants under each plan. The narrative and tables below describe the potential payments to each NEO upon certain terminations, including following a CIC. In accordance with SEC rules, all information described in this section is presented as If the triggering events occurred on December 31, 2021, except with respect to Ms. Bawcom, whose employment with the Company terminated on July 1, 2021.

NEO Termination of Employment in 2021

As noted above, Ms. Bawcom’s employment with the Company terminated on July 1, 2021. As a result of her termination, Ms. Bawcom and the Company entered into a Separation Agreement and General Release, dated June 25, 2021, pursuant to which Ms. Bawcom received, as severance payments, cash payments in the amounts of $502,500 based on Ms. Bawcom’s then base salary, $163,312, representing a pro rata portion of Ms. Bawcom’s cash target incentive bonus with respect to 2021, and $500,000 in lieu of vesting of outstanding RSUs awarded to Ms. Bawcom, of which $250,000 was paid in installments in 2021 and the remaining $250,000 will be paid in installments through June 2022, subject to her compliance with the non-competition and non-solicit provisions described in the agreement. Ms. Bawcom also is entitled to receive additional benefits relating to health coverage and other matters.

Involuntary Termination Without Change in Control

For an involuntary termination without a CIC, under the terms of the executive severance agreements, NEOs are not entitled to receive any additional benefits that would not be otherwise available to other salaried employees. Benefits applicable to all employees may include:

•	distributions under the Cash Balance Plan and Retirement Savings Plan,

•	a lump sum payment equal to accrued but unused vacation pay,

•	health benefits for the remainder of the calendar month of departure,

•	outplacement services,

INGREDION INCORPORATED	2022 PROXY STATEMENT 47

Executive Compensation

•

in the event of a termination of employment due to total and permanent disability, a monthly payment equal to the lesser of 66.67% of monthly covered earnings or the maximum disability benefit of $15,000 per month, and

•	in the event of death before termination or retirement, a basic life insurance benefit of one and one-half times of annual base salary up to a maximum of $1,000,000.

In addition, severance payments may be payable to executive officers upon termination of employment without cause, in addition to any payments to which the NEO is otherwise entitled, in exchange for confidentiality, non-compete, non-solicitation or other agreements. In exchange for an NEO’s entry into such an agreement with a one-year term, the executive severance agreements provide for a severance payment of one times the NEO’s base salary in effect on the date of such officer’s termination of employment in the event of termination of employment other than within two years after a CIC.

Potential Payout Upon An Involuntary Termination Without Cause. The table below was prepared as if each of the NEOs as of December 31, 2021 were involuntarily terminated without cause on December 31, 2021:

Name	Severance Pay ($)	Annual Incentive Award(1) ($)	Outplacement Services ($)	Value of Unvested PSU Grants ($)	Value of Unvested RSU Grants ($)	Value of Unvested Stock Options ($)	Total ($)

James Zallie	1,103,080	1,651,973	25,000	—	—	—	2,780,053

James Gray	640,500	592,847	25,000	—	—	—	1,258,347

Jorgen Kokke	644,200	593,180	25,000	—	—	—	1,262,380

Eric Seip	471,528	312,429	25,000	—	—	—	808,957

Jeremy Xu	526,750	370,411	25,000	—	—	—	922,161

(1)	Amounts reflect the actual 2021 AIP award, paid in March 2022.

Potential Payout Upon Death or Disability. If an NEO terminates employment due to death or disability, all outstanding unvested stock option grants awarded to the NEO would be forfeited. In addition, the NEO (or beneficiary) would become eligible for an award under the AIP and a prorated award for any outstanding RSU grants. If an NEO were to die or become disabled, in each case, after the first year of a three-year cycle with respect to outstanding PSU grants, the NEO would receive a prorated award for each cycle based on actual performance, payable when the performance cycle would vest for all other participants.

The table below shows the estimated value of such payments based on a December 31, 2021 termination date due to death or disability:

Name	Annual Incentive Award(1) ($)	Value of Unvested PSU Grants(2) ($)	Value of Unvested RSU Grants(3) ($)	Value of Unvested Stock Options ($)	Health and Welfare Benefits(4) ($)	Total ($)

James Zallie	1,651,973	6,828,196	3,004,984	—	229,251	11,714,404

James Gray	592,847	1,657,763	677,216	—	106,750	3,034,576

Jorgen Kokke	593,180	1,472,214	578,528	—	107,367	2,751,289

Eric Seip	312,429	305,189	176,211	—	80,833	874,662

Jeremy Xu	370,411	335,727	429,527	—	87,792	1,223,457

(1)	Amounts reflect the actual 2021 AIP award, paid in March 2022.

(2)

Amounts reflect the value of prorated target PSUs for the 2020-2022 and 2021-2023 performance cycles (granted on February 9, 2021, and March 16, 2021, respectively). All amounts are based on a December 31, 2021 per share closing price of our common stock of $96.64, as reported on the NYSE.

(3)	Amounts reflect the value of prorated RSU awards based on a December 31, 2021 per share closing price of our common stock of $96.64, as reported on the NYSE.

(4)	Amounts reflect the value of two months of base salary as of December 31, 2021, two months of welfare benefit premiums, and for Mr. Zallie only, the value of his RHCSA benefit.

48 INGREDION INCORPORATED	2022 PROXY STATEMENT

Executive Compensation

Potential Payout Upon Retirement by Mr. Zallie. The following table summarizes the treatment of equity awards held by Mr. Zallie upon termination of his employment due to retirement:

Element	Treatment

AIP	Eligible for a pro-rated award under AIP.

Unvested Performance Shares

Provided Mr. Zallie is actively employed for the first year of the performance period, shares will vest pro rata based on the number of full months he was actively employed during the applicable performance period, subject to actual Company performance.

Unvested RSUs

Continue to vest per the original vesting scheduled provided Mr. Zallie is actively employed for at least one year following grant date. If Mr. Zallie retires less than one year following the grant date, the awards will vest pro rata based on the number of full months he was employed during the vesting period.

Unvested Stock Options

Continue to vest per the original vesting schedule provided Mr. Zallie is actively employed for at least one year following the grant date. If Mr. Zallie were to retire less than one year following the grant date, the outstanding stock options would be forfeited.

As of December 31, 2021, Mr. Zallie is the only NEO eligible for retirement treatment as shown above. The value of benefits Mr. Zallie would receive upon retirement is listed below:

Compensation Element	Value ($)

Pro rata Bonus Payment(1)	1,651,973

Value of Performance Shares(2)	6,828,196

Value of Restricted Stock Units(3)	3,751,593

Value of Stock Options(4)	864,083

Retirement Benefit Payment	—

Defined Contribution Plan Payments	—

Health & Welfare Benefit Values	—

Post-Retirement Medical Coverage(5)	45,404

Total	13,141,249
(1)	Amount reflects the 2021 AIP award, paid in March 2022.

(2)

Amount reflects the value of prorated target PSUs for the 2020-2022 and 2021-2023 performance cycles (granted on February 9, 2021 and March 16, 2021, respectively). All amounts are based on a December 31, 2021 per share closing price of our common stock of $96.64, as reported on the NYSE.

(3)	Amount reflects the value of prorated RSU awards based on a December 31, 2021 per share closing price of our common stock of $96.64, as reported on the NYSE.

(4)	Amount reflects the value of the stock options based on the December 31, 2021 per share closing price of our common stock of $96.64, as reported on the NYSE, minus the applicable exercise price.

(5)	Amount reflects the value of Mr. Zallie’s RHCSA benefit upon retirement.

Termination Following a Change in Control

NEOs are not eligible for any benefit solely upon a CIC, as our executive severance agreements require a double-trigger event in order for CIC severance provisions to become payable. These agreements require us to make certain payments and provide certain benefits if the NEO’s employment is terminated by us other than because of death, disability, or “Cause” or is terminated by the NEO for “Good Reason” within two years after a CIC. Additionally, the equity plan provides for the treatment of unassumed outstanding equity grants following a CIC and assumed outstanding equity grants upon an involuntary termination of employment without Cause or voluntary termination for Good Reason within two years following a CIC.

INGREDION INCORPORATED	2022 PROXY STATEMENT 49

Executive Compensation

The key elements of the CIC plan and Equity Plan assuming a double trigger CIC event are as described in the narrative and table below.

Plan Element	Description

Definition of “CIC”

Results from any of the following:

• Acquisition by an individual, entity or group of persons of beneficial ownership of 20% or more of our common stock,

• Majority of our directors at the start of a two-year period, and persons whose nominations are approved by those directors, or directors approved by those directors not constituting a majority of our board at the end of the two-year period,

• A merger or sale of substantially all of our assets except where owners of our shares own a majority of the voting shares of the surviving corporation or purchaser of the assets, and no person other than us or our benefits plans who owned 15% of our stock before the transaction owns 25% or more of the stock of the survivor or purchaser, and the directors who must be a majority under the preceding provision are a majority of the directors of the surviving corporation or purchaser, or

• The consummation of a plan of our complete liquidation or dissolution.

Definition of “Cause”

The occurrence of one of the conditions below with respect to the NEO:

• Willfully engaged in conduct which involves dishonesty or moral turpitude which either:

(i)  results in substantial personal enrichment of the named executive officer at our expense, or

(ii)   is demonstrably and materially injurious to our financial condition or reputation,

• Willfully violated the provisions of the confidentiality or non-competition agreement entered into between the Company or any of its subsidiaries and the NEO, or

• Committed a felony.

Definition of “Good Reason”

• Material reduction in base salary,

• Relocation beyond 35 miles from office location immediately prior to the CIC,

• Material reduction in job title, job authorities, or responsibilities immediately prior to the CIC, or

• Taking certain other actions as specified in the definition.

Severance and Benefits(1)

• Messrs. Zallie, Gray and Kokke:

o   Three times the sum of (a) highest base salary in effect during any consecutive 12-month period within the 36 months immediately preceding the date of termination plus (b) target AIP payment for the year in which the termination occurs, paid in a lump sum, and

o   Continued health and welfare benefit coverage at the same cost and coverage level as in effect as of the date of termination of employment for 36 months.

• Messrs. Seip and Xu:

o   Two times the sum of (a) highest base salary in effect during any consecutive 12-month period within the 24 months immediately preceding the date of termination plus (b) target AIP payment for the year in which the termination occurs, paid in a lump sum, and

o   Continued health and welfare benefit coverage at the same cost and coverage level as in effect as of the date of termination of employment for 24 months.

• Outplacement services for twelve months following termination,

• Lump sum amount equivalent to the same level of personal allowances for the period of three months, and

• Continued payment of lease payments for three months for any NEO participating in the car lease programs.

Treatment of AIP awards and Equity Grants(2)

• Target annual bonus under the AIP reduced pro rata for any portion of the plan year in which the NEO is not employed with the Company; assumes target performance level was achieved, and

• All outstanding stock options and stock appreciation rights immediately become exercisable in full, all other awards immediately vest, all performance periods will lapse, each performance period will be deemed satisfied at the target level and each option, stock appreciation right, and other award will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction.

(1)	Such continued insurance and other benefits are provided only until the time when the NEO reaches age 65.

(2)

Such treatment is afforded to grants to executive officers who are members of our Executive Leadership Team only in the event that the NEO terminates employment for “Good Reason” or is terminated by the Company without “Cause” within two years after the CIC.

50 INGREDION INCORPORATED	2022 PROXY STATEMENT

Executive Compensation

Form of Release and Restrictive Covenants. Each severance agreement requires, as a precondition to the receipt of payments, that the NEO sign a standard form of release in which the NEO waives all claims that the NEO might have against the Company and certain associated individuals and entities. These agreements also include a prohibition on soliciting or recruiting any of the Company’s employees or consultants that would apply for one year following the NEO’s termination of employment. The agreements also contain confidentiality provisions that would apply for an unlimited period of time following termination of employment.

Messrs. Zallie, Gray and Kokke’s executive severance agreements each include a three-year non-competition agreement in the event employment is terminated within two years after a CIC. Messrs. Seip and Xu’s executive severance agreements each include a two-year non-competition agreement in the event such NEO’s’ employment is terminated within two years after a CIC.

All agreements include a one-year non-competition agreement in the event the NEO’s employment is terminated other than within two years after a CIC.

Treatment of Retirement Benefits Upon Change in Control

Cash Balance Plan and Nonqualified Cash Balance Make-Up Accounts. For NEOs who participate in our Cash Balance Plan and our Nonqualified Cash Balance Make-up Accounts (Messrs. Zallie and Gray), the executive severance agreements also provide for the terminated NEO to receive three additional years of service under our Cash Balance Plan and our nonqualified Cash Balance Make-up Account, provided, that if the NEO is at least 62 years old, he will receive a prorated amount of additional service credits based on the number of full months until he reaches age 65. The additional years of service credit will be calculated consistently with and be based on the NEO’s total target cash compensation. The agreements also provide for vesting of the NEO’s accounts under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts if they are not already vested.

Retirement Savings Plan and Savings Plan Make-Up Accounts. In addition, Messrs. Zallie, Gray and Kokke will receive nonqualified plan credits equal to three times the sum of the employer matching contributions (and Messrs. Seip and Xu will receive nonqualified plan credits equal to two times the sum of the employer matching contributions) made to the NEO’s accounts under the Company’s Retirement Savings Plan and, if applicable, the Savings Plan Make-up Accounts for the most recent plan year that ended before the date of the CIC, or if higher, for the most recent plan year that ended after the date of the CIC (calculated on an annualized basis) as well as the continuation of vesting over the severance period, provided, that if the named executive officer is at least 62 years old, he will receive a prorated amount of additional service credits based on the number of full months until the named executive officer reaches age 65. The agreements also provide for vesting of the NEO’s accounts under the Retirement Savings Plan and Savings Plan Make-up Accounts if they are not already vested.

Retirement Health Care Savings Account. The NEO will receive the cash value of his or her current RHCSA and related dependent account. These agreements also provide for vesting of the NEO’s current RHCSA and related dependent account if they are not already vested. To the extent the payments may not be paid from a qualified plan, such amounts will be paid from our general assets.

INGREDION INCORPORATED	2022 PROXY STATEMENT 51

Executive Compensation

Potential Payments Upon Termination Following a Change in Control

The table below shows the estimated amounts payable to each NEO as of December 31, 2021, upon a CIC and termination of the NEO’s employment without “Cause” by the Company or its successor, or by the NEO for “Good Reason,” within two years after a CIC in accordance with the terms of the severance agreements discussed above. The amounts assume such termination was effective as of December 31, 2021.

	James Zallie	James Gray	Jorgen Kokke	Eric Seip	Jeremy Xu

Cash Severance ($)	7,611,252	3,458,700	3,478,680	1,552,000	1,685,600

Pro rata Bonus Payment(1) ($)	1,434,004	512,400	515,360	291,000	316,050

Early Vesting of Stock Options(2) ($)	2,119,476	442,968	402,068	106,386	117,029

Early Vesting of Restricted Stock Units(3) ($)	5,079,457	1,289,997	1,122,973	590,856	1,236,758

Early Vesting of Performance Shares(4) ($)	7,110,820	1,726,379	1,533,150	317,821	349,623

Retirement Benefit Payment(5) ($)	798,538	118,965

Defined Contribution Plan Payments(6) ($)	465,449	148,275	204,615	53,350	63,192

Health & Welfare Benefit Values ($)	48,830	63,754	65,905	39,361	42,008

Outplacement Services ($)	25,000	25,000	25,000	25,000	25,000

Personal Allowances(7) ($)	5,036	3,750	5,545	4,713	4,293

Forfeiture Required by Greater Net After-Tax Provision(8) ($)	—	—	(455,501)	(276,575)	(780,196)

Total ($)	24,697,862	7,790,188	6,897,795	2,703,912	3,059,357

(1)	Target award is shown because a guaranteed target AIP payment is triggered by a CIC under the severance agreements.

(2)	Amount is based on the per share closing price of our common stock of $96.64 as reported on the NYSE on December 31, 2021, minus the applicable exercise price.

(3)	The number of RSUs multiplied by $96.64 (the per share closing price of our common stock as reported on the NYSE on December 31, 2021).

(4)

Amounts reflect the target number of performance shares for 2020 through 2022 and 2021 through 2023 performance periods multiplied by $100.64 (the highest per share price of our common stock as reported on the NYSE over the 90-day period immediately preceding the December 31, 2021 date of the assumed CIC).

(5)	Amounts reflect additional amounts earned under the Cash Balance Plan and nonqualified Cash Balance Make-up Accounts upon a CIC as well as the continuation of vesting over the severance period.

(6)

Amounts reflect additional employer contributions to the defined contribution plans based on three times (two times for Messrs. Seip and Xu) the sum of the employer matching contributions made to the executive’s accounts under the qualified and nonqualified plans for the most recent plan year that ended before the date of the CIC, or if higher, for the most recent plan year that ended after the date of the CIC (calculated on an annualized basis) as well as the continuation of vesting over the severance period.

(7)	Amounts reflect the Company cost related to three months of financial planning services, health club dues, and Company car lease or car allowance payments.

(8)

Messrs. Kokke, Seip, and Xu would be in a better net after-tax position by forfeiting a portion of the severance payments rather than paying the excise tax assessable under the Internal Revenue Code for such payments that exceed a specified threshold.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules adopted thereunder, we are providing the following disclosure regarding the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Zallie, our CEO.

To understand this disclosure, we believe it is important to give context to our operations. Our corporate headquarters are in Westchester, Illinois, and, as of March 1, 2022, we operate 16 U.S. manufacturing facilities in 14 states and have an additional 30 manufacturing facilities in international locations. As a global organization, approximately 79% of our employees are located outside of the U.S. We strive to provide a global compensation program that is competitive in terms of both the position and the geographic location in which each employee is located. We use local compensation benchmark data to ensure we maintain a competitive level of compensation for our employees. Accordingly, our pay structures vary based on position and geographic location.

The 2021 process for identifying our median employee involved analyzing the annual total target compensation of all Company employees, other than Mr. Zallie, as of December 31, 2021, using employee data gathered from our global human resource information system. For these purposes annual total target compensation refers to an employee’s annual base pay rate plus legally required allowances (if any), plus annual target short-term incentive compensation (if any), plus annual target long-term incentive compensation (if any). As part of this process and as permitted by SEC rules, we excluded certain small employee populations. We excluded all employees in three countries totaling 571 employees (approximately 5.0% of our total

52 INGREDION INCORPORATED	2022 PROXY STATEMENT

Executive Compensation

workforce of 11,502). All employees in the following countries were excluded: India (29); Malaysia (540); and Ukraine (2). In addition, as permitted by SEC rules for businesses acquired during the fiscal year, we excluded all 99 employees of KaTech (approximately 0.86% of our total workforce of 11,502), a company we acquired in 2021. As a result, the 2021 analysis to find our median employee included 10,832 of our 11,502 employees.

For purposes of identifying our median employee, we converted compensation of our non-U.S. employees to U.S. dollars using currency exchange rates as of December 31, 2021. Employees were then ranked by annual total target compensation as of December 31, 2021, and the median employee was identified. In addition, because of the disparity in cost of living between the U.S. and the other countries in which 79% of the employee population is located, we calculated adjusted taxable wages, as permitted under SEC rules, to include a cost-of-living adjustment. Using World Bank data, we adjusted the taxable wages as of December 31, 2021 based on the cost of living in the employees’ countries of residence, and ranked employees again to identify a second median employee.

For the purposes of preparing this disclosure, we calculated the compensation of each such employee in accordance with Item 402(c)(2)(x) of Regulation S-K. This calculation is the same calculation used to determine total compensation for purposes of the Summary Compensation Table with respect to each of the NEOs.

The 2021 total compensation for Mr. Zallie, as reported in the Total column of the “2021 Summary Compensation Table,” was $10,320,138. For the median employee, whose compensation was not adjusted for cost of living, 2021 total compensation was $22,969, and the resulting ratio of total compensation for Mr. Zallie to this median employee’s total compensation was 449 to 1. The median employee is located in Thailand.

For the median employee whose compensation was adjusted for cost of living, 2021 total compensation was $58,854, and the resulting ratio of total compensation for Mr. Zallie to this median employee’s adjusted total compensation was 175 to 1. This median employee is located in Mexico.

Compensation Committee Report

The People, Culture and Compensation Committee of the Board of Directors reports that it has reviewed and discussed with the Company’s management the section of this proxy statement headed “Compensation Discussion and Analysis,” and, on the basis of that review and discussion, recommended that such section be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021.

People, Culture and Compensation Committee

R. L. Jordan, Chair

L. Aranguren-Trellez

D.B. Fischer

J.A. Uribe

Compensation Committee Interlocks and Insider Participation

None of the PCC Committee members:

•	has ever been an officer or employee of the Company, or

•	had a relationship during 2021 that is required to be disclosed under SEC rules relating to disclosure of transactions with related persons.

In 2021, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board of Directors or our PCC Committee.

INGREDION INCORPORATED	2022 PROXY STATEMENT 53

Proposal 2. Advisory Vote on Compensation of Our Named Executive Officers

Proposal 2. Advisory Vote on Compensation of Our Named Executive Officers

In this Proposal 2, in accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking the stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement. The Board of Directors has determined to seek such a vote annually until the next required stockholder vote on the frequency of stockholder votes on executive compensation.

In the discussion under the heading “Compensation Discussion and Analysis” beginning on page 22, we discuss in detail how our compensation programs support our business and financial objectives, how they work, how they are administered under the direction of our PCC Committee and how the PCC Committee’s decisions concerning the 2021 compensation of our named executive officers were directly tied to our performance.

At our 2021 annual meeting, 94.6% of the shares voted were cast in support of the compensation of our named executive officers as disclosed in the proxy statement for that meeting. We ask that you again support the compensation of our named executive officers, as disclosed in this proxy statement for this annual meeting. Because your vote is advisory, it will not be binding on the board or the Company. The board and the PCC Committee, however, will review the voting results and take them into consideration when making future decisions regarding executive compensation.

We have a long-standing record of delivering strong performance for our stockholders. Our executive compensation programs have played a material role in our ability to achieve strong financial results and attract and retain a highly experienced, successful team to manage the Company.

We believe that our executive compensation programs are structured to effectively support the Company and our business objectives in a manner that comports with market practices.

•

Our compensation programs are substantially tied to key business objectives and the creation of long-term shareholder value. If the value we deliver to our stockholders declines, so does the compensation we deliver to our executives.

•	We maintain a high level of corporate governance over our executive pay programs.

•

We closely monitor our compensation programs and the pay levels of executives of companies of similar size and complexity so that we may ensure that our compensation programs are within the norm of a range of market practices.

The Board of Directors unanimously recommends that you vote FOR the following proposal:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures in the proxy statement for the Company’s 2022 annual meeting of stockholders.

54 INGREDION INCORPORATED	2022 PROXY STATEMENT

Equity Compensation Plan Information as of December 31, 2021

Equity Compensation Plan Information as of December 31, 2021

The following table provides information about our equity compensation plans as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders	3,080,541	(1)	$90.39	(2)	3,755,928

Equity compensation plans not approved by security holders	13,708	(3)	N/A		N/A	(4)

Total	3,094,249		$90.39	(5)	3,755,928

(1)

This amount includes an aggregate of 189,212 shares of common stock representing outstanding performance share target awards that will vest only upon the completion of the relevant long-term incentive performance cycle and will be payable, if earned, by the Company in shares of common stock. The amount included in this column in respect of these performance awards assumes that all such performance awards vest at the 100% level. This amount also includes 486,000 RSUs outstanding as of December 31, 2021. This amount does not include 1,776 shares of restricted stock outstanding as of December 31, 2021.

(2)	This price does not take into account the 189,212 performance share target awards and 486,000 RSUs referenced in footnote 1 because those awards have no exercise price.

(3)

This amount assumes that all 2,145 phantom stock units that the Company credited to the Deferred Compensation Plan for Outside Directors and all 11,563 phantom stock units in the SERP of the participating directors and executive officers will be paid in the form of shares of common stock.

(4)

Does not include shares available for future issuance. The Deferred Compensation Plan for Outside Directors is a plan that was frozen in 2005 that allowed outside directors to defer, in the form of phantom stock units, all or part of their board retainers. There will be no further issuances under that plan other than deemed dividends on outstanding phantom stock units. The SERP allows its participants to defer portions of their respective annual and long-term incentive compensation in the form of phantom stock units.

(5)

This price represents the weighted-average exercise price of outstanding options. It excludes the phantom stock units referenced in footnote 3 as well as the 189,212 performance share target awards and 486,000 RSUs referenced in footnote 1 because those awards have no exercise price.

INGREDION INCORPORATED	2022 PROXY STATEMENT 55

Review and Approval of Transactions with Related Persons

Review and Approval of Transactions with Related Persons

The board has adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” that generally would be subject to disclosure by the Company under SEC rules requiring disclosure of transactions with related persons.

Under the policy, “related persons” consist of the following:

•	directors or nominees for directors,

•	executive officers,

•	beneficial owners of more than 5%, of the Company’s outstanding common stock,

•	the immediate family members of any of the above persons, and

•

an entity in which any of the above persons acts as an officer or general partner of or otherwise controls or in which such person, together with any other persons above, holds an ownership interest of at least 10%.

The policy covers any transaction with related persons involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

Policy

Transactions with related persons must be approved by the Audit Committee of the Board of Directors or if a related person involved is a member of the Board of Directors or a nominee to become a director, by all of the disinterested and independent members of the board. In considering the transaction, the Audit Committee or disinterested and independent directors will consider all relevant factors, including, as applicable:

•	the size of the transaction and the amount payable, directly or indirectly, to a related person,

•	the nature of the interest or involvement of the related person in the transaction,

•	whether the transaction creates an appearance of a conflict of interest or unfair dealing,

•	whether the rates or charges and other key terms involved in the transaction were determined by competitive bids,

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties, and

•	the impact of the transaction on the Company and its stockholders.

Procedures

•	The Chief Financial Officer will advise the Chair of the Audit Committee of any related-person transaction of which he or she becomes aware.

•

The Audit Committee will consider such related-person transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose. If approval or, to the extent permissible under applicable standards, ratification of the related-person transaction requires consideration by all of the disinterested and independent members of the Board of Directors, the related-person transaction will be considered at the board’s next regularly scheduled meeting or, if the disinterested and independent directors deem it advisable, prior thereto at an interim meeting called for such purpose.

•

Except as set forth below, any related-person transaction not approved in advance by the Audit Committee or a majority of the disinterested and independent directors will not be entered into by the Company unless the consummation of the transaction, to the extent permissible under applicable standards, is expressly subject to ratification by the Audit Committee or a majority of the disinterested and independent directors. If the transaction is not so ratified, the Company will not consummate the transaction. It is the responsibility of management to notify the Chief Financial Officer of all potential related-person transactions in advance, so as to allow appropriate review under the Company’s guidelines.

•

If the Company enters into a transaction that (a) the Company was not aware constituted a related-person transaction at the time it was entered into but which it subsequently determines is a related-person transaction prior to full performance thereof or (b) did not constitute a related-person transaction at the time such transaction was entered into but thereafter becomes a related-person transaction

56 INGREDION INCORPORATED	2022 PROXY STATEMENT

Audit Committee Report

prior to full performance thereof, then in either such case the related-person transaction will be presented for ratification in the manner set forth above. If the related-person transaction is not ratified, then the Company will take all reasonable actions to attempt to terminate its participation in the transaction. Reasonable steps will not be deemed to require that the Company act in breach of any contractual obligations or otherwise expose itself to legal liability.

•

The Chief Financial Officer will update the Audit Committee or the board, as applicable, on the status of any approved related-person transaction not less than annually, or upon termination of or anticipated significant change in the related-person transaction. Anticipated significant changes will be subject to the approval processes required for initial approval of a related-person transaction.

Since January 1, 2021, there have been no related-person transactions subject to approval under the foregoing policy and procedures.

Audit Committee Report

The Audit Committee of the Board of Directors reports that it has: (a) reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2021; (b) discussed with KPMG LLP (“KPMG”), the independent registered public accounting firm serving as the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and (c) received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2021, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

Audit Committee

V. J. Reich, Chair

P. Hanrahan

C.A. Suever

D.A. Wilson

INGREDION INCORPORATED	2022 PROXY STATEMENT 57

Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm

Proposal 3. Ratification of Appointment of Independent Registered Public Accounting Firm

In this Proposal 3, the Board of Directors is asking stockholders to ratify the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Although the Company is not required to seek stockholder approval of this appointment, the board is submitting a proposal for stockholders to ratify such approval as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will evaluate the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such an appointment would be in the best interests of the Company and its stockholders.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

The Audit Committee has appointed KPMG as the independent registered public accounting firm of the Company and its subsidiaries for the fiscal year ending December 31, 2022. KPMG also performs certain other audit-related and tax services for the Company. KPMG has served as the Company’s independent auditor since 1997.

Representatives of KPMG are expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if they so desire.

The following is a summary of professional services provided by KPMG during the years ended December 31, 2021 and 2020, and the fees paid by the Company for such services.

	2021	2020

Audit Fees	$4,384,870	$4,850,000

Audit-Related Fees	$46,045	$55,600

Tax Fees	$—	$10,000

All Other Fees	$—	$—

Total	$4,430,915	$4,915,600

Audit Fees

Audit fees include work related to the annual consolidated financial statements and internal control over financial reporting, completion of limited reviews of quarterly financial information and foreign statutory audits.

Audit-Related Fees

Audit-related fees include benefit plan audits, review of government filings, attestation, and compliance reports.

Tax Fees

Tax fees primarily relate to tax compliance and consultation in the various countries in which the Company operates.

All audit, audit-related, and tax services performed by KPMG are approved by the Audit Committee in advance of the engagement. The Audit Committee has considered and determined the compatibility of the audit-related and tax services provided by KPMG with auditor independence. In addition, all non-audit-related KPMG fees are approved by the Audit Committee in advance of the engagement.

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Summary Information About the Annual Meeting

Summary Information About the Annual Meeting

Why am I receiving these materials?

The Board of Directors of Ingredion Incorporated is soliciting proxies to be voted at the 2022 Annual Meeting of Stockholders to be held on Wednesday, May 20, 2022, and at any adjournment or postponement of the annual meeting. When we ask you for your proxy, we must provide you with a proxy statement and an annual report to stockholders that contain certain information specified by SEC rules. Our Board of Directors has made these materials available to most of our stockholders on the Internet or, if you have previously requested to receive paper copies or you are a participant in one of the Ingredion Incorporated Retirement Savings Plans, has delivered paper copies of these materials to you by mail. Our stockholders are invited to attend the annual meeting via the Internet or in person and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	this proxy statement for the annual meeting, and

•	our 2021 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you received paper copies of these materials by mail, these materials also include the proxy card for the annual meeting.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As in previous years, we are furnishing proxy materials to our stockholders primarily through the Internet. We are mailing to most of our stockholders a notice of Internet availability of the proxy materials (“notice of availability”) instead of a paper copy of the proxy materials. All stockholders receiving the notice of availability will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of availability. In addition, this proxy statement contains instructions on how stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail on an ongoing basis.

Why didn’t I receive a notice of Internet availability of the proxy materials?

We are providing some of our stockholders with paper copies of the proxy materials instead of a notice of availability of the proxy materials. These include stockholders who have previously requested to receive paper copies of the proxy materials and our stockholders who are participants in the Ingredion Incorporated Retirement Savings Plans.

How can I access the proxy materials over the Internet?

Your notice of availability of the proxy materials, proxy card, or voting instruction form contains instructions on how to view our proxy materials for the annual meeting on the Internet.

Our proxy materials are also available on our investor relations website at https://ir.ingredionincorporated.com/financial-information/sec-filings. If you received your proxy materials in the mail, you can instruct us on the website to send our future proxy materials to you electronically by e-mail. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice of Internet availability of the proxy materials will find instructions in their notices about how to obtain a paper copy of the proxy materials. All stockholders who do not receive the notice of availability and have not elected to receive proxy materials by e-mail will receive a paper copy of the proxy materials by mail.

What will the stockholders vote on at the annual meeting?

The stockholders will vote on three proposals:

•	in accordance with Proposal 1, election to the board of the 11 director nominees who are named in this proxy statement, to serve as directors for a term of one year,

•	in accordance with Proposal 2, approval, by advisory vote, of the compensation of the Company’s NEOs as disclosed in this proxy statement, and

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Summary Information About the Annual Meeting

•	in accordance with Proposal 3, ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Will there be any other items of business on the agenda?

We do not expect any other items on the agenda because the deadlines for stockholder proposals and notices to present business at the annual meeting, including, without limitation, director nominations, have passed. Nonetheless, if there should be an unforeseen matter or item of business to be presented or acted upon at the annual meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote the proxy as to such matters or items of business in accordance with their best judgment.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors unanimously recommends that you vote your shares:

•	“FOR” the election of each of the board’s director nominees, as described in Proposal 1,

•	“FOR” approval of the compensation of the Company’s NEOs as disclosed in this proxy statement, as described in Proposal 2, and

•	“FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022, as described in Proposal 3.

Who is entitled to vote?

Only stockholders as of the close of business on March 24, 2022, which is the record date for the annual meeting fixed by the Board of Directors (the “record date”), may vote at the annual meeting. You have one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name as a stockholder of record,

•	held in your account with a bank, broker, or other holder of record, or

•	attributed to your account(s) in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans or the Company’s automatic dividend reinvestment plan.

What constitutes a quorum for the annual meeting?

The holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote and present or represented by proxy at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. As of the record date, 66,496,158 shares of our common stock were issued and outstanding.

How many votes are required for the approval of each proposal and what is the effect of abstentions?

•

Proposal 1 — Election of Directors. Under our bylaws, in uncontested director elections, such as the election at the annual meeting, each director is elected by the holders of a majority of the votes cast with respect to the director. If any nominee for director does not receive a majority of votes cast “for” his or her election, the nominee will be required to promptly tender an offer of resignation to the board. In such an event, our Corporate Governance and Nominating Committee will recommend to the board whether to accept or reject the tendered offer of resignation. Our board will act after taking into account the committee’s recommendation and publicly disclose its decision generally within 90 days from the date of the certification of the election results. Any director who tenders an offer of resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered offer of resignation.

If all of the members of the Corporate Governance and Nominating Committee have tendered their offers of resignation, the board will act on the offers of resignation. If any incumbent director’s offer of resignation is not accepted by the board, such director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified, subject to the director’s earlier death, resignation, disqualification or removal. Any vacancies on our board may be filled by a majority of the directors then in office. A vote to “abstain” on the approval of any nominee will not count as a vote cast and therefore will result in a nominee receiving fewer votes, but will not count as a vote against a nominee.

•

Proposal 2 — Approval of Named Executive Officer Compensation. The vote of the holders of a majority of the voting power of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote is required to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement. A vote to “abstain” on this proposal will be counted as present for quorum purposes and will be considered as being present for the vote on this proposal, but will not be counted as a vote cast “for” this proposal and will, therefore, have the effect of a vote “against” this proposal.

•

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm. The vote of the holders of a majority of the voting power of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote is required to approve the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022. A vote to “abstain” on this proposal will be counted as present for quorum purposes and will be considered as being present for the vote on this proposal, but it will not be counted as a vote cast “for” this proposal and will, therefore, have the effect of a vote “against” this proposal.

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Summary Information About the Annual Meeting

What is the effect of broker non-votes with respect to the proposals?

Under NYSE rules, if you hold your shares through a record holder of your shares such as a broker, the broker will not be able to vote your shares on Proposal 1 (election of directors) or Proposal 2 (advisory vote to approve named executive officer compensation as disclosed in this proxy statement) unless it receives specific instructions from you. We strongly encourage you to submit your voting instructions on Proposal 1 and Proposal 2.

When the broker may not vote your shares on certain proposals without instructions from you, but votes your shares on any proposal for which it does not require your instructions, your shares will constitute “broker non-votes” on the proposals for which the broker does not have voting discretion. Broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the outcome of the vote on the election of directors or the advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement, which are the proposals for which the broker requires your voting instructions.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. As noted above, for the election of directors and the advisory vote on the compensation of the Company’s named executive officers, the broker may not vote your shares unless it has received your specific instructions. For the vote to ratify the appointment of our independent registered public accounting firm under Proposal 3, the broker may vote your shares in its discretion even though you have not provided specific instructions. Accordingly, there are not expected to be any broker non-votes with respect to Proposal 3.

How do I vote at the annual meeting?

The annual meeting will be conducted both via the Internet and in person. If you are a stockholder of record, or are holding a proxy for a stockholder of record, you may vote your shares in person at the annual meeting, where we will give you a ballot during the meeting. If your Ingredion shares are held in a bank or brokerage account, you may vote the shares you beneficially own under a written legal proxy from your bank or broker. If you do not obtain such a legal proxy, you will not be entitled to vote your shares at the meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares on March 24, 2022.

If you are a stockholder of record and attend the meeting via the Internet, you may vote your shares through the online voting platform at the meeting. If you are the beneficial owner of shares, and hold the shares in street name, you may vote the shares you beneficially own through the online voting platform under a legal proxy from your bank, brokerage firm, or other nominee. Whether you hold your shares of record or in street name, please follow the instructions at www.virtualshareholdermeeting.com/INGR2022 in order to vote your shares via the Internet during the meeting. You will need the 16-digit control number contained on your notice of availability, e-mail notification, voting instruction form or proxy card. If you encounter any difficulties voting during the meeting, please call (844) 986-0822 (U.S.) or (303) 562-9302 (International) for assistance.

Whether you hold your shares of record or in street name, and even if you plan to attend the meeting either in person or virtually via the Internet, we encourage you to submit proxy or voting instructions before the meeting on the Internet, by telephone or by mail.

How do I submit proxy or voting instructions if I will not vote at the annual meeting?

If you are a stockholder of record, you may vote in person or via the Internet at the annual meeting. If you do not wish to vote at the annual meeting or if you will not be attending the meeting, you may vote by proxy. Before the annual meeting, you may submit your proxy or voting instructions by proxy on the Internet by following the instructions provided in the notice of availability of the proxy materials, or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability. If you received paper copies of the proxy materials by mail, you may submit your proxy or voting instructions on the Internet, by telephone or by mail by following the instructions on the enclosed proxy card.

You may utilize the following methods to submit your proxy or voting instructions before the annual meeting:

By the Internet. You may submit your proxy or voting instructions online at www.proxyvote.com by following the instructions provided in the notice of availability of the proxy materials or, if you received these materials electronically, by following the instructions in the e-mail message that notified you of their availability, or, if you received these materials by mail, by following the instructions in the enclosed proxy card. You will need your 16-digit control number contained on your notice of availability, e-mail notification or proxy card in order to submit your instructions. Submitting proxy or voting instructions on the Internet has the same effect as submitting such instructions by mail or telephone. You may submit your proxy or voting instructions on the Internet until 11:59 p.m., Eastern Daylight Time, on May 19, 2022.

By telephone. You may submit your proxy or voting instructions by telephone at 1-800-690-6903. You will need the 16-digit control number contained on your notice of availability, e-mail notification or proxy card in order to vote by telephone. Submitting proxy or voting instructions by telephone has the same effect as submitting such instructions by mail or the Internet. You may submit your proxy or voting instructions by telephone until 11:59 p.m., Eastern Daylight Time, on May 19, 2022.

By mail. If you received a paper copy of the proxy materials, you may submit your proxy or voting instructions by signing and dating each proxy card you received and returning each of them to us in the prepaid envelope provided. Sign your name exactly as it appears on the proxy. If you

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Summary Information About the Annual Meeting

are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee or the officer, agent or partner of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor.

May I revoke my proxy or voting instructions before my shares are voted at the annual meeting?

Yes, you may revoke your proxy or voting instructions before your shares are voted at the annual meeting. You may submit your proxy or voting instructions again at a later date on the Internet or by telephone or by signing and returning a new proxy card with a later date, or you may attend the meeting via the Internet or in person and vote during the meeting. Only your latest Internet, telephone or written proxy submitted prior to the meeting will be counted.

You may revoke your proxy at any time before the meeting by (1) notifying the Company’s Corporate Secretary of the revocation in writing or (2) delivering a later-dated proxy on the Internet or by telephone or in writing. Your attendance at the annual meeting via the Internet or in person, however, will not automatically revoke your proxy unless you vote at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to Corporate Secretary, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154.

How do I submit voting instructions for shares that are held by my bank, broker, or other holder of record?

If you have shares held of record by a bank, broker, or other holder of record, you may instruct your bank, broker, or other holder of record to vote your shares by following instructions that such holder of record provides for you. Most banks and brokers permit beneficial owners of shares to submit voting instructions on the Internet, by telephone and by mail.

How will the proxies be voted?

The shares represented by valid proxies received by Internet, by telephone or by mail will be voted in the manner specified in such proxies. If you fail to indicate your voting preferences, the persons named in the proxy will vote on your behalf “FOR” election of the nominees for director listed below, “FOR” approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement and “FOR” ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Should any matter not described above be properly presented at the meeting, each of the persons named in the proxy will vote on such matter in accordance with such person’s best judgment.

How do I vote my shares in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans?

You may instruct the plan trustee on how to vote your shares in the Ingredion Incorporated Stock Fund on the Internet, by telephone or by mail as described above. You must provide your instruction on the Internet or by telephone no later than 11:59 p.m., Eastern Daylight Time, on May 17, 2022, or by mail received no later than 11:59 p.m., Eastern Daylight Time, on May 17, 2022, in order to have your shares in the Ingredion Incorporated Stock Fund voted at the annual meeting.

How many shares in the Ingredion Incorporated Stock Fund of the Company’s Retirement Savings Plans may I vote?

You may vote all the shares allocated to your account on the record date.

What happens if I do not instruct the plan trustee to vote my Retirement Savings Plans shares?

Your shares will not be voted. The plan trustee will not vote shares held in the Retirement Savings Plans as to which it does not receive timely directions.

What does it mean if I receive more than one notice of availability or proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, if you submit proxy or voting instructions on the Internet or by telephone, you will need to submit such instructions once for each notice of availability, proxy card and voting instruction form you receive. To ensure that all your shares are voted if you received more than one proxy card, sign, date and return each card or submit voting instructions once for each card on the Internet or by telephone.

Who tabulates the votes?

The votes are tabulated by an independent inspector of election.

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Summary Information About the Annual Meeting

Is my vote confidential?

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by any independent tabulation agents, the independent inspector of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

What should I do if I want to attend the annual meeting virtually?

As stated above, shareholders will be able to attend the annual meeting either virtually via the Internet or in person. Shareholders choosing to attend virtually via the Internet will be able to access the annual meeting and vote and submit questions by visiting

www.virtualshareholdermeeting.com/INGR2022. To access the annual meeting via the Internet, you will need the 16-digit control number contained on your notice of availability, e-mail notification, voting instruction form, or proxy card. We encourage you to access the annual meeting before the start time of 9:00 a.m., Central Daylight Time, on May 19, 2022. Please allow ample time for online check-in, which will begin at 8:45 a.m., Central Daylight Time, on May 20, 2022. If you do not have a 16-digit control number, you may still attend the annual meeting as a guest in listen-only mode.

To attend as a guest, please visit www.virtualshareholdermeeting.com/INGR2022 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to vote or ask questions during the meeting if you participate as a guest.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call (844) 986-0822 (U.S.) or (303) 562-9302 (International) for assistance.

The question-and-answer session will include questions submitted in advance of, and questions submitted live during, the annual meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted online in accordance with the instruction provided during the annual meeting through www.virtualshareholdermeeting.com/INGR221. We will post all questions submitted in accordance with the meeting rules of conduct and procedures and the associated answers on our Investor Relations website shortly after the virtual meeting. Similar questions on the same topic may be answered as a group.

What should I do if I want to attend the annual meeting in person?

You may attend the annual meeting in person at The Westin Chicago Lombard, 70 Yorktown Center, Lombard, Illinois 60148. An admission ticket (or other proof of stock ownership) will be required for admission to the annual meeting. Only stockholders who owned Ingredion common stock as of the close of business on March 24, 2022 will be entitled to attend the meeting in person. An admission ticket will serve as verification of your ownership.

•	If you received a notice of availability of the proxy materials in the mail, the notice constitutes your admission ticket.

•

If your Ingredion shares are registered in your name and you received an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website, you may print a copy of the e-mail, which will serve as your admission ticket.

•	If your Ingredion shares are registered in your name and you received proxy materials by mail, an admission ticket is attached to your proxy card.

•

If your Ingredion shares are held in a bank or brokerage account, you may vote the shares you beneficially own if you obtain a written legal proxy from your bank or broker. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares at the meeting, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares of Ingredion common stock on March 24, 2022.

We will monitor any further developments with COVID-19 and its potential impact on the annual meeting. If we determine that it is not advisable to hold the in person option for the annual meeting, we will promptly announce information about changes to the annual meeting.

How do I contact the Board of Directors?

Interested parties may communicate directly with any member of the Board of Directors, including the Chairman of the Board, or the non-employee directors or the independent directors, as a group, or any individual director, by writing in care of:

Corporate Secretary
Ingredion Incorporated 5 Westbrook Corporate Center
Westchester, Illinois 60154

The Corporate Secretary will collect all such communications and organize them by subject matter. All such communications will be promptly forwarded to the appropriate board committee chair according to the subject matter of the communication, except for solicitations or other matters inappropriate for the recipient or otherwise unrelated to the Company. Communications addressed directly to the Chairman of the

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Summary Information About the Annual Meeting

Board, the non-employee directors or the independent directors, as a group, or any individual director will be forwarded in the same manner to the Chairman of the Board, each non-employee member of the board, each independent member of the board, or the individual director, as the case may be.

Who is paying the costs of this proxy solicitation?

Ingredion is paying the costs of the solicitation of proxies. We have retained Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, a proxy soliciting firm, to assist in the solicitation of proxies for a fee, plus reimbursement of certain out-of-pocket expenses. We will pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	forwarding the notice of availability to beneficial owners,

•	forwarding paper proxy materials by mail to beneficial owners, and

•	obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by the Internet and mail, our board members, officers, and employees may solicit proxies on our behalf, without additional compensation, personally, by e-mail, or by telephone.

How do I submit a stockholder proposal for the 2023 annual meeting?

Proposals for Inclusion in Next Year’s Proxy Statement. Our 2023 annual meeting is scheduled to be held on Friday, May 19, 2023. If a stockholder intends to present a proposal pursuant to Rule 14a-8 under the Exchange Act at the 2022 annual meeting and wishes to have the proposal included in the Company’s proxy statement for the 2023 annual meeting, the stockholder must submit the proposal in writing so that we receive it by December 8, 2022, unless the date of our 2023 annual meeting is more than 30 days before or after May 19, 2023, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2022 annual meeting. Proposals should be addressed to our Corporate Secretary, Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

Pursuant to our bylaws, stockholders may submit director nominees to be included in our annual proxy statement in a process known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2023 annual meeting must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 nor more than 150 days before the anniversary of the date on which the proxy statement was released for the prior year’s annual meeting, or if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first.

Other Proposals for Consideration at the 2023 Annual Meeting. In addition, our bylaws provide that any stockholder wishing to present any other business or nominate directors for election at the annual meeting without including such matters in the Company’s proxy materials must give the Company written notice not less than 90 nor more than 120 days in advance of the date which is the anniversary of the date of the previous year’s annual meeting, or, if the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting, or, if later, the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting, whichever occurs first. That notice must provide certain other information as described in our bylaws.

There are other procedural requirements in our bylaws pertaining to stockholder nominations and proposals. A copy of the bylaws is available online in the “Corporate Governance” section of our investor relations website at https://ir.ingredionincorporated.com/corporate-governance/highlights. Any stockholder may also receive a current copy of our bylaws, without charge, by writing to our Corporate Secretary.

What other notice requirements must I satisfy if I intend to solicit proxies in connection with the 2023 annual meeting in support of director nominees other than the Company’s nominees?

In addition to satisfying the advance notice requirements under our bylaws described in response to the prior question, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in connection with the 2023 annual meeting in support of director nominees other than the Company’s nominees must provide the Company no later than March 21, 2023 with a notice that contains the information specified in Rule 14a-19 under the Exchange Act.

I share an address with another stockholder and received one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The SEC’s rules permit us to deliver a single set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings with respect to holders who want to receive paper materials.

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To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. This procedure saves printing and postage costs by reducing duplicative mailings. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. at 866-540-7095 or in writing at Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Please also keep in mind that this proxy statement and the accompanying 2021 Annual Report to Stockholders will be published and available for viewing and copying in the “SEC Filings” section of our investor relations website at https://ir.ingredionincorporated.com/financial-information/sec-filings, in addition to being available at the site stated in the notice of availability.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact Broadridge Financial Solutions at the above telephone number or address.

Stockholders who participate in householding and request to receive paper copies of the proxy materials will continue to receive separate proxy cards. Householding will not affect dividend check mailings.

Beneficial stockholders may request information about householding from their banks, brokers, or other holders of record.

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Other Matters and Other Information

Other Matters

We do not know of any other matters or items of business to be presented or acted upon at the annual meeting. If other proposals are properly presented, each of the persons named in the proxy is authorized to vote on them using such person’s best judgment.

Other Information

Any stockholder who wishes to receive a separate copy of this proxy statement or our 2021 Annual Report to Stockholders can do so by contacting the Corporate Secretary of the Company, by telephone at 708-551-2600 or by mail at the Company’s principal executive office, the address of which is Ingredion Incorporated, 5 Westbrook Corporate Center, Westchester, Illinois 60154. Alternatively, you can access our 2021 Annual Report to Stockholders, which includes our 2021 Annual Report on Form 10-K for the year ended December 31, 2021, and other financial information, on our investor relations website at: https://ir.ingredionincorporated.com/financial-information/annual-reports.

To the extent that this proxy statement is incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report,” to the extent permitted by SEC rules, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing. In addition, such section will not be deemed to be soliciting material for purposes of the solicitation of proxies in connection with the annual meeting.

All website addresses contained in this proxy statement are intended to be inactive, textual references only. The information on, or accessible through, any website (including the Company’s website) identified in this proxy statement or any accompanying materials is not a part of, and is not incorporated by reference into, this proxy statement.

Please submit your proxy or voting instructions on the Internet or by telephone as soon as possible, or if you received a paper copy of the proxy materials and want to submit your proxy or voting instructions by mail, please complete the accompanying proxy card and mail it in the enclosed, postage-paid envelope as soon as possible, or, if you have received a voting instruction form from a bank, broker, or other holder of record, please submit your voting instructions by following the directions provided on that form.

By order of the Board of Directors,

Tanya Jaeger de Foras

Senior Vice President, Chief Legal Officer,

Corporate Secretary, and Chief Compliance Officer

April 7, 2022

66 INGREDION INCORPORATED	2022 PROXY STATEMENT

Appendix A

Appendix A

Reconciliation of Non-GAAP Financial Measure

Reconciliation of Adjusted Diluted EPS to Diluted EPS

(Unaudited)

	Year Ended December 31, 2021		Year Ended December 31, 2020
	(in millions)	Diluted EPS	(in millions)	Diluted EPS

Net income attributable to Ingredion	$117	$1.73	$348	$5.15

Add back:

Acquisition/integration costs, net of income tax expense of $3 million for the year ended December 31, 2021, and net of income tax benefit of $2 million for the year ended December 31, 2020 (i)	7	0.10	9	0.13

Restructuring/impairment charges, net of income tax benefit of $11 million for the year ended December 31, 2021, and $18 million for the year ended December 31, 2020 (ii)	36	0.53	75	1.11

Impairment on disposition of assets, net of $- million of income tax benefit for the year ended December 31, 2021 (iii)	340	5.01	—	—

Other matters, inclusive of income tax benefit of $7 million for the year ended December 31, 2021, and net of income tax expense of $10 million for the year ended December 31, 2020 (iv)	(22)	(0.32)	(16)	(0.24)

Fair value adjustments to equity investments, net of income tax expense of $1 million for the year ended December 31, 2021 (v)	(5)	(0.07)	—	—

Tax provision—Mexico (vi)	6	0.09	3	0.04

Other tax matters (vii)	(27)	(0.40)	3	0.04

Non-GAAP adjusted net income attributable to Ingredion	$452	$6.67	$422	$6.23

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i)

During the year ended December 31, 2021, the Company recorded acquisition and integration costs for its acquisitions of PureCircle, KaTech, and Verdient Foods businesses, as well as investments in its Amyris and Arcor joint ventures.

(ii)

During the year ended December 31, 2021, the Company recorded $47 million of net pre-tax restructuring-related charges, consisting of $17 million of employee-related and other costs associated with its Cost Smart SG&A program and $27 million of net charges as part of its Cost Smart Cost of sales program.

During the year ended December 31, 2020, the Company recorded $93 million of pre-tax restructuring and impairment charges, which included a $35 million impairment charge in the fourth quarter of 2020 for a TIC Gums intangible asset and $48 million of pre-tax restructuring charges, consisting of $25 million of employee-related and other costs associated with its Cost Smart SG&A program and $23 million of restructuring related expenses primarily in North America and the Asia-Pacific region as part of its Cost Smart Cost of sales program.

(iii)

During the year ended December 31, 2021, the Company recorded a $340 million net asset impairment charge related to the contribution of the Company’s Argentina operations to the Arcor joint venture, which primarily consisted of $311 million for cumulative foreign translation losses related to the contributed net assets.

(iv)

During the year ended December 31, 2021, the Company recorded a pre-tax benefit of $15 million related to a Brazil indirect tax matter. In May 2021, the Brazilian Supreme Court issued a ruling that affirmed lower court rulings that the Company is entitled to certain indirect tax credits.

During the year ended December 31, 2020, the Company recorded a pre-tax benefit of $35 million related to the Brazil indirect tax matter. This benefit was partly offset by other nonrecurring charges related to an acquisition, weather event, and early extinguishment of debt.

INGREDION INCORPORATED	2022 PROXY STATEMENT A-1

Appendix A

(v)	During the year ended December 31, 2021, the Company recorded a net pre-tax fair value adjustment of $6 million to its equity investments.

(vi)

The Company recorded a tax provision of $6 million for the year ended December 31, 2021 as a result of the decline in value of the Mexican peso against the U.S. dollar during the period. The Company recorded a tax provision of $3 million for the year ended December 31, 2020 as a result of the decline in value of the Mexican peso against the U.S. dollar and its impact to the remeasurement of the Company’s Mexico financial statements.

(vii)

This item relates to the reversal of tax liabilities related to certain unremitted earnings from foreign subsidiaries, tax adjustments for an intercompany reorganization, and tax effects of the above non-GAAP addbacks.

A-2 INGREDION INCORPORATED	2022 PROXY STATEMENT

INGREDION INCORPORATED 5 WESTBROOK CORPORATE CENTER WESTCHESTER, IL 60154

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time on May 19, 2022 (until 11:59 p.m. Eastern Daylight Time on May 17, 2022, to instruct the Retirement Savings Plan Trustee). Have your proxy card/voting instruction form in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/INGR2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on May 19, 2022 (until 11:59 p.m. Eastern Daylight Time on May 17, 2022, to instruct the Retirement Savings Plan Trustee). Have your proxy card/voting instruction form in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ingredion Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. (Your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on May 17, 2022, to instruct the Retirement Savings Plan Trustee.)

ATTENDING THE ANNUAL MEETING VIRTUALLY

To attend the Annual Meeting virtually, visit www.virtualshareholdermeeting.com/INGR2022 and enter your unique 16-digit voting control number.

If you vote using the Internet or vote by phone, please do not mail your proxy.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D73389-P66838-Z81840                    KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

INGREDION INCORPORATED
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE
NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3:
1. To elect 11 nominees nominated by the Company’s Board of Directors to serve as Directors for a term of one year.
Nominees:		For	Against	Abstain			For	Against	Abstain
1a. David B. Fischer		☐	☐	☐	2. To approve, by advisory vote, the compensation of the Company’s “named executive officers.”		☐	☐	☐
1b. Paul Hanrahan		☐	☐	☐
1c. Rhonda L. Jordan		☐	☐	☐	3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.		☐	☐	☐
1d. Gregory B. Kenny		☐	☐	☐
1e. Charles V. Magro		☐	☐	☐
1f. Victoria J. Reich		☐	☐	☐	Note: To transact other business, if any, that is properly brought before the meeting or any adjournment or postponement thereof.
1g. Catherine A. Suever		☐	☐	☐
1h. Stephan B. Tanda		☐	☐	☐	The shares represented by this proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will and be voted FOR each of the nominees for election as a director FOR Proposals 2 and 3. If any other matters properly come before the meeting, or any adjournment or adjournments thereof, each person named in this proxy/voting instruction will vote in his or her or its discretion.
1i. Jorge A. Uribe		☐	☐	☐
1j. Dwayne A. Wilson		☐	☐	☐
1k. James P. Zallie		☐	☐	☐

Please date and sign as name appears hereon. If shares are held jointly by two or more persons, each stockholder should sign. Executors, administrators, trustees, etc., should indicate so when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

2022 Annual Meeting of Stockholders

Friday, May 20, 2022

9:00 a.m. Central Daylight Time

The Westin Chicago Lombard, 70 Yorktown Center, Lombard, Illinois 60148

www.virtualshareholdermeeting.com/INGR2022

Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure that your vote is recorded promptly.

Please retain this portion of the Proxy Card if you wish to attend the Annual Meeting of Stockholders in person. You must present this portion of the Proxy Card at the door for admission. Seating will be on first-come, first-served basis, and you may be asked to present valid picture identification before being admitted.

The use of cameras at the Annual Meeting is prohibited, and they will not be allowed in the meeting room, except by credentialed media. We realize that most cellular phones have built-in digital cameras. While these phones may be brought into the room, the camera function may not be used at any time. No recording devices, large packages, luggage or bags will be permitted in the meeting room.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

Our Notice and Proxy Statement and our Annual Report to Stockholders are available at www.proxyvote.com.

ADMISSION TICKET

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D73390-P66838-Z81840

Annual Meeting of Stockholders - To Be Held Friday, May 20, 2022

THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a stockholder of Ingredion Incorporated, acknowledges receipt of the Proxy Statement dated April 7, 2022, and except as described in the next paragraph, appoints James P. Zallie and Tanya Jaeger de Foras, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf of the undersigned and in the undersigned’s name, to represent the undersigned at the Annual Meeting of Stockholders to be held virtually on Friday, May 20, 2022, at 9:00 a.m., Central Daylight Time, at www.virtualshareholdermeeting.com/INGR2022 and in person at The Westin Chicago Lombard, 70 Yorktown Center, Lombard, Illinois 60148, and at any adjournment(s) of the meeting, and to vote all shares of common stock which the undersigned would be entitled to vote if the undersigned were personally present, on all matters listed on the reverse side.

With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held on behalf of the undersigned in the Ingredion Incorporated Retirement Savings Plans (collectively, the “Plan”), the undersigned directs Fidelity Management Trust Company, as Trustee of the Plan, to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee’s duties.

If you wish to vote the Ingredion Incorporated shares allocated to your Plan account, you must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the Internet or telephone. The cut-off date for submitting voting instructions on the Internet or by telephone to the Trustee is 11:59 p.m. Eastern Daylight Time on May 17, 2022, and such instructions by mail must be received by 11:59 p.m. Eastern Daylight Time on May 17, 2022. If you do not return your signed Proxy Card/Voting Instruction Form or provide Internet or telephonic voting instructions on a timely basis for the shares allocated to your Plan account, those shares will not be voted. If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by the signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Board of Directors recommends.

PLEASE READ THE INSTRUCTIONS ON THE REVERSE SIDE
TO VOTE BY THE INTERNET, TELEPHONE OR MAIL.

TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)